Exhibit 10.5

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO BEAM THERAPEUTICS INC. IF PUBLICLY DISCLOSED.

LICENSE AGREEMENT

by and between

THE BROAD INSTITUTE, INC.

and

BLINK THERAPEUTICS INC.

May 9, 2018

TABLE OF CONTENTS

1. Definitions.		2
2. License.		23
2.1	License Grants	23
2.2	Reservation of Rights, Certain Restrictions	24
2.3	Affiliates	25
2.4	Sublicenses	26
2.5	Inclusive Innovation Model	28
2.6	No Other Grant of Rights	38
2.7	Additional Limitations on Exercise of License Rights	39
3. Development and Commercialization.		39
3.1	Diligence	39
3.2	Adjustments of Development Plan	40
3.3	Regulatory Filings	41
3.4	Reporting	41
3.5	Failure to Meet Development Milestone: Opportunity to Cure	41
3.6	Activities of Others	47
4. Consideration for Grant of License.		47
4.1	Equity	47
4.2	Annual License Maintenance Fees	49
4.3	Milestone Payments	50
4.4	Royalty on Net Sales	54
4.5	Patent Challenge	56
4.6	Non-Royalty Sublicense Income	58
4.7	Complex Consideration	59
4.8	Success Payments	59
4.9	Assumption of Obligations	59
5. Reports; Payments; Records.		59
5.1	Reports and Payments	59
5.2	Payment Currency	60
5.3	Records	61
5.4	Late Payments	62
5.5	Payment Method	62
5.6	Withholding and Similar Taxes	62
6. Patent Filing, Prosecution and Maintenance.		62
6.1	Control	62
6.2	Common Interest	64
6.3	Expenses	64
6.4	Abandonment	64
6.5	Marking	65
6.6	CREATE Act	65

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7. Enforcement of Patent Rights.		65
7.1	Notice	65
7.2	Suit by Licensee	66
7.3	Suit by Broad	67
7.4	Own Counsel	68
7.5	Cooperation	68
7.6	Patent Validity Challenge	68
7.7	Declaratory Judgment	68
7.8	Actions Against Infringement Outside the Field	69
7.9	Licensee Actions in Support of Affiliates and Sublicensees	69
8. Warranties and Covenant: Limitation of Liability.		69
8.1	Compliance with Law	69
8.2	Merger Agreement	70
8.3	Services Agreement	70
8.4	Representations and Warranties	70
8.5	No Warranty	70
8.6	Limitation of Liability	71
9. Indemnification and Insurance.		71
9.1	Indemnity	71
9.2	Insurance	73
10.	Term and Termination.	73
10.1	Term	73
10.2	Termination	74
10.3	Effect of Termination	75
10.4	Survival	77
11. Miscellaneous.		77
11.1	Confidentiality	77
11.2	Additional Permitted Disclosure	80
11.3	Preference for United States Industry	80
11.4	No Security Interest	81
11.5	Use of Names	81
11.6	Entire Agreement	81
11.7	Notices	81
11.8	Dispute Resolution	82
11.9	Governing Law and Jurisdiction	82
11.10	Binding Effect	82
11.11	Headings	82
11.12	Counterparts	83
11.13	Amendment; Waiver	83
11.14	No Agency or Partnership	83
11.15	Assignment and Successors	83
11.16	Force Majeure	84
11.17	Interpretation	84
11.18	Severability	84
11.19	Publicity	84

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LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of this 9th day of May, 2018 (the “Effective Date”), by and between Blink Therapeutics Inc., a corporation existing under the laws of the State of Delaware, having a place of business at 325 Vassar St., Suite 2A, Cambridge, Massachusetts 02139 (“Licensee”), and the Broad Institute, Inc., a non-profit corporation existing under the laws of Massachusetts, having a place of business at 415 Main Street, Cambridge, MA 02142 (“Broad”).

WHEREAS, the technology claimed in the Patent Rights (as defined below) was discovered and developed by researchers at Broad and the Institutions (as defined below);

WHEREAS, Broad, the Massachusetts Institute of Technology (“MIT”, a not-for-profit Massachusetts Corporation with a principal place of business at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139) and/or the President and Fellows of Harvard College (“Harvard”, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, Massachusetts 02138) are co-owners of certain of the Patent Rights set forth on Exhibit 1.117.

WHEREAS, pursuant to that certain Operating Agreement by and among Broad, MIT and Harvard, dated July 1, 2009, MIT and Harvard have authorized Broad to act as their sole and exclusive agent for the purposes of licensing their interest in the co-owned Patent Rights, and MIT and Harvard have authorized Broad to enter into this Agreement on their behalf with respect to such Patent Rights.

WHEREAS, the research was sponsored in part by the Federal Government of the United States of America and as a consequence this license is subject to overriding obligations to the Federal Government under 35 U.S.C. §§ 200-212 and applicable regulations;

WHEREAS, Licensee wishes to obtain a license under the Patent Rights;

WHEREAS, Broad and the Institutions desire to have products based on the inventions described in the Patent Rights developed and commercialized to benefit the public; and

WHEREAS, such products may be applicable to the improvement of the health of individuals throughout the world; and

WHEREAS, Licensee has represented to Broad, in order to induce Broad to enter into this Agreement, that Licensee shall commit itself to commercially reasonable efforts to develop, obtain regulatory approval for and commercialize such products, and thereafter make them available to the public.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

As used in this Agreement, the terms with initial letters capitalized, whether used in the singular or plural form, shall have the meanings set forth in this Article 1 or, if not listed below, the meaning designated in places throughout this Agreement.

1.1 “Abandoned Patent Rights” shall have the meaning set forth in Section 6.4.1 (Abandonment by Licensee).

1.2 “Achieved Milestone” shall have the meaning set forth in Section 4.3.5 (Milestone Payments).

1.3 “Acquirer” shall have the meaning set forth in Section 4.9 (Assumption of Obligations).

1.4 “Actual Series B Valuation Multiple” means the number, not to exceed [**], determined by dividing the Series B Pre-Money by the Series A Post-Money.

1.5 “Additional National Stage Filings” shall have the meaning set forth in Section 6.1.4 (Control).

1.6 “Additional Securities” means shares of capital stock, convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee; provided that, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee after the Effective Date, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (iii) anti-dilution provisions that have not been triggered.

1.7 “Affiliate” means, with respect to a Person, organization or entity, any Person, organization or entity controlling, controlled by or under common control with, such Person, organization or entity. For purposes of this definition only, “control” of another Person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such Person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a Person, organization or entity (a) owns or directly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the other organization or entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

Notwithstanding the foregoing definition, until the earlier of the consummation of a Change of Control of Licensee or [**] after the closing of the Initial Public Offering of securities of Licensee, (a) the Licensee’s investors shall not be considered to be Affiliates of the Licensee for purposes of this Agreement and (b) portfolio companies owned in whole or in part by one or more of the Licensee’s investors that have no legal connection to nor contract with the Licensee, and would not otherwise be Affiliates of Licensee but for being owned in whole or in part by one or more of the Licensee’s investors, shall not be considered to be Affiliates of the Licensee for purposes of this Agreement. A portfolio company owned in whole or in part by the Licensee’s investors or any of them that is not an Affiliate of the Licensee under the foregoing sentence and enters into a Sublicense agreement with Licensee shall not become an Affiliate of Licensee solely as a result of entering into such Sublicense agreement. A portfolio company that was not an Affiliate under the foregoing in this paragraph prior to [**] after the closing of the Initial Public Offering of securities of Licensee shall not become deemed an Affiliate of Licensee merely by the passage of time (i.e., they shall retain after such time-point their previous non-Affiliate-of-Licensee status for purposes of this Agreement, unless and until a new control relationship is formed (after such point in time) between Licensee and the applicable portfolio company).

1.8 “Ag Product” means any product comprising a plant, plant tissue, plant cell, plant part or plant seed, including any organism in the microbiome used in association with such plant, plant tissue, plant cell, plant part or plant seed, that is used for agricultural purposes.

1.9 “Agreement” shall have the meaning set forth in the preamble.

1.10 “Alternative Agreement” shall have the meaning set forth in Section 8.2 (Option Agreement).

1.11 “Anti-Dilution Shares” shall have the meaning set forth in Section 4.1.2 (Anti-Dilution Issuances).

1.12 “Applicable Law” means (a) with respect to a given jurisdiction, all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of any regulatory authorities) that may be in effect from time to time in such jurisdiction, and (b) with respect to any jurisdiction that does not have laws, rules or regulations that govern genetically modified organisms, all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of any regulatory authorities) of the United States federal government that may be in effect from time to time to the extent applicable to genetically modified organisms.

1.13 “Bankruptcy Event” means, with respect to any Person, any of the following:

1.13.1 such Person shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of, or taking possession by, any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall take any corporate action to authorize any of the foregoing;

1.13.2 an involuntary case or other proceeding shall be commenced against such Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against such Person under the United States federal bankruptcy laws as now or hereafter in effect; or

1.13.3 a receiver or trustee shall be appointed with respect to such Person or all or substantially all of the assets of such Person.

1.14 “Base Editor” means [**].

1.15 “Base Editor Patent Rights” means any Patent Rights identified under the heading “Base Editor Patent Rights” in Exhibit 1.117 (“Listed Base Editor Patent Rights”) and any Patent Rights that fall within any of clauses (b) through (f) of Section 1.117 (“Patent Rights”) with respect to such Listed Base Editor Patent Rights. Certain Base Editor Patent Rights are further subcategorized as “REPAIR Base Editor Patent Rights” and “RESCUE Base Editor Patent Rights” in Exhibit 1.117 (each, a “Sub-category of Base Editor Patent Rights”).

1.16 “Base Editor Product” [**].

1.17 “Beam” means Beam Therapeutics Inc., a Delaware corporation.

1.18 “Beam Actual Series B Valuation Multiple” means the number, not to exceed [**], determined by dividing the Beam Series B Pre-Money by the Beam Series A Post-Money.

1.19 “Beam Change of Control” means, with respect to Licensee, (a) a merger or consolidation of Licensee with Beam, (b) a transaction or series of related transactions in which Beam, together with its Affiliates (other than Licensee), becomes the owner of more than fifty percent (50%) of the combined voting power of Licensee’s outstanding securities or (c) the sale, lease or other transfer to Beam of all or substantially all of Licensee’s assets or business to which this Agreement relates.

1.20 “Beam Proceeds Factor” means a number, not more than [**], determined by dividing the gross proceeds to Beam from an applicable sale of Beam Series B Preferred Stock by [**].

1.21 “Beam Series A Investors” means F-Prime Capital Partners Healthcare Fund V, L.P. and ARCH Venture Fund IX, L.P., together with any other investors under common management with the foregoing.

1.22 “Beam Series A Post-Money” means an amount determined by multiplying (a) the weighted average price per share of the Beam Series A Preferred Stock sold by Beam to the Beam Series A Investors prior to the time of determination of the Beam Actual Series B Valuation Multiple by (b) the number of shares of outstanding capital stock of Beam on a Fully-Diluted Basis immediately prior to the first sale and issuance of Beam Series B Preferred Stock

(excluding for this purpose any securities issued in a bridge or similar financing that are convertible into, and are, at such first sale and issuance, converted into, Beam Series B Preferred Stock). For purposes of the foregoing, any shares of Beam Series A Preferred Stock that are deemed Beam Series B Preferred Stock by operation of the definition of Beam Series B Preferred Stock shall be excluded from the calculation of the weighted average price per share of the Beam Series A Preferred Stock for purposes of clause (a) and shall be deemed excluded from the number of shares of outstanding capital stock for purposes of clause (b).

1.23 “Beam Series A Preferred Stock” means Beam’s Series A Preferred Stock, par value $0.0001 per share.

1.24 “Beam Series B Pre-Money” means an amount determined by multiplying (a) the weighted average price per share of Beam Series B Preferred Stock sold by Beam in a closing at the time of determination of the Beam Actual Series B Valuation Multiple (including in any such weighted average calculation any discount attributable to the conversion of the first up-to-$[**] in principal amount of debt securities issued in a bridge or similar financing that converted into Beam Series B Preferred Stock and excluding any other discount attributable to the conversion of such debt securities in excess of the first up-to-$[**] in principal amount) by (b) the number of shares of outstanding capital stock of Beam on a Fully-Diluted Basis immediately prior to such closing (excluding for this purpose any securities issued in a bridge or similar financing that are convertible into, and are, at such closing, converted into, Beam Series B Preferred Stock).

1.25 “Beam Series B Preferred Stock” means any series of preferred stock of Beam sold by Beam in a financing transaction other than Beam Series A Preferred Stock, provided that if Beam has sold $[**] of Beam Series A Preferred Stock, the term “Beam Series B Preferred Stock” shall include any additional shares of Beam Series A Preferred Stock sold by Beam.

1.26 “Beam Valuation Factor” means a number, not to exceed [**], determined by dividing the Beam Actual Series B Valuation Multiple by [**]; provided, however, that if the Beam Series B Preferred Stock sold by Beam that gives rise to an obligation by Licensee to make a payment under Section 4.3.2.3 (Series B Financing Following Beam Change of Control) is sold in a financing transaction in which the Beam Series A Investors, along with other investors who purchased Beam Series A Preferred Stock sold by Licensee prior to the time of determination of the Beam Actual Series B Valuation Multiple, purchase more than [**] percent ([**]%) of the Beam Series B Preferred Stock sold in such financing transaction, the Beam Valuation Factor shall be [**].

1.27 “Bona Fide Proposal” means a bona fide proposal for the research, development and commercialization of a [**] Proposed Product. A Bona Fide Proposal shall include, at a minimum, [**].

1.28 “Broad” shall have the meaning set forth in the preamble.

1.29 “Broad Confidential Information” shall have the meaning set forth in Section 11.1.1.1 (Definitions).

1.30 “Broad Designee” shall have the meaning set forth in Section 4.1.1 (Initial Issuance).

1.31 “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.32 “Calendar Year” means any twelve (12) month period commencing on January 1.

1.33 “Cap Table” shall have the meaning set forth in Section 4.1.4.1 (Representations and Warranties).

1.34 “Challenging Party” shall have the meaning set forth in Section 4.5.1 (Patent Challenge).

1.35 “Change of Control” means, with respect to Licensee, (a) a merger or consolidation of Licensee with a third party which results in the voting securities of Licensee outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a third party, together with its Affiliates, becomes the owner or beneficial owner of more than fifty percent (50%) of the combined voting power of Licensee’s outstanding securities other than through issuances by Licensee of securities of Licensee in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale, lease or other transfer to a third party of all or substantially all of Licensee’s assets or business to which this Agreement relates; provided that in no event shall a Beam Change of Control be deemed a Change of Control under this Agreement.

1.36 “Claims” shall have the meaning set forth in Section 9.1.1 (Indemnity).

1.37 “Clinical Study” means a Phase 1 Clinical Study, Phase 2 Clinical Study, Phase 3 Clinical Study, or such other study in humans that is conducted in accordance with good clinical practices and is designed to generate data in support or maintenance of an NDA or other similar application for Regulatory Approval (appropriate to the type of product candidate or product).

1.38 “Collaboration Period” shall have the meaning set forth in Section 2.5.13.5 (Limited-Time Preclusion of [**]).

1.39 “Combination Product” shall have the meaning set forth in Section 4.4.7 (Combination Products).

1.40 [**]

1.41 “Common Stock” shall have the meaning set forth in Exhibit 4.1.

1.42 “Competitor” means any entity (a) listed in Exhibit 1.42 and (b) that, subject to Section 2.5.4 (Exceptions), is an Affiliate of and controlled by, as that term is used in the definition of Affiliate, (and not merely under common control with) an entity described under the foregoing clause (a). An entity that is a Competitor under the foregoing clause (b) shall only be deemed a Competitor for so long as such control exists. During the term, Licensee shall have the right to add up to [**] additional entities to Exhibit 1.42 upon prior written notice to Broad if (a) such entities are competitors in Base Editing technology generally and such entity’s business is substantially dependent upon a Base Editing technology platform that such competitor owns or controls, and (b) with respect to such Base Editing technology platform, such entity holds a blocking patent position with respect to such technology’s use for a particular class of Base Editors (generally, and not merely with respect to a particular [**]). Such notice must include an explanation, to Broad’s reasonable satisfaction, as to how a proposed competitor meets the requirements set forth in the foregoing (a) and (b). After Licensee has added such [**] additional entities, Licensee may propose that [**] or more additional entities that meet the requirements set forth in the foregoing (a) and (b) be added to Exhibit 1.42, and such entity(ies) shall only be added to Exhibit 1.42 by mutual agreement of the Parties.

1.43 “Confidential Information” shall have the meaning set forth in Section 11.1.1.3 (Definitions).

1.44 “Covered” means, with respect to a given product, process, method or service, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed (whether directly infringed or indirectly by induced or contributory infringement) by the making, using, selling, offering for sale, importation or other exploitation of such product, process, method or service. With respect to a claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by such Valid Claim if it were contained in an issued patent. Cognates of the word “Covered” shall have correlative meanings.

1.45 “Cross Licenses” shall have the meaning set forth in Section 1.111 (“Non-Royalty Sublicense Income”).

1.46 “Current Development Demonstration” means a demonstration by Licensee of the research, development or commercialization of a Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product in the Field [**] by Licensee or through any of its Affiliates, or with respect to a Sublicensee, a demonstration of the research, development or commercialization of a Royalty-Bearing Product in the [**]. Such demonstration shall require Licensee to [**].

1.47 “Developing Country” means any country identified as a low-income or lower-middle-income economy in the World Bank “Country and Lending Groups” classification.

1.48 “Development Milestones” means the development and regulatory milestones set forth in Exhibit 3.1.1 hereto.

1.49 “Development Plan” means the plan attached hereto as Exhibit 3.2.1 as such plan may be adjusted from time to time pursuant to this Agreement.

1.50 “Direct License” shall have the meaning set forth in Section 10.3.1 (Termination Rights).

1.51 “Dispute” shall have the meaning set forth in Section 11.8 (Dispute Resolution).

1.52 “DNA Base Editor Product” [**].

1.53 “DNA Cleaver” means [**].

1.54 “DNA Cleaving Patent Rights” means any Patent Rights identified under the heading “DNA Cleaving Patent Rights” in Exhibit 1.117 (“Listed DNA Cleaving Patent Rights”) and any Patent Rights that fall within any of clauses (b) through (f) of Section 1.117 (“Patent Rights”) with respect to such Listed DNA Cleaving Patent Rights.

1.55 “DNA Cleaving Product” [**].

1.56 “Effective Date” shall have the meaning set forth in the preamble.

1.57 “Enabled Product” means any product that (a) was made, discovered, developed or determined to have utility (i) through the use of any of the Patent Rights, provided that the research or discovery program in which such Patent Rights are used has commenced within [**] years following the Effective Date, or (ii) through the use of Transferred Materials and (b) is not a Licensed Product.

1.58 “EU” means the European Union.

1.59 “EU Major Market Countries” means the United Kingdom, Germany, Italy, France and Spain.

1.60 “Executive Officers” shall have the meaning set forth in Section 11.8 (Dispute Resolution).

1.61 “Exempted Issuances” means: shares of common stock issued or issuable, and options, warrants or other rights to purchase Common Stock sold, issued or issuable, by Licensee (i) to a corporation, partnership or other entity (other than a corporation, partnership or other entity that is an Affiliate (which definition for purposes of this Section 1.61 (“Exempted Issuances”) shall be deemed to exclude the second paragraph of Section 1.7 (“Affiliate”)) of Licensee) or to the shareholders of such corporation, partnership or other entity pursuant to the acquisition of such corporation, partnership or other entity by Licensee by merger, purchase of substantially all of the assets or similar transaction (but excluding any shares, options, warrants or other rights issued or issuable as incentive compensation); and (ii) to an academic institution, inventor, biopharmaceutical company, or intellectual property holding company (in each case, other than a corporation, partnership or other entity that is an Affiliate (which definition for purposes of this Section 1.61 (“Exempted Issuances”) shall be deemed to exclude the second paragraph of Section 1.7 (“Affiliate”)) of Licensee) in consideration of such Person’s entering into a sponsored research, collaboration, technology or intellectual property license, development, OEM, marketing or other similar agreement with Licensee, including any such agreement entered into in settlement of litigation (but excluding any shares, options, warrants or other rights issued or issuable as incentive compensation); provided, however, that shares issued or issuable to an investor in Licensee in connection with any transaction contemplated under clause (i) or (ii) (other than shares issued to such investor as a shareholder of an entity as contemplated under clause (i)) shall not be Exempted Issuances.

1.62 “Explanation” shall have the meaning set forth in Section 3.5.1 (Notice/Explanation/Plan).

1.63 “Failed Sub-Category of Base Editor Patent Rights” shall have the meaning set forth in Section 3.1.2 (Sub-Categories of Patent Rights).

1.64 “Failed Sub-Category of Patent Rights” shall have the meaning set forth in Section 3.1.2.2 (Sub-Categories of Patent Rights).

1.65 “FDA” means the United States Food and Drug Administration.

1.66 “Field” means the prevention or treatment of human diseases by [**].

1.67 “Financing Threshold” means the earlier of (a) an aggregate total investment of [**] U.S. Dollars [**] in cash since the date of incorporation or formation of Licensee, in one or a series of related or unrelated transactions, in each case, in exchange for Licensee’s capital stock and (b) the date of the consummation of a Beam Change of Control transaction.

1.68 “First Commercial Sale” means the date of the first sale by Licensee, its Affiliate or a Sublicensee of a Royalty-Bearing Product to a third party following receipt of any required Regulatory Approval in the country in which such Royalty-Bearing Product is sold, excluding, however, any sale or other distribution for use in a Clinical Study, charitable purposes, compassionate use or similar limited purposes.

1.69 “FSFD” means, with respect to a clinical study, the first dose of the first subject dosed in such clinical study.

1.70 “Fully-Diluted Basis” means, as of a specified date, the number of shares of common stock of Licensee then-outstanding plus the number of shares of common stock of Licensee issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible) plus, without duplication, the number of shares reserved and available for future grant under any then-existing equity incentive plan of Licensee; provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Licensee, (ii) obligations under a purchase agreement for preferred stock of Licensee to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Licensee performance conditions or (iii) anti-dilution provisions that have not been triggered.

1.71 “[**]” shall have the meaning set forth in Section 2.5.13.2 ([**]).

1.72 “[**] Inquiry” shall have the meaning set forth in Section 2.5.13.4 ([**] Inquiry).

1.73 “[**] Inquiry Date” shall have the meaning set forth in Section 2.5.13.4 ([**] Inquiry).

1.74 “[**] Notice” shall have the meaning set forth in Section 2.5.13.4 ([**] Inquiry).

1.75 “[**] Non-Performance Notice” shall have the meaning set forth in Section 2.5.13.4 ([**] Inquiry).

1.76 “[**] Selection Notice” shall have the meaning set forth in Section 2.5.13.2 ([**]).

1.77 [**]

1.78 “Gene Targeting Patent Rights” means any Patent Rights identified under the heading “Gene Targeting Patent Rights” in Exhibit 1.117 (“Listed Gene Targeting Patent Rights”) and any Patent Rights that fall within any of clauses (b) through (f) of Section 1.117 (“Patent Rights”) with respect to such Listed Gene Targeting Patent Rights.

1.79 “Generic/Biosimilar Product” means, with respect to a Royalty-Bearing Product in a particular country, any pharmaceutical, biopharmaceutical (including gene therapies and cell therapies), or biologic product that: (a) (i) contains the same active pharmaceutical ingredient(s) as such Royalty-Bearing Product, and is approved by the Regulatory Authority in such country with the same or substantially the same labeling as such Royalty-Bearing Product for at least one indication in the Field or (ii) is approved by the Regulatory Authority in such country or jurisdiction as a substitutable generic or substitutable biosimilar for such Royalty-Bearing Product for an indication in the Field or otherwise is approved in a manner that relied on or incorporated data submitted by Licensee, its Affiliates or Sublicensees, in connection with the regulatory filings for such Royalty-Bearing Product, including through an ANDA or 505(b)(2) NDA, or any enabling legislation thereof, or any similar procedure provided for biosimilars or that may be applicable to gene therapy products in each case now or in the future; and (b) is sold in such country or jurisdiction by a third party that is not a Sublicensee or an Affiliate of Licensee, or a distributor of any of them. Any product or component thereof (including any Royalty-Bearing Product or component thereof) licensed, marketed, sold, manufactured or produced by Licensee or its Affiliates or Sublicensees, or any distributor of any of them, will not constitute a Generic/Biosimilar Product (but the identical product marketed by another third party is a Generic/Biosimilar Product if it falls within the definition thereof as set forth herein).

1.80 “Harvard” shall have the meaning set forth in the Recitals.

1.81 “Human Germline Modification” means human germline modification, including intentionally modifying the DNA of human embryos or human reproductive cells.

1.82 “IND” means an FDA Investigational New Drug application, or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.83 “Indemnitees” shall have the meaning set forth in Section 9.1.1 (Indemnity).

1.84 “Indemnitor” shall have the meaning set forth in Section 9.1.1 (Procedures).

1.85 “Ineligible Sublicensees” shall have the meaning set forth in Section 10.3.1 (Termination of Rights).

1.86 “Infringement” shall have the meaning set forth in Section 7.2 (Suit by Licensee).

1.87 “Initial Public Offering” or “IPO” means a firm-commitment underwritten public offering of equity securities by Licensee (or an Acquirer) or its (or their) Affiliate pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

1.88 “Initiation of GLP Toxicology” means the first dose in a non-human animal of a Royalty-Bearing Product in toxicology testing conducted in accordance with Good Laboratory Practices under the guidelines of 21 U.S. CFR.§ 58.1 et seq. (or its successor regulation) with the intention of using the results of toxicology testing in support of the filing of an IND for which other IND-enabling activities have been completed or are underway at the time of determination of “achievement of Initiation of GLP Toxicology”.

1.89 “Institution” means each of Broad, Harvard and MIT individually, and “Institutions” means Broad, Harvard and MIT collectively.

1.90 “Institution Names” shall have the meaning set forth in Section 11.5 (Use of Name).

1.91 “Licensed Product” means on a country-by-country basis, (a) any product candidate or product the making, using, selling, offering for sale, importing or exporting of which in the country in question is Covered by at least one Valid Claim of the Base Editor Patent Rights or DNA Cleaving Patent Rights, or (b) any Base Editor Product the making, using, selling, offering for sale, importing or exporting of which in the country in question is Covered by at least one Valid Claim of the Gene Targeting Patent Rights.

1.92 “Licensee” shall have the meaning set forth in the preamble.

1.93 “Licensee Confidential Information” shall have the meaning set forth in Section 11.1.1.2 (Definitions).

1.94 “Licensee Patents” shall have the meaning set forth in Section 1.116 (Patent Challenge).

1.95 “List of Countries” shall have the meaning set forth in Section 6.1.4 (Control).

1.96 “Listed Base Editor Patent Rights” shall have the meaning set forth in Section 1.15 (Base Editor Patent Rights).

1.97 “Listed DNA Cleaving Patent Rights” shall have the meaning set forth in Section 1.54 (DNA Cleaving Patent Rights).

1.98 “Listed Gene Targeting Patent Rights” shall have the meaning set forth in Section 1.78 (Gene Targeting Patent Rights).

1.99 “Litigation Expenses” shall have the meaning set forth in Section 7.2.2 (Suit by Licensee).

1.100 “Livestock Applications” means (a) the modification or alteration of livestock, or of any products, cells or materials derived from livestock, or the use or provision of any processes, methods or services using livestock, or the use of any products, cells or materials derived from livestock, for the purposes of (i) affecting the fitness of such livestock, including affecting their ability to survive or reproduce, (ii) creating, expressing, transmitting, conferring, improving, or imparting a Trait of interest in such livestock, or (iii) bioproduction or bioprocessing, or (b) the use, production, alteration or modification of exotic animals, or of any products, cells, tissues or materials derived from exotic animals (including biomaterials derived from such exotic animals) in or for consumer goods or products. For the purposes of this definition, (A) “livestock” means (1) cattle, sheep, goats, buffalo, llamas, camels, swine, poultry and fowl (including egg-producing poultry and fowl), dogs, cats and equine animals, (2) animals used for food or in the production of food, (3) animals ordinarily raised or used on the farm or for home use, consumption, or profit, and (4) fish used for food, and (B) “exotic animals” means snakes, alligators, elephants, camels and other exotic animals but specifically excludes all rodents. Notwithstanding anything in this definition or elsewhere in this Agreement to the contrary, Livestock Applications does not include (i) the use of any animal or animal cell in preclinical research or (ii) the treatment of animal disease.

1.101 “Loss of Market Exclusivity” means, on a Royalty-Bearing Product-by-Royalty-Bearing Product, country-by-country, and Calendar Year-by-Calendar Year basis, that the following has occurred:

(a) the Net Sales of such Royalty-Bearing Product in such country in such Calendar Year are less than [**] percent ([**]%) of the average Net Sales of Royalty-Bearing Products in the [**] Calendar Quarters preceding the first marketing or sale of a Generic/Biosimilar Product to such Royalty-Bearing Product in such country;

(b) the decline in such Net Sales is attributable in material part to the marketing or sale in such country of a Generic/Biosimilar Product with respect to such Royalty-Bearing Product by a third party that is not a Sublicensee or a distributor of any of Licensee or its Affiliates or Sublicensees for the applicable Royalty-Bearing Product; and

(c) Such Generic/Biosimilar Product is being marketed and sold by such third party in the Calendar Year for which a determination of Loss of Market Exclusivity is being made.

1.102 “Maintenance Fees” shall have the meaning set forth in Section 4.2 (Annual License Maintenance Fees).

1.103 “[**]” has the meaning set forth in Section 2.5.12 ([**]).

1.104 “[**] License” has the meaning set forth in Section 2.5.11 ([**] License).

1.105 “Milestone Deadline” shall have the meaning set forth in Section 3.5.1 (Notice/Explanation/Plan).

1.106 “Milestone Event” means any milestone event indicated in Section 4.3.1 (Product Milestone Payments) or 4.3.2 (Financing Milestone Payments).

1.107 “MIT” shall have the meaning set forth in the Recitals.

1.108 “Multi-Product Negotiation” means, with respect to a [**] Proposed Product, a negotiation between Licensee and a Third Party involving [**] or more products that target [**] of which [**] such product targets the [**] as such [**] Proposed Product.

1.109 “NDA” means a New Drug Application filed with the FDA or an equivalent application to any Regulatory Authority (including a Biologics License Application, or BLA, or its foreign equivalent) requesting Regulatory Approval for a new product.

1.110 “Net Sales” means the gross amount billed or invoiced by or on behalf of Licensee, its Affiliates, and Sublicensees and any Affiliates of such Sublicensees (in each case, the “Invoicing Entity”) or if not billed or invoiced the gross amount received by the Invoicing Entity, on sales, uses, leases or other transfers of Royalty-Bearing Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken (including discounts in the form of inventory management fees and chargebacks); (b) amounts actually repaid or credited by reason of rejection or return of any previously sold, leased or otherwise transferred Royalty-Bearing Products; (c) customer freight or insurance charges that are paid by or on behalf of the Invoicing Entity; (d) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Royalty-Bearing Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; (e) rebates granted or given; and (f) a reasonable allowance for uncollectible accounts; provided that:

1.110.1 in any transfers of Royalty-Bearing Products between an Invoicing Entity and an Affiliate of such Invoicing Entity not for the purpose of resale by such Affiliate and not for use in a Clinical Study, charitable purposes, compassionate use or as free marketing samples provided in the customary course of the Invoicing Entity’s business, Net Sales will be equal to the fair market value of the Royalty-Bearing Products so transferred, assuming an arm’s length transaction made in the ordinary course of business;

1.110.2 in the event that (i) an Invoicing Entity receives non-cash consideration for any Royalty-Bearing Products, (ii) an Invoicing Entity sells Royalty-Bearing Product in a transaction not at arm’s length with a non-Affiliate of an Invoicing Entity, or (iii) any Royalty-Bearing Product is sold by an Invoicing Entity at a discounted price that is substantially lower than the customary prices charged by Invoicing Entity, then Net Sales will be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business, not to exceed the list price of the Royalty-Bearing Products in any event; and

1.110.3 with respect to any provision hereof requiring a calculation of fair market value, assuming an arm’s length transaction made in the ordinary course of business, the Invoicing Entity may use the average price of the relevant Royalty-Bearing Product sold for cash during the relevant period in the relevant country.

Transfers of Royalty-Bearing Products by an Invoicing Entity to its Affiliate or a Sublicensee for resale by such Affiliate or Sublicensee or use in Clinical Studies, for compassionate use, or use as free marketing samples, will not be deemed Net Sales. Instead, if applicable, Net Sales will be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Royalty-Bearing Products to a third party purchaser. Transfers of Royalty-Bearing Products by an Invoicing Entity for use in Clinical Studies, for compassionate use, or use as free marketing samples will not be deemed Net Sales unless such Invoicing Entity bills or invoices for such Royalty-Bearing Products, in which case, Net Sales will be determined based on the gross amount billed or invoiced by such Invoicing Entity upon transfer for such use.

In the event that Licensee enters into a Sublicense pursuant to which running royalties based on the net sales of a Royalty-Bearing Product are payable to Licensee and Licensee is unable to incorporate into such Sublicense the Net Sales definition hereunder, then Licensee may submit a request to Broad that the definition of net sales agreed upon in such Sublicense be deemed to apply to any amounts billed or invoiced by such Sublicensee under such Sublicense with respect to such Royalty-Bearing Products. In addition to such proposal, Licensee shall demonstrate to Broad’s satisfaction, in Broad’s sole discretion, that Broad would receive an amount of running royalties under such Sublicense applying such net sales definition equal to or greater than the amount of running royalties that Broad would otherwise receive under the definition of Net Sales hereunder. If Licensee makes such demonstration to Broad’s satisfaction, then the net sales definition under such Sublicense shall be deemed to apply to royalty payments on Royalty-Bearing Products owed by Licensee to Broad with respect to such Sublicensee.

1.111 “Non-Royalty Sublicense Income” means all consideration received by Licensee or its Affiliates for a Sublicense such as license or distribution fees, milestone or option payments, or license maintenance fees, including any consideration received by Licensee under a Sublicense. Non-Royalty Sublicense Income specifically excludes the following:

1.111.1 payments to Licensee or an Affiliate by a Sublicensee under a Sublicense under the Patent Rights for the purpose of funding the costs of bona fide research and development or manufacture of Royalty-Bearing Products by the Licensee or its Affiliates to be conducted on or following the Effective Date of this Agreement and the effective date of such Sublicense, as specifically allocated in a research and development plan or manufacturing or commercial plan, as applicable, between Licensee or its Affiliate and the Sublicensee or as specifically described as such in the Sublicense;

1.111.2 if (i) Licensee enters into a Sublicense prior to the [**] anniversary of the Effective Date and (ii) no bona fide research, development or manufacturing costs of Royalty-Bearing Products under such Sublicense are specifically allocated as contemplated in Section 1.111.1 (“Non-Royalty Sublicense Income”), then Licensee may elect to exclude up to [**] percent ([**]%) of the upfront payment (or any series of payments that are intended to serve as an upfront (and not as an event-based milestone) and are only conditioned upon the passage of time and the Sublicense remaining in effect) received by Licensee or its Affiliates under such Sublicense from Non-Royalty Sublicense Income for the purpose of funding the costs of bona fide research, development or manufacturing by the Licensee or its Affiliates on or following the effective date of such Sublicense of Royalty-Bearing Products which are the subject of such Sublicense, provided that in such event (A) Licensee has until the [**] anniversary of the effective date of such Sublicense to use any such amounts excluded from the upfront payment for the research, development and manufacture of Royalty-Bearing Products under such Sublicense, (B) Licensee shall provide to Broad (x) promptly following the execution of such Sublicense, a proposed budget for its future research, development and manufacturing expenses for Royalty-Bearing Products under such Sublicense (as amended from time to time in accordance with this Agreement, the “Proposed Budget”) and (y) within [**] days following each anniversary of the effective date of such Sublicense until the [**] anniversary of such Sublicense, a written report with a reasonably detailed accounting of all such research, development and manufacturing expenses for Royalty-Bearing Products under the Sublicense since the later of the effective date of such Sublicense and the last such report, and (C) if the amount excluded from Non-Royalty Sublicense Income exceeds Licensee’s or its Affiliates’ cumulative research, development and manufacturing expenses for Royalty-Bearing Products under such Sublicense as of the earlier of (x) the [**] anniversary of the effective date of such Sublicense and (y) the [**] date of the Proposed Budget, then the difference between the two (2) amounts shall be deemed Non-Royalty Sublicense Income as of such date, provided that if such difference is greater than [**] percent ([**]%) of such cumulative research, development and manufacturing expenses, then the difference shall be deemed Non-Royalty Sublicense Income as of the effective date of the applicable Sublicense and the late payment provisions of Section 5.4 (Late Payments) shall apply, and provided further that, prior to the [**] anniversary of the effective date of any Sublicense, Licensee may amend the Proposed Budget for such Sublicense by written notice to Broad, except that any extension of the term of the Proposed Budget past the [**] anniversary of the effective date of such Sublicense will not lengthen the period of time in which Licensee must, for the purposes of this Section 1.111.2 use any amounts excluded from the upfront payment for the research, development and manufacture of Royalty-Bearing Products under such Sublicense.

1.111.3 reimbursement for patent expenses as specifically allocated or specifically described as such in the Sublicense (including prosecution and enforcement expenses) paid to third parties at out-of-pocket cost to Licensee;

1.111.4 reimbursement of commercialization expenses, as specifically allocated or as specifically described as such in the Sublicense, of Licensee under a co-promotion arrangement at Licensee’s cost (determined in accordance with U.S. generally accepted accounting principles consistently applied);

1.111.5 reimbursement of license, option, or other fees as specifically allocated or as specifically described as such in the Sublicense paid to third parties at out-of-pocket cost to Licensee;

1.111.6 proceeds from equity investments to the extent at fair market value, principal amount of loans to the extent not forgiven, and royalties on Net Sales of Royalty-Bearing Products; and

1.111.7 a percentage of any profit share for any product, to the extent such percentage does not exceed Licensee’s and its Affiliates’ percentage share contribution of the research, development and commercialization costs of such product following the effective date of the Sublicense (taking into consideration the geography for which the profit share is applicable and including share contributions by Licensee or its Affiliates in kind or through a reduction of future payments owed to Licensee or its Affiliates), and provided that for net sales on which such profit share is based running royalties are paid to Broad to the extent required in accordance with the terms of this Agreement.

To avoid doubt as to the calculation of Non-Royalty Sublicense Income, “equity investments to the extent at fair market value” means that only a premium over the fair market value of the security received for the equity investment (such fair market value being determined by reference to the price paid by a non-Sublicensee Third Party for the equivalent Licensee security (equal to such price wherever available) or by a reasonable methodology where such non-Sublicensee Third Party price is not available) would be included in Non-Royalty Sublicense Income, and if a loan is partially forgiven, then only the forgiven portion of the loan would be included in the Non-Royalty Sublicense Income.

In the event that non-cash consideration is received as Sublicense Income, Sublicense Income shall be calculated based on the fair market value of such non-cash consideration at the time of the transaction assuming an arm’s length transaction made in the ordinary course of business. For clarity, a license of intellectual property rights that are necessary for Licensee to make, have made, use, have used, sell, offer for sale, have sold, export and import Royalty-Bearing Products, and other routine contractual covenants that do not involve the payment of any monetary consideration and are customary in the type of deal that the Sublicense is included in (including covenants providing for the research, development, supply, and commercialization responsibilities of the Sublicensee, confidentiality provisions, licenses or other rights or forbearances with respect to improvements and other technologies and intellectual property, retention of co-promotion rights or options to obtain co-promotion rights to the Royalty-Bearing Product(s) covered by such Sublicense, and indemnification) shall not be deemed non-cash consideration. For purposes of this Section 1.111.7 (“Non-Royalty Sublicense Income”), “all consideration received by Licensee or its Affiliates for a Sublicense” shall include all consideration received by Licensee or any of its Affiliates for any option, license, sublicense, standstill, covenant not to sue or other right granted under any other rights owned or controlled (for example, by virtue of a license granted by a third party) by Licensee or its Affiliate, or other agreement or arrangement entered into by Licensee or its Affiliate, in connection with a Sublicense. All rights relevant to making, using, selling, offering to sell or importing particular Royalty-Bearing Products to which a Sublicense relates shall be included in or deemed to be granted in connection with the Sublicense under which the rights granted to Licensee hereunder are sublicensed with respect to such Royalty-Bearing Products.

In addition, to the extent that Licensee enters into a cross-license with a Third Party to achieve freedom-to-operate for Royalty-Bearing Products while providing the Third Party with freedom-to-operate with respect to all or some portion of the Patent Rights (“Cross Licenses”), the non-economic value of the licenses to Licensee as part of such Cross License, and the other routine contractual covenants by other parties to such Cross License, shall not be deemed to give rise to Non-Royalty Sublicense Income for purposes of this Agreement. For clarity, any financial consideration that Licensee receives under such a Cross License shall be treated as Non-Royalty Sublicense Income under this Agreement.

In addition, no Beam Change of Control transaction, Change of Control transaction or other transaction giving rise to potential payments under Section 4.6 (Non-Royalty Sublicense Income) of this Agreement shall be deemed to be a Sublicense nor to give rise to Non-Royalty Sublicense Income.

1.112 “Option Agreement” shall have the meaning set forth in Section 8.2 (Option Agreement).

1.113 “Other IP” shall have the meaning set forth in Section 7.2 (Suit by Licensee).

1.114 “Ownership Threshold” shall have the meaning set forth in Section 4.1.2 (Anti-Dilution Issuances).

1.115 “Party” means Broad or Licensee and “Parties” means both of them.

1.116 “Patent Challenge” means any direct, or indirect through the actions of another acting on Licensee’s, its Affiliate’s, or a Sublicensee’s behalf or upon its or their instruction, dispute or challenge, or any knowing, willful, or reckless assistance in the dispute or challenge by another, of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any Patent Right or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Patent Rights, in any legal or administrative proceedings in a court of law, before the United States Patent and Trademark Office or other similar agency or tribunal in any jurisdiction, or in arbitration including, without limitation, by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action. For clarity, a Patent Challenge shall not include (1) arguments made by Licensee that (a) distinguish the inventions claimed in patents or patent applications owned or controlled by Licensee (“Licensee Patents”) from those claimed in the Patent Rights but (b) do not disparage the Patent Rights or challenge the validity, scope, or enforceability of the Patent Rights’ claims (excluding any claims that have been abandoned, lapsed, expired, or are otherwise no longer in force) under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Licensee Patents or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Licensee Patents have been challenged; (2) arguments or assertions as to whether the Patent Rights Cover a given product, to the extent arising in a Suit brought by Broad; (3) Licensee payments of patent costs to another licensor or assignor of Licensee Patent Rights as required by the agreement under which the Licensee obtained rights to such patent rights, even if the licensor or assignor is engaging in behavior or presenting arguments that would themselves be considered a Patent Challenge if done by the Licensee; nor (4) Licensee being named as an essential party, real party in interest or other status similar to either of the foregoing, in an interference between Patent Rights and Licensee Patents or other adversarial proceeding similar to an interference.

1.117 “Patent Rights” means, in each case to the extent owned or controlled by Broad: (a) the patents and patent applications listed in Exhibit 1.117 (including the PCT or original direct national filing in any country, in each case, claiming priority to such application(s) listed in Exhibit 1.117 that are filed on such application(s)); (b) provisional applications not listed in Exhibit 1.117 but to which a nonprovisional application identified in (a) claims priority; (c) any patent or patent application that is a continuation or divisional (excluding continuation-in-part patents or patent applications except to the extent described in (e) below), or that is a reissue, renewal, reexamination, substitution or extension of any patent application identified in (a); (d) any patents issuing on any patent application identified in (a) or (c), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (e) any claim of a continuation-in-part application or resulting patent (including any reissues, renewals, reexaminations, substitutions or extensions thereof) that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (a); (f) any foreign counterpart (including PCTs) of any patent or patent application identified in (a) or (c) or of the claims identified in (e); and (g) any supplementary protection certificates, pediatric exclusivity periods, and other patent term extensions and exclusivity periods and the like of or based on any patents and patent applications identified in any of (a) through (f). For the avoidance of doubt, the Parties agree to amend this Agreement to add to Exhibit 1.117 such patents and applications identified in (b); provided, however, that any patent or patent application not so added to Exhibit 1.117 shall still be considered a Patent Right hereunder if it falls within (b).

1.118 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.119 “Phase 1 Clinical Study” means a clinical study in any country involving the initial introduction of an investigational new drug into humans, typically designed to determine the metabolism and pharmacologic actions of the drug in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness. In the United States, “Phase 1 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a).

1.120 “Phase 2 Clinical Study” means a human clinical study in any country conducted to evaluate the effectiveness of a drug for a particular indication or indications in patients with the disease or condition under study and, possibly, to determine the common short-term side effects and risks associated with the drug. In the United States, “Phase 2 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.121 “Phase 3 Clinical Study” means a human clinical study in any country, whether controlled or uncontrolled, that is performed after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling. In the United States, “Phase 3 Clinical Study” means a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (c).

1.122 “Plan” shall have the meaning set forth in Section 3.5.1 (Notice/Explanation/Plan).

1.123 “[**] Period” shall have the meaning set forth in Section 2.5.13 ([**]).

1.124 “[**]” shall have the meaning set forth in Section 2.5.13 ([**]).

1.125 “Proceeds Factor” means a number, not more than [**], determined by dividing the gross proceeds to Licensee from an applicable sale of Series B Preferred Stock by [**].

1.126 “Process” shall have the meaning set forth in Section 2.5.14 (Processing of Proposed Product Notices).

1.127 “Product-Specific Base Editor Patent Rights” means any Base Editor Patent Rights subcategorized as “Product-Specific Base Editor Patent Rights” in Exhibit 1.117.

1.128 “Proposed Budget” shall have the meaning set forth in Section 1.111.2 (“Non-Royalty Sublicense Income”).

1.129 “[**]” shall have the meaning set forth in Section 2.5.13.2 ([**]).

1.130 “Proposed Product Development Period” shall have the meaning set forth in Section 2.5.5.2 (Proposed Product Development Period).

1.131 “Proposed Product Extension Period” shall have the meaning set forth in Section 2.5.14 (Processing of Proposed Product Notices).

1.132 “Proposed Product Notice” shall have the meaning set forth in Section 2.5.3 (Notice of [**] Proposed Product).

1.133 “Proposed Product Notice Date” shall have the meaning set forth in Section 2.5.3 (Notice of [**] Proposed Product).

1.134 “Proposing Party” shall have the meaning set forth in Section 2.5.3 (Notice of [**] Proposed Product).

1.135 “Prosecution” shall have the meaning set forth in Section 6.1 (Control).

1.136 “Record Retention Period” shall have the meaning set forth in Section 5.3 (Records).

1.137 “Regulatory Approval” means, with respect to a particular product or service, receipt of all regulatory clearances or approvals (which in the case of the EU may be through the centralized procedure) required in the jurisdiction in question for the sale of the applicable product or service in such jurisdiction, including receipt of pricing approval, if any, legally required for such sale.

1.138 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable government regulatory authority involved in granting approvals for the clinical testing, manufacturing and marketing of a Royalty-Bearing Product in such country or jurisdiction, including, in the United States, the FDA.

1.139 “Related Product” means with respect to a Royalty-Bearing Product (the “reference Royalty-Bearing Product”), a Royalty-Bearing Product targeting (a) [**] and (b) (i) [**] or (ii) [**] whose alteration would have the same intended clinical outcome in the same intended patient population, in each case of clause (a), (b)(i) and (b)(ii) as the reference Royalty-Bearing Product.

1.140 “REPAIR Base Editor Patent Rights” means those Base Editor Patent Rights subcategorized as “REPAIR Base Editor Patent Rights” in Exhibit 1.117.

1.141 “RESCUE Base Editor Patent Rights” means those Base Editor Patent Rights subcategorized as “RESCUE Base Editor Patent Rights” in Exhibit 1.117.

1.142 “Restored Licenses” shall have the meaning set forth in Section 3.5.7 (Failure to Meet Development Milestone; Opportunity to Cure).

1.143 “Restored Product” shall have the meaning set forth in Section 3.5.7 (Failure to Meet Development Milestone; Opportunity to Cure).

1.144 “Retained Product” shall have the meaning set forth in Section 3.5.6.3 (Unmet Deadline).

1.145 “Retained Product List” shall have the meaning set forth in Section 3.5.6.3 (Unmet Deadline).

1.146 “RNA Base Editor Product” [**].

1.147 “Royalty Term” shall have the meaning set forth in Section 4.4.3 (Royalty Term).

1.148 “Royalty-Bearing Product” means any Licensed Product or Enabled Product.

1.149 “Securities Act” shall have the meaning set forth in Section 1.87 (“Initial Public Offering” or “IPO”).

1.150 [**]

1.151 [**]

1.152 “Selection Date” shall have the meaning set forth in Section 2.5.13 ([**]).

1.153 “Series A Investors” means F-Prime Capital Partners Healthcare Fund V, L.P. and ARCH Venture Fund IX, L.P., together with any other investors under common management with the foregoing.

1.154 “Series A Post-Money” means an amount determined by multiplying (a) the weighted average price per share of the Series A Preferred Stock sold by Licensee to the Series A Investors prior to the time of determination of the Actual Series B Valuation Multiple by (b) the number of shares of outstanding capital stock of Licensee on a Fully-Diluted Basis immediately prior to the first sale and issuance of Series B Preferred Stock (excluding for this purpose any securities issued in a bridge or similar financing that are convertible into, and are, at such first sale and issuance, converted into, Series B Preferred Stock). For purposes of the foregoing, any shares of Series A Preferred Stock that are deemed Series B Preferred Stock by operation of the definition of Series B Preferred Stock shall be excluded from the calculation of the weighted average price per share of the Series A Preferred Stock for purposes of clause (a) and shall be deemed excluded from the number of shares of outstanding capital stock for purposes of clause (b).

1.155 “Series A Preferred Stock” means Licensee’s Series A Preferred Stock, par value $0.0001 per share.

1.156 “Series B Pre-Money” means an amount determined by multiplying (a) the weighted average price per share of Series B Preferred Stock sold by Licensee in a closing at the time of determination of the Actual Series B Valuation Multiple (including in any such weighted average calculation any discount attributable to the conversion of the first up-to-$[**] in principal amount of debt securities issued in a bridge or similar financing that converted into Series B Preferred Stock and excluding any other discount attributable to the conversion of such debt securities in excess of the first up-to-$[**] in principal amount) by (b) the number of shares of outstanding capital stock of Licensee on a Fully-Diluted Basis immediately prior to such closing (excluding for this purpose any securities issued in a bridge or similar financing that are convertible into, and are, at such closing, converted into, Series B Preferred Stock).

1.157 “Series B Preferred Stock” means any series of preferred stock of Licensee sold by Licensee in a financing transaction other than Series A Preferred Stock, provided that if Licensee has sold $[**] of Series A Preferred Stock, the term “Series B Preferred Stock” shall include any additional shares of Series A Preferred Stock sold by Licensee.

1.158 “Services Agreement” shall have the meaning set forth in Section 8.3 (Services Agreement).

1.159 “Shares” shall have the meaning set forth in Section 4.1.1 (Initial Issuance).

1.160 “Skipped Milestone” shall have the meaning set forth in Section 4.3.5 (Milestone Payments).

1.161 “Start Date” means the period commencing on the Effective Date and ending on the second anniversary thereof.

1.162 “Sub-Category Product Milestones” means the Development Milestones identified under the heading “Sub-Category Product Milestones” in Exhibit 3.1.1.

1.163 “Sub-Category of Base Editor Patent Rights” shall have the meaning set forth in Section 1.15 (“Base Editor Patent Rights”).

1.164 “Sub-Category of Patent Rights” means each Sub-Category of Base Editor Patent Rights and the DNA Cleaver Patent Rights.

1.165 “Sublicense” means: (a) any right (including any sublicense or covenant not to sue) granted by Licensee or any Sublicensee to any third party, under or with respect to or permitting any use or exploitation of any of the Patent Rights or otherwise permitting the development, manufacture, marketing, distribution, use or sale of Royalty-Bearing Products; (b) any option or other right granted by Licensee or any Sublicensee to any third party to negotiate for or receive any of the rights described under clause (a); or (c) any standstill or similar obligation undertaken by Licensee or any Sublicensee toward any third party not to grant any of the rights described in clause (a) or (b) to any other third party; in each case regardless of whether such grant of rights, option, standstill, or similar undertaking is referred to or is described as a sublicense.

1.166 “Sublicensee” means any Person or entity granted a Sublicense.

1.167 “Subscription Agreement” means a Subscription Agreement in the form attached hereto as Exhibit 4.1.

1.168 “Suit” shall have the meaning set forth in Section 11.9 (Governing Law and Jurisdiction).

1.169 “[**]” shall have the meaning set forth in Section 2.5.13 ([**]).

1.170 “[**]” shall have the meaning set forth in Section 2.5.13 ([**]).

1.171 “Term” means the term of this Agreement as set forth in Section 10.1 (Term).

1.172 “Third Party” or “third party” means an entity that is not Broad, an Institution, Licensee, or an Affiliate of Licensee.

1.173 “[**] Proposed Product” means an actual or potential Licensed Product for use in the Field [**].

1.174 “Transferred Materials” means any protocols, data, materials or other information provided by or on behalf of Broad to Licensee or its Affiliates under an agreement between Licensee (or its Affiliate) and Broad (or its Affiliate) pursuant to which such protocols, data, materials or other information is specifically intended to be deemed “Transferred Materials” under this Agreement.

1.175 “United States” means the United States of America.

1.176 “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer, or (iii) permanently lost through an interference or opposition proceeding without any right of appeal or review, or not appealed or put in for review within the applicable statutory or regulatory period; or (b) a pending claim of a pending patent application within the Patent Rights that has not been (i) abandoned or finally rejected without the possibility of appeal or refiling or (ii) pending more than [**] years from the date of the first substantive office action on such pending patent application, provided such patent application is not pending more than [**] years from its earliest priority date. A pending claim that ceases to be a Valid Claim due to the foregoing time limit shall, if it later issues, qualify again as a Valid Claim, provided that it meets the requirements of clauses (a)(i)-(iii) of the foregoing definition.

1.177 “Valuation Factor” means a number, not to exceed [**], determined by dividing the Actual Series B Valuation Multiple by [**]; provided, however, that if the Series B Preferred Stock sold by Licensee that gives rise to an obligation by Licensee to make a payment under Section 4.3.2.2 (Series B Financing prior to Beam Change of Control) is sold in a financing transaction in which the Series A Investors, along with other investors who purchased Series A Preferred Stock sold by Licensee prior to the time of determination of the Actual Series B Valuation Multiple, purchase more than [**] percent ([**]%) of the Series B Preferred Stock sold in such financing transaction, the Valuation Factor shall be [**].

1.178 “[**]” shall have the meaning set forth in Section 4.8 (Success Payments).

2. License.

2.1 License Grants

2.1.1 Subject to the terms and conditions set forth in this Agreement, Broad hereby grants to Licensee (a) an exclusive, worldwide, royalty-bearing license, sublicensable solely in accordance with Section 2.4 (Sublicenses) below, under the Institutions’ interests in (i) the Base Editor Patent Rights (other than the Product-Specific Base Editor Patent Rights) and DNA Cleaving Patent Rights, solely to make, have made, offer for sale, sell, have sold, and import Licensed Products, solely for use within the Field and (ii) the Product-Specific Base Editor Patent Rights solely to make, have made, offer for sale, sell, have sold, and import Licensed Products that are Base Editor Products, solely for use within the Field, and (b) a non-exclusive, royalty-bearing license, sublicensable solely in accordance with Section 2.4 (Sublicenses) below, under the Institutions’ interests in (i) the Base Editor Patent Rights (other than the Product-Specific Base Editor Patent Rights) and DNA Cleaving Patent Rights, solely to make, have made, offer for sale, sell, have sold, and import Enabled Products solely for use within the Field and (ii) the Product-Specific Base Editor Patent Rights solely to make, have made, offer for sale, sell, have sold, and import Enabled Products that are Base Editor Products, solely for use within the Field.

2.1.2 Subject to the terms and conditions set forth in this Agreement, Broad hereby grants to Licensee an exclusive, worldwide, royalty-bearing license, sublicensable solely in accordance with Section 2.4 (Sublicenses) below, under the Institutions’ interests in the Gene Targeting Patent Rights, solely to make, have made, offer for sale, sell, have sold, and import Licensed Products that are Base Editor Products, solely for use within the Field, and a non-exclusive, worldwide, royalty-bearing license, sublicensable solely in accordance with Section 2.4 (Sublicenses) below, under the Institutions’ interests in the Gene Targeting Patent Rights solely to make, have made, offer for sale, sell, have sold, and import Enabled Products that are Base Editor Products solely for use within the Field.

2.1.3 Subject to the terms and conditions set forth in this Agreement, Broad hereby grants to Licensee a non-exclusive, worldwide, royalty-bearing license, sublicensable (through a single tier) solely in accordance with Section 2.4 (Sublicenses) below, under the Institutions’ interest in the Patent Rights solely for internal research purposes; provided that, notwithstanding the foregoing, the license granted under this Section 2.1.3 (License Grants) excludes (a) Human Germline Modification (b) the stimulation of biased inheritance of particular genes or traits within a population of plants or animals and (c) the modification of the tobacco plan (including any plant part, plant cell, plant tissue or plant seed), except for modifications that (i) are related to the use of the tobacco plant as a manufacturing system or as a model system for research purposes but (ii) are not related to any use or application in the cultivation, growth, manufacture, exportation or production of any tobacco product. Notwithstanding the foregoing, in the event that Licensee has granted both a Sublicense of its rights under Section 2.1.1 (License Grants) or Section 2.1.2 (License Grants) and an internal research Sublicense under this Section 2.1.3 (License Grants), then such internal research Sublicense shall be sublicenseable through the same number of tiers as the Sublicense granted by Licensee pursuant to Section 2.1.1 (License Grants) or Section 2.1.2 (License Grants).

2.2 Reservation of Rights, Certain Restrictions. Notwithstanding anything herein to the contrary:

2.2.1 The Institutions retain the right for themselves and for other not-for-profit research organizations and government agencies to make, use, perform and practice the subject matter described or claimed in the Patent Rights for research, teaching, educational and scholarly purposes (including, but not limited to, the right to enter into projects permitted under 15 U.S.C. 3710a (the CRADA statute) or other sponsored research projects or collaborations whether or not such collaborations are formal or informal), in all fields in all territories at any time without restriction; provided, however, that sponsored research funded by a commercial entity shall be considered research for purposes of this Section 2.2.1 (Reservation of Rights, Certain Restrictions);

2.2.2 The Institutions and the United States federal government retain rights in the Patent Rights pursuant to 35 U.S.C. §§ 200-212 and 37 C.F.R. § 401 et seq., and any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 or 37 C.F.R. § 401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes and regulations. Licensee acknowledges that the United States federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Right as set forth in 35 U.S.C. §§ 200-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.2.3 In addition to the reservation of rights under Section 2.2.1 (Reservation of Rights, Certain Restrictions), the Institutions reserve the right for themselves and for any Third Party (including non-profit and for-profit entities), to research, develop, make, have made, use, offer for sale, sell, have sold, import or otherwise exploit the Patent Rights and Royalty-Bearing Products as research products or research tools, or for research purposes in the Field;

2.2.4 Licensee agrees that any Royalty-Bearing Products used or sold in the United States that are subject to 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations thereto shall, to the extent required by law, be manufactured substantially in the United States; and

2.2.5 Broad retains the rights, for itself, and for the Institutions, where applicable, set forth in Section 2.5 (Inclusive Innovation Model), Section 3.5.1 (Notice/Explanation/Plan), Section 6.1.4 (Control), and Section 6.4 (Abandonment).

2.2.6 RESERVED

2.3 Affiliates. The licenses granted to Licensee under Section 2.1 (License Grants) include the right to have some or all of Licensee’s rights or obligations under this Agreement exercised or performed by one or more of Licensee’s Affiliates, solely on Licensee’s behalf; provided, however, that:

2.3.1 Licensee shall notify Broad in writing in advance of any delegation to an Affiliate to exercise or perform any of Licensee’s rights or obligations under this Agreement, and shall use reasonable efforts to so notify Broad within [**] days in advance of any such delegation;

2.3.2 prior to any Affiliate exercising or performing any of Licensee’s rights or obligations under this Agreement, such Affiliate shall agree in writing with Licensee to be bound by the terms and conditions of this Agreement as if it were Licensee hereunder, including specific written agreement (a) to indemnify, defend and hold Indemnitees harmless, and carry insurance, under the same terms as Article 9 of this Agreement, and (b) that the Institutions are express third party beneficiaries of such writing; provided that nothing in this Section 2.3.2 (Affiliates) is intended to increase the payments (or the number of payments) to Broad under this Agreement (for non-limiting examples, an Affiliate agreeing to the terms and conditions of this Agreement as if it were Licensee hereunder shall not increase the number of times the milestone tables in Article 4 can be run and shall not give rise to additional Win State Payments);

2.3.3 no such Affiliate shall be entitled to grant, directly or indirectly, to any third party any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, including any right to develop, manufacture, market or sell Royalty-Bearing Products;

2.3.4 prior to any Affiliate exercising or performing any of Licensee’s rights or obligations under this Agreement, such Affiliate shall agree in writing that it shall not practice the license under the Patent Rights for any uses prohibited by Section 2.7 (Additional Limitations on Exercise of License Rights) (except to the extent that the Licensee would have the right to do so after notice from Broad of a permitted application of such use);

2.3.5 any act or omission taken or made by an Affiliate of Licensee under this Agreement will be deemed an act or omission by Licensee hereunder, and Licensee shall be responsible for each of its Affiliates complying with all obligations of Licensee under this Agreement (including without limitation all restrictions placed on Licensee herein), to the extent applicable to such Affiliate; and

2.3.6 any assumption of rights or obligations by Affiliates of Licensee under this Agreement shall not relieve Licensee of any of its obligations under this Agreement.

2.4 Sublicenses.

2.4.1 Sublicense Grant. Licensee will be entitled to grant Sublicenses to third parties under the licenses granted pursuant to Section 2.1 (License Grants) subject to the terms of this Section 2.4 (Sublicenses). Any such Sublicense shall be on terms and conditions in compliance with and not inconsistent with the terms of this Agreement. Notwithstanding any Sublicense, Licensee shall remain primarily liable to Broad for all of Licensee’s duties and obligations contained in this Agreement and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement.

2.4.2 Sublicense Agreements. Licensee shall grant sublicenses pursuant to written agreements, which will be subject and subordinate to the terms and conditions of this Agreement. Such Sublicense agreements will contain, among other things, the following:

2.4.2.1 all provisions necessary to ensure Licensee’s ability to perform its obligations under this Agreement;

2.4.2.2 a provision requiring the Sublicensee to comply with all terms and conditions of the Agreement applicable to Sublicensees under this Agreement, including Article 2 (License), 4.5 (Patent Challenge), 5.3 (Records), 5.3.2 (Audit of Sublicensees), 6.5 (Marking), 8.1 (Compliance with Law), Article 9 (Indemnification and Insurance), Sections 10.3.1 (Termination of Rights), 10.3.2 (Accruing Obligations), 11.1 (Confidentiality), 11.3 (Preference for United States Industry) and 11.5 (Use of Name);

2.4.2.3 a section requiring Sublicensee to indemnify, defend and hold Indemnitees harmless, and carry insurance, under the same terms set forth in Article 9 (Indemnification and Insurance) of this Agreement (which obligation to indemnify, defend, and hold harmless, to avoid doubt, may be limited to the activities under the Sublicense (e.g., the Sublicensee shall not be required to indemnify for activities arising under other unrelated Sublicenses to unrelated Third Parties)), which also will state that the Indemnitees are intended third party beneficiaries of such Sublicense agreement for the purpose of enforcing such indemnification;

2.4.2.4 a statement that Broad is an intended third party beneficiary of such Sublicense to the extent such Sublicense relates to the sublicense of Patent Rights, solely for the purpose of enforcing all patent challenge, intellectual property ownership, indemnification and insurance and compliance with law provisions of such Sublicense, in each case applicable to the Patent Rights (or the practice thereof) and, with respect to such indemnification and insurance provisions, Royalty-Bearing Products; and enforcing the right to terminate such Sublicense for breach of the patent challenge, indemnification (solely with respect to such Sublicensee’s obligation to indemnify Broad) and insurance provisions of such Sublicense with respect to the Patent Rights (or the practice thereof) and, with respect to such indemnification and insurance provisions, Royalty-Bearing Products; and a statement that (a) each other Institution is an intended third party beneficiary of such Sublicense for the purpose of enforcing such Institution’s rights, including indemnification and insurance provisions that relate to the Patent Rights (or the practice thereof) or Royalty-Bearing Products under such Sublicense, and (b) (1) that the rights of Broad or any Institution may be enforced by any Institution in any court of competent jurisdiction and, without limiting the generality of the foregoing, Sublicensee consents to jurisdiction in Massachusetts courts, and (2) notwithstanding the governing law selected for such Sublicense, the Sublicensee agrees that, in the event of any difference in interpretation or result as between the laws of the jurisdiction of such Sublicense and the laws of Massachusetts, the laws of Massachusetts shall control in any action in which Broad or any Institution is enforcing its rights under such Sublicense;

2.4.2.5 a provision stating that in the event Sublicensee or its Affiliate directly or indirectly brings, assumes, or participates in, or knowingly, willfully or recklessly assists in bringing, a Patent Challenge then Licensee shall be entitled to terminate the Sublicense;

2.4.2.6 a provision clarifying that, subject to Section 10.3.1 (Termination of Rights), in the event of termination of the licenses set forth in Section 2.1 (License Grants) (in whole or in part (e.g., as to one license or the other, or termination in a particular country)), any existing Sublicense agreement shall terminate to the extent of such terminated license;

2.4.2.7 a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement through more than [**] additional tiers, provided that such further Sublicense also shall comply with the terms of this Section 2.4 (Sublicenses);

2.4.2.8 a provision requiring the Sublicensee to notify Licensee of the achievement of each milestone described in Section 4.3.1 (Product Milestone Payments) in accordance with the timeframes set forth in Section 4.3.3 (Milestone Payments);

2.4.2.9 a provision requiring the Sublicensee to comply with Section 8.1 (Compliance with Laws) and Section 11.5 (Use of Names) of this Agreement;

2.4.2.10 a provision requiring the Sublicensee to agree that it shall not use the Patent Rights for Human Germline Modification; and

2.4.2.11 a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of Broad, except that Sublicensee may assign the Sublicense agreement to (a) its Affiliate or (b) a successor in connection with the merger, consolidation or sale, lease or other transfer of all or substantially all of its assets or that portion of its business to which the Sublicense agreement relates; provided, however, that any permitted assignee agrees in writing to be bound by the terms of such Sublicense agreement.

2.4.3 Delivery of Sublicense Agreement. Licensee shall furnish Broad with a fully executed copy of any Sublicense agreement promptly after its execution, provided that Licensee shall have no obligation to provide Broad with a copy of a Sublicense agreement between Licensee or a Sublicensee, on the one hand, and an Affiliate of Licensee or such Sublicensee or a contract research organization or contract manufacturing organization (solely for the provision of services under such Sublicense), on behalf of Licensee or such Sublicensee under this Agreement, on the other hand. All Sublicenses shall be the Confidential Information of Licensee. Broad shall keep all such copies in its confidential files and shall use them solely for the purpose of monitoring Licensee’s and Sublicensees’ compliance with their obligations hereunder and enforcing Broad’s rights under this Agreement. Licensee shall be entitled to redact proprietary non-public information of Licensee or the applicable Sublicensee or research plans under the Sublicense to the extent not reasonably required for Broad to monitor Licensee’s and Sublicensee’s compliance with their obligations under the applicable Sublicense and this Agreement and for Broad to enforce its rights under this Agreement. Licensee shall not redact any information [**] for Broad to evaluate and confirm compliance of such Sublicense with the terms and conditions of this Agreement.

2.4.4 Termination for Breach by Sublicensee. Any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Licensee shall be deemed to be a breach by Licensee of this Agreement. Without limiting any other rights or remedies available to Broad, it is understood that if (a) Licensee cures such breach in accordance with Section 10.2.2 (Termination for Default) or (b) Licensee uses commercially reasonable efforts to cure such breach in accordance with Section 10.2.2 (Termination for Default) and terminates the applicable Sublicense, then Broad shall not be entitled to terminate this Agreement for the breach by the Sublicensee even if it resulted in a material breach of this Agreement.

2.5 Inclusive Innovation Model.

2.5.1 General. If a Third Party inquires with Broad for a license under the Base Editor Patent Rights (other than Product-Specific Base Editor Patent Rights) or DNA Cleaving Patent Rights with respect to products for use in the Field or for a license under the Gene Targeting Patent Rights or Product-Specific Base Editor Patent Rights with respect to Base Editor Products for use in the Field, in each case while this Agreement is in effect, Broad may refer such Third Party to Licensee to seek a potential Sublicense.

2.5.2 Start Date. Notwithstanding anything to the contrary in this Agreement, Sections 2.5.3 (Proposed Product Notice) through 2.5.13 ([**]) shall apply only from and after the second (2nd) anniversary of the Effective Date (“Start Date”). Prior to Start Date, Broad shall have no right to invoke such Sections.

2.5.3 Proposed Product Notice. If after the Start Date a Third Party that is not a Competitor (a “Proposing Party”) makes a Bona Fide Proposal to Broad for developing what Broad reasonably believes is a [**] Proposed Product that is Covered by the Base Editor Patent Rights (other than the Product-Specific Base Editor Patent Rights) or DNA Cleaving Patent Rights or, to the extent such [**] Proposed Product is a Base Editor Product, is additionally or alternatively Covered by the Gene Targeting Patent Rights or Product-Specific Base Editor Patent Rights, and Broad is interested in having such [**] Proposed Product developed and commercialized, Broad may notify Licensee of the Third Party’s Bona Fide Proposal and shall include in such notification the identity of the Proposing Party and the identity of the applicable [**] to which the [**] Proposed Product is directed (such notice, the “Proposed Product Notice,” and the effective date of such notice in accordance with Section 11.7, the “Proposed Product Notice Date”). [**].

2.5.4 Exceptions. If the Proposing Party’s proposal does not meet the definition of Bona Fide Proposal or the proposed product is not a [**] Proposed Product, each as determined in Broad’s reasonable discretion, or the Third Party is a Competitor or becomes a Competitor during the Proposed Product Development Period, then Sections 2.5.5 ([**] Proposed Product Options) through 2.5.13 ([**]) shall not apply (and without limiting the generality of the foregoing Broad shall have no right to grant a [**] License to such Third Party with respect to such [**] Proposed Product nor to require that Licensee grant a Sublicense or provide a development plan and development milestones in relation thereto). Notwithstanding the foregoing, if Licensee reasonably believes such Third Party is a Competitor under Section 1.42(b) (Competitor), then, promptly after the Proposed Product Notice Date, Licensee shall notify Broad and such notice shall include an explanation, to Broad’s reasonable satisfaction, as to how such Third Party is an Affiliate controlled by (and not merely under common control with) an entity described under Section 1.42(a) (Competitor). If Licensee provides such notice to Broad’s reasonable satisfaction, then Sections 2.5.5 ([**] Proposed Product Options) through 2.5.13 ([**]) shall not apply. For clarity, if a Third Party becomes a Competitor after the Proposed Product Development Period for a given [**] Proposed Product, Broad’s right to grant or have granted a [**] License, and any [**] License already granted by Broad, to such Third Party with respect to such [**] Proposed Product will not be affected, provided that, going forward, if such Third Party remains a Competitor, then such Third Party will be ineligible to be considered a Proposing Party under Section 2.5.3 (Proposed Product Notice).

2.5.5 [**] Proposed Product Options.

2.5.5.1 Notice to Broad. Within [**] days of the Proposed Product Notice Date, Licensee may either (a) provide a Current Development Demonstration to Broad in accordance with Section 2.5.6 (Existing Development or Commercialization), or (b) notify Broad as to whether it (i) has a good faith interest in researching, developing and commercializing the [**] Proposed Product itself in accordance with Section 2.5.7 (Intended Development or Commercialization), (ii) has a good faith interest in entering into a Sublicense with the Proposing Party to research, develop and commercialize the [**] Proposed Product in accordance with Section 2.5.8 (Proposing Party Development or Commercialization), (iii) has a good faith interest in entering into a Sublicense with another Third Party to research, develop and commercialize the [**] Proposed Product in accordance with Section 2.5.9 (Third Party Development or Commercialization), or (iv) does not wish to pursue the foregoing (a), (b)(i), (b)(ii) or (b)(iii). For clarity, Licensee may notify Broad at any time that it is no longer interested in developing such [**]

Proposed Product under either (a), (b)(i), (b)(ii) or (b)(iii). As part of the notice to Broad under this Section 2.5.5.1 (Notice to Broad), Licensee shall also confirm whether, in the [**] months prior to the Proposed Product Notice Date, Licensee (or an Affiliate of Licensee) is already negotiating or has already negotiated with the Proposing Party to research, develop or commercialize the applicable [**] Proposed Product, and the length of time and nature of such negotiations (e.g., whether there has been active and consistent dialogue with the applicable counter-party, the exchange of terms and conditions, etc.).

2.5.5.2 Proposed Product Development Period. If Licensee so notifies Broad under (b)(i), (b)(ii) or (b)(iii) of Section 2.5.5.1 (Notice to Broad), Licensee shall have [**] months from the Proposed Product Notice Date to prepare a development plan and commence activities thereunder with respect to such [**] Proposed Product in accordance with Sections 2.5.7 (Intended Development or Commercialization), 2.5.8 (Proposing Party Development or Commercialization), or 2.5.9 (Third Party Development or Commercialization), as applicable, (such [**] month period, the “Proposed Product Development Period”). [**] months into the Proposed Product Development Period, Licensee shall provide to Broad a good faith update as to the progress of such plan, including whether Licensee intends to use the remaining [**] months of the Proposed Product Development Period to continue to develop such plan and commence activities thereunder. The Proposed Product Development Period for a given [**] Proposed Product shall be reduced by the length of time of active negotiations between Licensee and the Proposing Party in the [**] months prior to the Proposed Product Notice Date to research, develop or commercialize the applicable [**] Proposed Product, provided that such reduction shall not be greater than [**] months and provided further that only active negotiations regarding a transaction specific to such [**] Proposed Product (and not a class or type of products generally or a Multi-Product Negotiation) shall be offset from Licensee’s Proposed Product Development Period. In the event that the Parties are unable to agree as to whether Licensee has been engaged in active negotiations, or the length of time of such active negotiations, then the matter shall be resolved in accordance with Exhibit 4.4.7, provided that any final determination of the applicable arbitrator(s) shall not be deemed to extend (a) the Proposed Product Development Period beyond [**] months, or (b) the reduction to such Proposed Product Development Period for active negotiations beyond [**] months. Further, the Proposed Product Development Period shall apply on a Proposed Product Notice-by-Proposed Product Notice basis, and shall be no longer than [**] months (subject to the foregoing sentence with respect to a reduction of up to [**] months for prior negotiations by Licensee). By way of example, if Licensee has actively negotiated for [**] months with a Proposing Party pursuant to Section 2.5.8 (Proposing Party Development or Commercialization) prior to the applicable Proposed Product Notice Date, then the applicable Proposed Product Development Period shall be reduced by [**] months, and Licensee shall have [**] months remaining in which to develop a plan pursuant to Section 2.5.7 (Intended Development or Commercialization) or negotiate a Sublicense pursuant to Section 2.5.8 (Proposing Party Development or Commercialization) or Section 2.5.9 (Third Party Development or Commercialization). By way of further example, if Licensee has [**] months remaining of the applicable Proposed Product Development Period but Licensee ceases its ongoing negotiations with [**] months remaining to negotiate a Sublicense with an alternative Third Party, then Licensee shall have no more than [**] months within which to negotiate such Sublicense pursuant to Section 2.5.8 (Proposing Party Development or Commercialization) or Section 2.5.9 (Third Party Development or Commercialization).

2.5.6 Existing Development or Commercialization. If the [**] Proposed Product is directed to a [**] for which the Licensee, directly or through any of its Affiliates or Sublicensees, is currently researching, developing or commercializing a Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product in the Field, then Licensee may, within [**] days of the Proposed Product Notice Date, provide a Current Development Demonstration to Broad. Thereafter, Licensee shall continue to use commercially reasonable efforts, itself or through its Affiliate or Sublicensee to continue to implement such plan. Licensee shall provide a written report to Broad describing Licensee’s progress under the applicable plan at least [**] until the First Commercial Sale of such Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product. Licensee may, on an [**] basis concurrently with the delivery of each [**] diligence report to be provided by Licensee to Broad under Section 3.4 (Reporting) hereof, make commercially reasonable adjustments to the applicable research, development or commercialization plan as necessary to improve Licensee’s ability to meet its obligations under such plan; provided that, such adjustments shall be subject to review and approval by Broad, such approval not to be unreasonably withheld, conditioned or delayed.

2.5.7 Intended Development or Commercialization. If Licensee notifies Broad within [**] days of the Proposed Product Notice Date that Licensee or its Affiliate is interested in developing a Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product directed to the [**] as such [**] Proposed Product in the Field, then within the Proposed Product Development Period, Licensee shall be required to (a) prepare, or have prepared, a commercially reasonable research, development or commercialization plan, similar to the Development Plan with respect to other Licensed Products developed by Licensee in the Field, subject to necessary adjustments and including reasonable development milestones, at least [**] preclinical development milestone and associated timelines, and including evidence that Licensee or its applicable Affiliate or Sublicensee has, or reasonably expects to have, access to any intellectual property (other than any intellectual property owned or controlled by the Proposing Party) that would be necessary to develop and commercialize such Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product and has, or reasonably expects to have, funding available to advance such plan and (b) commence, or have commenced on its behalf, research or development activities for such Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product in the Field pursuant to such plan. Licensee’s failure to prepare or have prepared a plan as described in clause (a) of the preceding sentence or to commence or have commenced research or development activities as described in clause (b) of the preceding sentence shall, in each case, not constitute a material breach of this Agreement; provided, however that, in addition to Broad having the right to grant a [**] License to the extent permitted in Section 2.5.11 ([**] License), following each such failure and solely for the subsequent [**] Proposed Product which Licensee elects to develop under Section 2.5.7 (Intended Development or Commercialization), Section 2.5.8 (Proposing Party Development or Commercialization), or Section 2.5.9 (Third Party Development or Commercialization), and for which at least [**] months of the Proposed Product Development Period for such [**] Proposed Product remain following any applicable reductions pursuant to Section 2.5.5.2 (Proposed Product Development Period), Broad shall be entitled to reduce by [**] months the Proposed

Product Development Period; provided further that, for clarity, the right to reduce the applicable Proposed Product Development Period pursuant to this sentence shall apply following each such failure to prepare such a plan or commence or have commenced such research or development activities. Broad’s rights with respect to a [**] License set forth in Section 2.5.11 ([**] License), [**] for a failure under the foregoing sentence that results in a diligence failure pursuant to Section 3.5.6.2 (Unmet Deadline), as applicable, and Broad’s right to reduce a Proposed Product Development Period pursuant to the preceding sentence shall be Broad’s sole and exclusive remedies under law and this Agreement for any failure by Licensee to prepare such a plan or commence or have commenced such research or development activities as described in the preceding sentence. In the discussion of such development plan and development milestones, Broad shall not unreasonably withhold its consent to Licensee’s proposed plan. If the Parties agree on such development plan and milestones and Licensee or its Affiliate commences research or development activities thereunder within the Proposed Product Development Period, Licensee shall maintain its exclusive license(s) hereunder with respect to such [**] Proposed Product in the Field, but shall be obligated (i) to, itself or through its Affiliate or Sublicensee, use commercially reasonable efforts to develop and commercialize the Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product in the Field in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (ii) to, itself or through its Affiliate or Sublicensee, meet the development milestones on the timeline associated therewith with respect to the Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product in the Field (which shall be a “Development Milestone” for all purposes hereunder) in the Field (subject to extension in the same manner as provided in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions) applied mutatis mutandis), and (iii) provide a written report to Broad describing Licensee’s progress under such plan at least [**] until the First Commercial Sale of such Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product. Exhibit 3.1.1 shall be amended to reflect such development milestones and timeline with respect to such Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product. Licensee may, on an [**] basis concurrently with the delivery of each [**] diligence report to be provided by Licensee to Broad under Section 3.4 (Reporting) hereof, make such commercially reasonable adjustments to the applicable plan as necessary to improve Licensee’s ability to meet its research, development or commercialization obligations under such plan; provided that such adjustments shall be subject to review and approval by Broad, such approval not to be unreasonably withheld, conditioned or delayed.

2.5.8 Proposing Party Development or Commercialization. If, within [**] days of the Proposed Product Notice Date, Licensee notifies Broad that Licensee is not interested in developing such [**] Proposed Product in the Field but that it wishes to grant a Sublicense to the Proposing Party to develop a Royalty-Bearing Product directed to the [**] as such [**] Proposed Product in the Field, Licensee will have until the end of the Proposed Product Development Period to (a) negotiate and enter into such a Sublicense agreement with such Proposing Party, (b) prepare, or have prepared, together with the Proposing Party, a commercially reasonable research, development or commercialization plan similar to the Development Plan with respect to other Licensed Products developed by Licensee in the Field, subject to necessary adjustments and including reasonable development milestones, at least [**] preclinical development milestone and associated timelines, and including evidence that Licensee or its applicable Affiliate or Sublicensee or the Proposing Party have, or reasonably expects to have, access to any intellectual property that would be necessary to develop and commercialize such Royalty-Bearing Product in the Field and has, or reasonably expects to have, funding available to advance such plan and (c) commence research or development activities with the Proposing Party for such Royalty-Bearing Product pursuant to such plan. In the discussion of such development plan and development milestones, Broad shall not unreasonably withhold its consent to Licensee’s proposed plan. If the Parties agree on such development plan and milestones and research or development activities thereunder are commenced by or on behalf of the Licensee or the Proposing Party within the Proposed Product Development Period, Licensee shall maintain its exclusive license(s) hereunder with respect to such [**] Proposed Product in the Field, but shall be obligated (i) to, itself or through its Affiliate or Sublicensee (including the Proposing Party), use commercially reasonable efforts to develop and commercialize the Royalty-Bearing Product in the Field in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (ii) to, itself or through its Affiliate or Sublicensee (including the Proposing Party) meet the development milestones on the timeline associated therewith with respect to the Royalty-Bearing Product (which shall be a “Development Milestone” for all purposes hereunder) in the Field (subject to extension in the same manner as provided in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions) applied mutatis mutandis), and (iii) provide a written report to Broad describing Licensee’s and the Proposing Party’s progress under such plan at least [**] until the First Commercial Sale of such Royalty-Bearing Product. Exhibit 3.1.1 shall be amended to reflect such development milestones and timeline with respect to such Royalty-Bearing Product. Licensee may, on an [**] basis concurrently with the delivery of each [**] diligence report to be provided by Licensee to Broad under Section 3.4 (Reporting) hereof, make such commercially reasonable adjustments to the applicable plan as necessary to improve Licensee’s ability to meet its research, development or commercialization obligations under such plan; provided that such adjustments shall be subject to review and approval by Broad, such approval not to be unreasonably withheld, conditioned or delayed.

2.5.9 Third Party Development or Commercialization. In parallel with, or in lieu of, seeking to Sublicense a Royalty-Bearing Product to the Proposing Party, the Licensee may seek to enter into a Sublicense with another Third Party. In such event, Section 2.5.8 (Proposing Party Development or Commercialization) shall apply to Licensee with such Third Party as the Proposing Party thereunder. If the Licensee enters into such a Sublicense with another Third Party within the Proposed Product Development Period, then Licensee shall have the right to discontinue any discussions under Section 2.5.8 (Proposing Party Development or Commercialization) without consequence and as long as the Sublicense with the Third Party that Licensee entered into remains in effect, Broad shall have no right to grant a [**] License for the applicable [**] Proposed Product. In the event that such Sublicense terminates, then Licensee shall promptly notify Broad and then [**] ([**] License) shall govern regarding any right of Broad to [**] License with respect to the relevant [**] Proposed Product.

2.5.10 Proposed Product Development Period Obligations. Throughout the Proposed Product Development Period set forth in Sections 2.5.7 (Intended Development or Commercialization) through Section 2.5.9 (Third Party Development or Commercialization), Licensee shall continuously use commercially reasonable efforts to, as applicable, (a) prepare, or have prepared, the research, development or commercialization plan and thereafter, commence research or development activities pursuant to such plan, as required by Section 2.5.7 (Intended Development or Commercialization), or (b) enter into a Sublicense agreement and thereafter, commence (or have commenced) research and development activities under the research, development or commercialization plan, as required by Section 2.5.8 (Proposing Party Development or Commercialization) or 2.5.9 (Third Party Development or Commercialization).

2.5.11 [**] License. If, with respect to a [**] Proposed Product, (a) within [**] days of the Proposed Product Notice Date (or at any other time during the Proposed Product Development Period), Licensee notifies Broad that [**] in (i) [**], (b) Licensee [**], (c) Licensee [**], (d) Licensee [**], or (e) Licensee otherwise [**], as applicable, then, in each case (a) through (e), Broad will be entitled, [**] ([**]), to grant, in its sole discretion, to such Proposing Party [**] license under the Patent Rights to make, have made, offer for sale, sell, have sold and import such [**] Proposed Product or a Related Product to such [**] Proposed Product (a “[**] License”), and Licensee’s rights to such Patent Rights shall, [**]; provided that each [**] License will require the Proposing Party to [**], provided further that [**].

2.5.12 [**]. All consideration to Broad (or its designee) under a [**] License (other than reimbursement for patent expenses paid to third parties equal to the out-of-pocket cost to Broad of such patent expenses) is “[**].” Broad shall be entitled to [**]. Unless otherwise agreed by the Parties, [**] will be paid [**] on an [**] basis in accordance with Broad’s usual and customary practices for its distributions, except to the extent [**] under this Agreement in which case Broad may elect to [**]. [**] License [**] received by Broad or its designee, whether zero or a positive number, on an [**] basis in accordance with Broad’s usual and customary practices for its distributions. Such reports and any related records shall be subject to audit by the Licensee on terms equivalent to those set forth in Section 5.3 (Records), applied mutatis mutandis, provided, however, that such audit shall be limited to an audit of Broad’s records and shall not extend to any licensee under a [**] License (either directly or by causing Broad to exercise any audit rights it may have under the [**] License), and such audit shall be limited in scope to a determination that Broad’s report of [**] is true and complete.

2.5.13 [**]. Licensee shall not be required to provide a Current Development Demonstration in accordance with Section 2.5.6 (Existing Development or Commercialization) hereof, or elect a [**] Proposed Product option in accordance with Section 2.5.5 ([**] Proposed Product Options) hereof, [**] License, for [**] Proposed Products [**] that have been selected for research, development or commercialization of a Licensed Product in the Field pursuant to a collaboration agreement between Licensee or its Affiliates and [**] (such collaboration agreement, a “[**],” such [**], in accordance with, and subject to, the following terms and conditions:

2.5.13.1 [**]. A [**] that has been selected for research, development or commercialization of a Licensed Product in the Field pursuant to a [**] may be [**] by Licensee, on a [**] basis, at the time of execution of such [**] or at any time within [**] years thereafter, up to that number of [**] specified in Section 2.5.13.3 (Permitted Number of [**]), to a list of [**] (“[**]”) generated by Licensee and provided to and maintained by Broad or [**], as applicable. In the event there is [**], the compensation, costs and expenses for [**] shall be incurred and paid solely by Licensee. A [**] shall be deemed a “[**]” for the purposes of this Section 2.5.13 ([**]) and only those [**] that are included on the [**] shall be deemed [**] for the purposes of this Section 2.5.13 ([**]). For the avoidance of doubt, a [**] shall not by itself constitute a [**]. Except as noted below with respect to [**], the effective date of addition of any [**] (“Selection Date”) shall be [three (3)] business days prior to the date on which Broad or the [**] receives written notice from Licensee that a given [**] is to be added to the [**]. Except as noted below in connection with [**], a [**] shall be deemed a [**] for a period of [**] years from the date such [**] is added to the [**] unless removed in accordance with Section 2.5.13.6 (Other Limitations on [**]). In addition to the foregoing, Licensee may add to the [**] the [**] that are the subject of a [**] from a [**] at any time and from time to time between Licensee and such [**] regarding a [**]. A [**] that is included on the [**] shall be deemed a “[**]” for the purposes of this Section 2.5.13 ([**]) during the [**] Period (as defined below) and the date on which Broad or the [**] receives written notice from Licensee that a given [**] is to be added to the [**] List shall be deemed the “Selection Date” for such [**]. The number of [**] that Licensee may add to the [**] in connection with any such [**] shall not exceed the number of [**] as Licensee would be eligible to add to the [**] if Licensee and such Third Party entered into such [**] Collaboration, as determined based on a [**] by such prospective [**] Collaborator in connection with such active discussions. Licensee shall clearly identify in its notice to Broad [**] those [**]. Licensee shall notify Broad [**] promptly if any [**] should be removed from the [**] because Licensee determines that the circumstances of the discussions with the [**] have changed and that such [**] is no longer the subject of [**], in which case such [**] shall be deemed not to have been nominated as a [**] for the purposes of this Section 2.5.13 ([**]). A [**] shall remain a [**], a [**] for [**] months (the “[**] Period”) from the Selection Date for such [**], subject to up to [**] [**] of an additional [**] months by Licensee upon notice to Broad or the [**] if Licensee determines in good faith that such [**] remains the subject of [**] between Licensee and the relevant [**] regarding a [**] Collaboration at the time of such [**]. Licensee (or the [**], as applicable) shall notify Broad that Licensee has [**] that a [**] shall remain on the [**]. Such notice shall not identify the [**] by name nor include any other identifiable information but shall include a [**] for such [**] which shall enable Broad to track and monitor the status of such [**]. The purpose of such notice is to permit Broad to initiate communications with Licensee and to monitor compliance by Licensee with the terms of this Agreement. If Licensee enters into a [**] with respect to a [**], Licensee shall notify Broad within [three (3)] business days thereof, and such [**] shall remain a [**] and the Selection Date for such [**] shall remain the date on which Broad or the [**] received written notice from Licensee that such [**] was to be added to the [**]. If there is a [**], the [**] shall notify Licensee within [**] business day if any [**] that Licensee notifies [**] to add to the [**] is already, at the time of such notice, the subject of a [**] Inquiry having a [**] Inquiry Date that is more than [**] business days prior to such notice from Licensee. A [**] shall not become a [**] or be added to the [**] if such [**] is the subject of a [**] Inquiry having a [**] Inquiry Date that is more than [**] business days prior to the time at which Licensee notifies the [**] that Licensee is designating such [**] for inclusion on the [**].

2.5.13.2 [**]. If no [**] has been selected at the time of Licensee’s selection of the first [**], Broad shall maintain the [**]. If at any time during the Term, (a) Licensee wishes to select a [**] or (b) Licensee no longer wishes for Broad to retain the [**], then Licensee shall provide Broad with written notice thereof (the “[**]”) and shall include in such notice a list of at least [**] independent attorneys registered to practice before the United States Patent and Trademark Office of whom neither Licensee nor Broad is a client, who are experienced in intellectual property matters in the biopharmaceutical industry and who are able to take on an obligation of confidentiality to both Parties. Within [**] days after the date of the [**], Broad shall select by written notice to Licensee (the “[**] Selection Notice”) one of the individuals named in the [**]. Such individual selected by Broad shall be the “[**].” If Broad does not select such individual in a [**] Selection Notice within such [**] day period, then the individual selected by Licensee from among the individuals named in the [**] and identified by Licensee in writing to Broad shall be the [**]. The [**] shall be bound by confidentiality obligations to both Parties. In the event a [**] is no longer able or willing to serve in such role, the Parties shall appoint a new [**] by again following the procedures set forth in this Section 2.5.13.2. Notwithstanding anything in this Section 2.5.13, in the event that Licensee does not provide a [**] to Broad, there will be no [**] and, unless the context otherwise requires or unless otherwise expressly set forth in this Agreement, all references to “the [**]” under this Agreement will refer to Broad.

2.5.13.3 Permitted Number of [**]. The number of [**] that may be selected as [**] for a given [**] is dependent on the amount of [**] under the [**], in accordance with the following provisions of this Section 2.5.13.3 (Permitted Number of [**]). On a [**] basis, Licensee may select as [**] up to that number of [**] that is proportionate to the total amount of [**] under a given [**] at a rate of no less than [**] per [**]; provided, however, that such rate shall be [**] per [**] in effect as of the Effective Date. By way of example, (a) if the [**] under the [**] is [**], Licensee may add up to [**] to the [**], (b) if the [**] under the [**] is [**], Licensee may add up to [**] to the [**], and (c) if the [**] under the [**] is [**], Licensee may add up to [**] to the [**], in each case (a) through (c) which [**] shall be deemed [**]. If at any point during the Collaboration Period, there is a reduction in the levels of [**] under a given [**], Licensee shall notify Broad of such reduction and the [**] shall be adjusted accordingly to reflect such reduction in [**]. Promptly after the date of execution of any [**] are to be selected, Licensee shall notify Broad and, if applicable, the [**] thereof, and shall include in such notice the amount of [**] under such [**].

2.5.13.4 [**] Inquiry. Notwithstanding anything to the contrary in this Agreement, this Section 2.5.13.4 ([**] Inquiry) shall only apply if a [**] has been appointed under Section 2.5.13.2 ([**]). For any Proposed Product for which a Bona Fide Proposal has been provided to Broad, prior to providing a Proposed Product Notice with respect to such Proposed Product to Licensee in accordance with Section 2.5.3 (Proposed Product Notice), Broad shall inquire of the [**] in writing whether or not the [**] to which the applicable Proposed Product is directed is a [**] (such inquiry, the “[**] Inquiry,” the date of such inquiry, the “[**] Inquiry Date”). The [**] shall, within the period beginning on the [**] business day and ending on the [**] business day following Broad’s request, notify Broad in writing whether or not such [**] is a [**] (such notice, the “[**] Notice”). The [**] Notice shall note if a [**]. If such [**], the [**] Notice shall include the Selection Date for such [**], and the provisions of Section 2.5.13.5 (Time-Limited Preclusion of [**]) and Section 2.5.13.6 (Other Limitations on

[**]) shall apply. If such [**] is not a [**], then Broad may provide Licensee with a Proposed Product Notice with respect to the Proposed Product that is directed to the applicable [**] under Section 2.5.3 (Proposed Product Notice). If the [**] does not [**] provide a [**] Notice to Broad, then Broad may notify Licensee in writing thereof (“[**] Non-Performance Notice”) and Licensee may notify the [**] of such non-performance. If Broad does not receive a [**] Notice within [**] business days of the date of the [**] Non-Performance Notice, then Broad may provide a Proposed Product Notice directly to Licensee under Section 2.5.3 (Proposed Product Notice). [**] shall not disclose the existence or nature of a [**] Inquiry to Licensee until after the [**] business day following such [**] Inquiry, at which time [**] shall notify Licensee of each [**] that is the subject of such [**] Inquiry. Broad shall not disclose to any Third Party whether a [**] is a [**] reserved by Licensee or otherwise is under research, development and/or commercialization by Licensee or its Affiliate or Sublicensee; provided, however, that for any [**] that is the subject of a [**] Inquiry during the Collaboration Period for such [**], Broad shall be entitled to inform the Proposing Party that provided the Bona Fide Proposal for the [**] Proposed Product directed at the applicable [**] of the date on which such [**] that is a [**] may become available for a renewed Bona Fide Proposal, such date to correspond with the expiration of the Collaboration Period for the applicable [**]. If such Proposing Party provides such renewed Bona Fide Proposal, and Broad provides to Licensee a corresponding Proposed Product Notice based on such Bona Fide Proposal, then the provisions of Section 2.5.13.5 (Time-Limited Preclusion of [**]) shall apply to such Proposed Product Notice.

2.5.13.5 Time-Limited Preclusion of [**]. For a period of [**] years from the Selection Date (the “Collaboration Period”), Licensee shall not be required to provide a Current Development Demonstration in accordance with Section 2.5.6 (Existing Development or Commercialization) hereof, or elect a [**] Proposed Product option in accordance with Section 2.5.5 ([**] Product Options) hereof, and Broad shall have no right to grant a [**] License, for any [**] Proposed Product directed to a [**], provided that the Selection Date for such [**] is within [**] years from the execution date of the [**] under which the [**] has been selected. Following expiration of the Collaboration Period for a given [**], if Broad receives a Bona Fide Proposal for a [**] Proposed Product directed to such [**] and provides such Proposed Product Notice to Licensee, Licensee shall be required to provide to Broad a Current Development Demonstration for such [**] Proposed Product. If Licensee fails to provide a Current Development Demonstration for such [**] Proposed Product, then Broad shall be entitled to grant the Proposing Party a [**] License for such [**] Proposed Product.

2.5.13.6 Other Limitations on [**]. The Collaboration Period shall apply in lieu of, and not in addition to, the Proposed Product Development Period set forth in Sections 2.5.7 (Intended Development or Commercialization) through 2.5.9 (Third Party Development and Commercialization). Once a given [**] has been selected as a [**] under a given [**], the [**] Proposed Product options set forth in Section 2.5.5 ([**] Proposed Product Options) shall not apply to [**] Proposed Products directed to such [**]. [**] may be dropped from the [**] upon notice by Licensee to Broad; provided that, once a [**] has been dropped from the [**] for a given [**] (other than a [**] that is a [**] at the time it is dropped), it may not again be selected to the [**] for such [**].

2.5.14 Processing of Proposed Product Notices. Licensee shall not be required to simultaneously prepare or carry-out a plan under Sections 2.5.7 (Intended Development or Commercialization), 2.5.8 (Proposing Party Development or Commercialization), or 2.5.9 (Third Party Development or Commercialization) in accordance with the timing requirements set forth therein or with Section 2.5.10 (Proposed Product Development Period Obligations) (to “Process”) for more than [**] Proposed Product Notices at any one time. If Broad provides a Proposed Product Notice for which Licensee fails to make a Current Development Demonstration and Licensee is currently Processing [**] other Proposed Product Notices on the Proposed Product Notice Date for such Proposed Notice, then the time periods set forth in Sections 2.5.7 (Intended Development or Commercialization), 2.5.8 (Proposing Party Development or Commercialization), 2.5.9 (Third Party Development or Commercialization), as applicable, for Processing of any such additional Proposed Notice by Licensee shall each be extended (and the obligation in Section 2.5.10 (Proposed Product Development Period Obligations) shall be tolled) by a period equal to the result of multiplying (a) [**] months times (b) (i) [**] if the number of Proposed Product Notices being Processed by Licensee on the relevant Proposed Product Notice Date is more than [**] and less than or equal to [**], [**] if the number of Proposed Product Notices being Processed by Licensee on the relevant Proposed Product Notice Date is more than [**] and less than or equal to [**], (iii) [**] if the number of Proposed Product Notices being Processed by Licensee on the relevant Proposed Product Notice Date is more than [**] and less than or equal to [**], and (iv) [**] if the number of Proposed Product Notices being Processed by Licensee on the relevant Proposed Product Notice Date is more than [**] (“Proposed Product Extension Period”). During such Proposed Product Extension Period for a given Proposed Product Notice, Broad shall not be permitted to grant a [**] License to any [**] Proposed Product that is the subject of such Proposed Notice. If the number of Proposed Product Notices being Processed by Licensee on the relevant Proposed Product Notice Date is more than [**], Licensee shall have no obligation to Process additional Proposed Notices until the number of Proposed Notices being Processed by Licensee is fewer than [**], and the Proposed Product Extension Period shall be extended until, and shall be recalculated at, such time.

2.6 No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement will be construed to confer any ownership interest, license or other rights upon Licensee or its Affiliates or Sublicensees by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of Broad, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights. By way of example and not of limitation, nothing contained herein shall restrict Broad from granting licenses under (a) the Patent Rights outside the Field or (b) the Product-Specific Base Editor Patent Rights and the Gene Targeting Patent Rights inside or outside the Field, provided such rights in the foregoing clause (b) are not granted to make, have made, offer for sale, sell, have sold, and import Base Editor Products for use in the Field (other than as permitted under Section 2.2 (Reservation of Rights, Certain Restrictions)) for so long as and to the extent that Licensee is granted exclusive licenses hereunder to such Patent Rights for such Base Editor Products in the Field.

2.7 Additional Limitations on Exercise of License Rights.

2.7.1 Germline Modification. Licensee will not use the Patent Rights for Human Germline Modification.

2.7.2 Gene-Drive Applications. Licensee will not use the Patent Rights for the stimulation of biased inheritance of particular genes or traits within a population of plants or animals.

2.7.3 Tobacco. Licensee will not use the Patent Rights for modifying the tobacco plant (including any plant part, plant cell, plant tissue or plant seed), except for modifications that (a) are related to the use of the tobacco plant as a manufacturing system or as a model system for research purposes but (b) are not related to any use or application in the cultivation, growth, manufacture, exportation or production of any tobacco product.

3. Development and Commercialization.

3.1 Diligence.

3.1.1 Licensee shall use commercially reasonable efforts: (a) to develop Licensed Products within the Field in accordance with the Development Plan; (b) to introduce any Licensed Products within the Field that gain Regulatory Approval into the commercial market; (c) to market Licensed Products within the Field that have gained Regulatory Approval following such introduction into the market; and (d) to make such Licensed Products that have gained Regulatory Approval reasonably available to the public. In addition, Licensee, by itself or through its Affiliates or Sublicensees, shall achieve each of the Development Milestones within the time periods specified in Exhibit 3.1.1, as they may be extended in accordance with this Agreement.

3.1.2 Sub-Categories of Patent Rights.

3.1.2.1 During the first [**] years following the Effective Date, Licensee shall devote commercially reasonable resources to determining the viability of the technology covered, claimed or otherwise disclosed in each Sub-Category of Patent Rights to exploit Licensed Products in the Field. In the event that Licensee makes a final determination that it will not pursue the research or development of any Licensed Product Covered by a Valid Claim of, or otherwise made, discovered, developed or determined to have utility, in whole or in part, by the use of, a Sub-Category of Patent Rights, it shall so notify Broad in writing and, unless otherwise agreed upon by the Parties in writing, Licensee’s rights to such Sub-Category of Patent Rights shall be terminated under this Agreement upon Broad’s receipt of such notice.

3.1.2.2 If, with respect to a Sub-Category of Patent Rights, either (a) Licensee has failed to devote commercially reasonable resources to determining the viability of the technology covered, claimed or otherwise disclosed in such Sub-Category of Patent Rights to exploit Licensed Products in the Field as set forth in Section 3.1.2.1 (Sub-Categories of Patent Rights) or (b) within [**] years after the Effective Date, Licensee has not (i) initiated a discovery program for the development of a Licensed Product covered by a Valid Claim of, or otherwise made, discovered, developed or determined to have utility, in whole or in part, by the use of, such Sub-Category of Patent

Rights and (ii) submitted an updated Development Plan and Development Milestones to Broad for such Sub-Category of Patent Rights as set forth in Section 3.2.2 (Adjustments of Development Plan), then the license to such Sub-Category of Patent Rights will terminate (such Sub-Category of Patent Rights subject to license termination, a “Failed Sub-Category of Patent Rights”). If the Failed Sub-Category of Patent Rights is a Sub-Category of Base Editor Patent Rights, then Licensee’s license to the Gene Targeting Patent Rights shall be deemed to be non-exclusive with respect to such Failed Sub-Category of Patent Rights. Notwithstanding the foregoing, if Licensee is developing a Licensed Product that is Covered by both the Failed Sub-Category of Patent Rights and a separate Sub-Category of Patent Rights, then Licensee may, within [**)] days of such Sub-Category of Patent Rights becoming a Failed Sub-Category of Patent Rights, provide a list to Broad of all such Licensed Products and a reasonably detailed written explanation of how such products are Covered by such separate Sub-Category of Patent Rights. If Broad agrees, in its reasonable discretion, that such Licensed Product is Covered by such separate Sub-Category of Patent Rights, then Licensee will retain a non-exclusive license to the Failed Sub-Category of Patent Rights solely to the extent necessary to develop such Licensed Product. Subject to the foregoing sentence, Broad shall have the right in its sole discretion to grant exclusive or non-exclusive licenses to any Third Party under such Failed Sub-Category of Patent Rights. Additionally, Broad shall have the right to grant to third party licensees of any Failed Sub-Category of Patent Rights, a non-exclusive license under the Patent Rights other than such Failed Sub-Category of Patent Rights solely to make, have made, offer for sale, sell, have sold and import products Covered by such Failed Sub-Category of Patent Rights in the Field, which non-exclusive license shall not extend to components of such product that are, (x) if the Failed Sub-Category of Patent Rights is a Failed Sub-Category of Base Editor Patent Rights, a different category of Base Editor than the category of Base Editor that is the subject matter of such Failed Sub-Category of Base Editor Patent Rights or a DNA Cleaver and (y) if the Failed Sub-Category of Patent Rights is the DNA Cleaving Patent Rights, a Base Editor. As a non-limiting example of the foregoing exclusion, if [**] under this paragraph, then the foregoing non-exclusive license under the remaining patent rights would [**]. Broad’s rights under this Section 3.1.2.2 (Sub-Categories of Patent Rights) shall be its exclusive termination rights under this Agreement for any breach by Licensee of Section 3.1.2.1 (Sub-Categories of Patent Rights) or failure of Licensee described in clause (a) or (b) of this Section 3.1.2.2 (Sub-Categories of Patent Rights).

The foregoing paragraph may apply to multiple Sub-Categories of Patent Rights, if there are multiple Failed Sub-Categories of Patent Rights.

3.2 Adjustments of Development Plan.

3.2.1 Within [**] months after the Effective Date, Licensee shall submit to Broad a written plan for the development and commercialization of Licensed Products, which shall be attached hereto as Exhibit 3.2.1. Such plan shall be designed to meet the Development Milestones attached in Exhibit 3.1.1, on the timeline provided in Exhibit 3.1.1. Broad shall have the right to approve Licensee’s submitted Development Plan, such approval not to be unreasonably withheld, delayed, or conditioned. Broad shall be reasonably available to meet and discuss with Licensee as Licensee is preparing the Development Plan, to help ensure consensus as to the Development Plan that Licensee will submit. In addition, an abbreviated plan outlining the high-level anticipated development actions and timelines for DNA Base Editor Products, RNA Base Editor Products and DNA Cleaving Products is attached hereto as Exhibit 3.2.1-1.

3.2.2 Within [**] years after the Effective Date, Licensee shall update its Development Plan and Development Milestones to include the elements required by the Sub-Category Product Milestones. Broad shall have the right to approve Licensee’s submitted, updated Development Plan, such approval not to be unreasonably withheld, delayed, or conditioned. Broad shall be reasonably available to meet and discuss with Licensee as Licensee is preparing the updated Development Plan, to help ensure consensus as to the Development Plan that Licensee will submit.

3.2.3 Licensee will be entitled, from time to time, upon providing prior written notice to Broad, to make such adjustments to the then applicable Development Plan as Licensee believes, in its good faith judgment, are needed in order to improve Licensee’s ability to meet the Development Milestones, provided that such adjustment right shall not include the right to adjust the timelines for the Milestone Deadlines except as set forth in Section 3.5.1 (Notice/Explanation/Plan).

3.3 Regulatory Filings. As between Broad and Licensee, and subject to Section 2.5 (Inclusive Innovation Model) Licensee shall have the right to prepare and present all regulatory filings necessary or appropriate to obtain Regulatory Approval for Licensed Products in the Field in any country and to obtain and maintain any Regulatory Approval required to market Licensed Products in the Field in any such country. Licensee shall solely own all right, title and interest in and to all such Regulatory Approvals and filings.

3.4 Reporting. Within [**] days after the end of each Calendar Year, Licensee shall furnish Broad with a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Licensed Products within the Field, including: (a) research and development activities, including information regarding specific Royalty-Bearing Products in development and their therapeutic applications; (b) the status of applications for Regulatory Approvals; (c) commercialization or other distribution efforts; and (d) marketing efforts. Each report must contain a sufficient level of detail for Broad to assess whether Licensee is in compliance with its obligations under Section 3.1 (Diligence) and a discussion of intended efforts for the then current year. Together with each report, Licensee shall provide Broad with a copy of the then current Development Plan, which shall include sufficient detail to enable Broad to assess what Royalty-Bearing Products are in development and the status of such development.

3.5 Failure to Meet Development Milestone: Opportunity to Cure.

3.5.1 Notice/Explanation/Plan. If Licensee believes that it will not achieve a Development Milestone by the then-applicable deadline (i.e., the original timeline therefor in Exhibit 3.1.1, or any extension thereto in accordance with this Agreement) (“Milestone Deadline”) or that such then-applicable Milestone Deadline needs to be or should be extended, it may notify Broad in writing in advance of the relevant deadline, explicitly referencing this Section 3.5.1 (Notice/Explanation/Plan). Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure or need for extension (and lack of finances or development preference for a non-Royalty-Bearing Product will not constitute reasonable basis for such failure or need for extension) in sufficient detail to enable Broad to assess Licensee’s compliance with Section 3.1.1 (Diligence) (“Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended or amended milestone (“Plan”).

3.5.2 Missing Plan or Explanation. If Licensee notifies Broad in accordance with Section 3.5.1 (Notice/Explanation/Plan), but fails to provide Broad with both an Explanation and Plan, then Licensee will have an additional [**] days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement, and Broad shall have the right to terminate this Agreement solely to the extent described in the applicable provision of Section 3.5.6 (Unmet Deadline).

3.5.3 Sufficient Notice/Explanation/Plan. If Licensee notifies Broad as provided in Section 3.5.1 (Notice/Explanation/Plan) and provides Broad with an Explanation and Plan, then the applicable Milestone Deadline set forth on Exhibit 3.1.1 will be amended automatically to incorporate such extension to such Milestone Deadline; provided such extension does not extend the applicable Milestone Deadline by an amount greater than [**] years beyond the applicable Milestone Deadline as provided in Exhibit 3.1.1 hereto as of the Effective Date of this Agreement. Any request by Licensee to extend a Milestone Deadline by an amount greater than [**] years beyond the applicable Milestone Deadline as provided in Exhibit 3.1.1 hereto as of the Effective Date of this Agreement (whether as an initial request or through multiple extensions to such Milestone Deadline) shall only apply, and the applicable Milestone Deadline shall only be extended, if both such Explanation and Plan are acceptable to Broad in its reasonable discretion.

3.5.4 Explanation Discussions. If Licensee so notifies Broad and provides Broad with an explanation for such failure or need for extension and Plan, but such explanation is not an Explanation, then Licensee will have an additional [**] days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of this Agreement, and Broad shall have the right to terminate this Agreement solely to the extent described in the applicable provision of Section 3.5.6 (Unmet Deadline).

3.5.5 Plan Discussions. If Licensee notifies Broad in accordance with Section 3.5.1 (Notice/Explanation/Plan) and Licensee submits an Explanation and Plan to Broad that requests to extend a Milestone Deadline by an amount greater than [**] years beyond the applicable Milestone Deadline as provided in Exhibit 3.1.1 hereto as of the Effective Date of this Agreement (whether as an initial request or through multiple extensions to such Milestone Deadline), and the Plan provided by Licensee is not acceptable to Broad in its reasonable discretion, then Broad will explain in writing to Licensee why the Plan is not acceptable and provide Licensee with written suggestions for an acceptable Plan. Licensee will have [**] opportunity to provide Broad with an acceptable Plan within [**] days, during which time Broad agrees to work with Licensee in good faith in Licensee’s effort to develop a reasonably acceptable Plan. If, within such [**] days, Licensee provides Broad with an acceptable Plan, then, Exhibit 3.1.1 will be amended automatically to incorporate the extended or amended milestone set forth in the Plan. If, within such [**] days, Licensee fails to provide an acceptable Plan, then Licensee will have an additional [**] days or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone.

3.5.6 Unmet Deadline. Licensee’s failure to meet the then-current Milestone Deadline for any Development Milestone (taking into account any extension or modification thereof as a result of the applicable procedures set forth in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions)) shall constitute a material breach of this Agreement, and Broad shall have the following rights as its exclusive termination rights for such material breach of this Agreement:

3.5.6.1 If such failure is a failure to meet the first Development Milestone (“Initiate a discovery program …”) with respect to [**] Royalty-Bearing Products within the timeframe set forth on Exhibit 3.1.1, then Broad shall have the right to terminate this Agreement forthwith, immediately upon written notice to Licensee under Section 10.2.2.4 (Termination for Default).

3.5.6.2 If such failure relates to (a) a Licensed Product, Enabled Product, Base Editor Product or DNA Cleaving Product for which Licensee exercised its rights under Sections 2.5.7 (Intended Development or Commercialization), 2.5.8 (Proposing Party Development or Commercialization), or 2.5.9 (Third Party Development or Commercialization) following receipt of a Proposed Product Notice with respect to a [**] Proposed Product, (b) a Licensed Product that was a Retained Product for which Licensee retained the licenses under Section 2.1 (License Grants) in accordance with the terms of Section 3.5.6.3 (Unmet Deadline) or (c) a Licensed Product that was a Restored Product for which Licensee was granted the licenses under Section 2.1 (License Grants) in accordance with the terms of Section 3.5.7.3 (Failure to Meet Development Milestone: Opportunity to Cure), then Broad will be entitled, without any compensation or accounting to Licensee, to terminate forthwith, immediately upon written notice to Licensee, the licenses granted under Section 2.1 (License Grants) with respect to the applicable [**] to which the [**] Proposed Product (or in the cases of clauses (b) and (c), such relevant Licensed Product) is directed. Upon such termination, Broad shall be entitled to grant to any third party(ies) an exclusive or non-exclusive license(s) under the Patent Rights to make, have made, offer for sale, sell, have sold and import such Licensed Product for use within the Field or outside the Field.

3.5.6.3 If such failure is not a failure provided for under Section 3.5.6.1 (Unmet Deadline) or Section 3.5.6.2 (Unmet Deadline) and is a failure to meet the then-current Milestone Deadline for any Development Milestone (taking into account any extension or modification thereof as a result of the applicable procedures set forth in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions)) that is not a Sub-Category Product Milestone, Broad shall be entitled, without any compensation or accounting to Licensee, to terminate forthwith, immediately upon written notice to Licensee, the licenses granted under Section 2.1 (License Grants) with respect to all Royalty-Bearing Products for which Licensee has not achieved Initiation of GLP Toxicology prior to the date of such notice (other than any such Royalty-Bearing

Products that are Related Products to a Royalty-Bearing Product for which Licensee has achieved Initiation of GLP Toxicology prior to the date of such notice). If such failure is not a failure provided for under Section 3.5.6.1 (Unmet Deadline) or Section 3.5.6.2 (Unmet Deadline) and is a failure to meet the then-current Milestone Deadline for any Development Milestone (taking into account any extension or modification thereof as a result of the applicable procedures set forth in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions)) that is a Sub-Category Product Milestone, Broad shall be entitled, without any compensation or accounting to Licensee, to terminate forthwith, immediately upon written notice to Licensee, the licenses granted under Section 2.1 (License Grants) with respect to such Sub-Category of Patent Rights except with respect to Royalty-Bearing Products for which Licensee has achieved Initiation of GLP Toxicology prior to the date of such notice and any Royalty-Bearing Products that are Related Products to a Royalty-Bearing Product for which Licensee has achieved Initiation of GLP Toxicology prior to the date of such notice.

(a) Promptly after receipt of such notice (and in any event within [**] days thereof), Licensee shall deliver to Broad a true, correct and complete list of all Royalty-Bearing Products for which Licensee has achieved Initiation of GLP Toxicology prior to the date of such notice and that, if applicable, are covered by a Valid Claim within, or otherwise made, discovered, developed or determined to have utility, in whole or in part, by the use of, the terminated Sub-Category of Patent Rights (the “Retained Product List”) and sufficient information for Broad to identify Related Products (i.e., [**], splicing variant or mutation, intended patient population and intended clinical outcome) to such Royalty-Bearing Products. For each such Royalty-Bearing Product (each, a “Retained Product”), Licensee shall follow the following procedure:

(b) For each Retained Product, the Parties will negotiate in good faith and agree, during the [**] days following the date Licensee provided the Retained Product List to Broad, upon a development plan with respect to such Retained Product, which development plan will be similar to the Development Plan with respect to Licensed Products that were being developed by Licensee, subject to necessary adjustments, and will include reasonable development milestones, including at least [**] preclinical development milestone if such Retained Product is a preclinical product, and associated timelines. In the discussion of such development plan and development milestones, Broad shall not unreasonably withhold its consent to Licensee’s proposed plan. If the Parties agree in writing on such development plan and development milestones within such [**] day period, Broad shall grant to Licensee, and shall be deemed to have granted to Licensee, the licenses under Section 2.1.1 (License Grants) to make, have made, offer for sale, sell, have sold and import such Retained Product and Related Products to such Retained Product for use within the Field, and under Section 2.1.2 (License Grants) to make, have made, offer for sale, sell, have sold and import such Retained Product and Related Products that are Base Editor Products, but Licensee shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Retained Product in accordance with such new development plan (which shall be incorporated into and be part of the

“Development Plan” for all purposes hereunder) and (b) to meet the development milestones on the timeline associated therewith with respect to the Retained Product (which shall be a “Development Milestone”, which shall not be subject to extension in the manner provided in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions), but shall only be subject to extension in Broad’s sole discretion). Exhibit 3.1.1 shall be amended to reflect such development milestones and timeline with respect to such Retained Product. If the Parties do not agree in writing on such development plan and milestones for such Retained Product within such [**] day period, the licenses under Section 2.1 (License Grants) to make, have made, offer for sale, sell, have sold and import such Retained Product and Related Products to such Retained Product shall be deemed terminated as of 11:59 p.m. Eastern Time on the last day of such period.

(c) Notwithstanding anything in this Agreement to the contrary, the procedure set forth in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions) shall not be applicable to extend the Development Milestones for a Licensed Product that was a Retained Product (although the Development Plan may still be updated with respect thereto without modifying the Development Milestones, and the Development Milestones may still be modified with Broad’s consent in its sole discretion).

(d) Notwithstanding anything in this Section 3.5.6 (Unmet Deadline) to the contrary, for any Retained Product for which a Retained Product or a Related Product to such Retained Product already had a Development Plan and Development Milestones in place, and such Retained Product or a Related Product to such Retained Product that already had a Development Plan and Development Milestones in place has not missed such Development Milestones, such Development Plan and Development Milestones shall remain in place, with no requirement to negotiate a new Development Plan and new Development Milestones with respect thereto for such Retained Product or a Related Products to such Retained Product.

3.5.7 If Broad has terminated any licenses granted under Section 2.1 (License Grants) in accordance with the terms of Section 3.5.6.3 (Unmet Deadline) and during the Term, Licensee wishes to obtain the licenses under Section 2.1 (License Grants) with respect to a product for which Licensee does not have a license under Section 2.1 (License Grants) and that was, prior to such termination, within the definition of Royalty-Bearing Product (each, a “Restored Product” and such licenses, “Restored Licenses”), Licensee shall notify Broad, and Broad and Licensee shall follow the procedures below:

3.5.7.1 Licensee shall make a proposal to Broad equivalent in all material respects to a Bona Fide Proposal to Broad for developing such Restored Product in the Field, including with such proposal a statement of the extent such Restored Product is Covered by the Base Editor Patent Rights, DNA Cleaving Patent Rights or Gene Targeting Patent Rights and sufficient information for Broad to identify Related Products (i.e., [**], splicing variant or mutation, indicated patient population and clinical outcome) to such Restored Product. If Broad is interested in having such Restored Product developed and commercialized, Broad has not granted to any third party (such third parties to include, for purposes of this Section 3.5.7.1 (Failure to Meet Development Milestone: Opportunity to Cure), Affiliates of Licensee) any rights or licenses that would be breached by the grant of the Restored Licenses and the grant by Broad of the Restored Licenses would not otherwise be in conflict with any contract, agreement, arrangement or understanding between Broad and a third party, Broad shall notify Licensee.

3.5.7.2 If the proposal does not meet the definition of Bona Fide Proposal (as applied to the Restored Product and not a [**] Proposed Product), then Section 3.5.7.3 (Failure to Meet Development Milestone: Opportunity to Cure) shall not apply.

3.5.7.3 If Licensee notifies Broad within [**] days after Broad has notified Licensee pursuant to the last sentence of Section 3.5.7.1 (Failure to Meet Development Milestone: Opportunity to Cure), the Parties will negotiate, during the [**] days following such notification by Licensee, a development plan with respect to such Restored Product, which development plan will be similar to the Development Plan with respect to Licensed Products developed by Licensee, subject to necessary adjustments, and will include reasonable development milestones, including at least one preclinical development milestone if such Restored Product is a preclinical product, and associated timelines. Broad may withhold its consent to Licensee’s proposed development plan and development milestones in Broad’s sole discretion. If the Parties agree in writing on such development plan and milestones within such [**] day period, Broad shall grant to Licensee, and shall be deemed to have granted to Licensee, the licenses under Section 2.1 (License Grants) to make, have made, offer for sale, sell, have sold and import such Restored Product and Related Products to such Restored Product for use within the Field, but Licensee shall be obligated (a) to use commercially reasonable efforts to develop and commercialize the Restored Product in the Field in accordance with such new development plan (which shall be incorporated into and be part of the “Development Plan” for all purposes hereunder) and (b) to meet the development milestones on the timeline associated therewith with respect to the Restored Product (which shall be a “Development Milestone” (for all purposes hereunder) (subject to extension in the same manner as provided in Sections 3.5.1 (Notice/Explanation/Plan) through 3.5.5 (Plan Discussions), applied mutatis mutandis). Exhibit 3.1.1 shall be amended to reflect such development milestones and timeline with respect to such Restored Product. If the Parties do not agree in writing on such development plan and development milestones for such Restored Product within such [**] day period, Broad shall have no obligations to Licensee with respect to such Restored Product hereunder.

3.5.7.4 For clarity, the provisions of this Section 3.5.7 (Failure to Meet Development Milestone: Opportunity to Cure) shall not apply to any product with respect to which Broad exercised its rights under Section 3.5.6.2 (Unmet Deadline) to terminate the licenses under Section 2.1 (License Grants).

3.6 Activities of Others. Licensee may satisfy its obligations under Sections 3.1 (Diligence) through 3.5 (Failure to Meet Development Milestone: Opportunity to Cure) by the actions of itself, its Affiliates, its Sublicensees, or by the actions of any combination of the foregoing, subject to the terms and conditions set forth in Section 2.3 (Affiliates) and Section 2.4 (Sublicenses); provided, however, that the activities of a Sublicensee to whom Licensee grants a Cross License that is not part of a collaboration or other license agreement that is materially broader in scope than such Cross License (and that includes a development plan under which such Sublicensee has diligence obligations to Licensee) shall not be deemed to so satisfy Licensee’s obligation under Sections 3.1 (Diligence) through 3.5 (Failure to Meet Development Milestone: Opportunity to Cure).

4. Consideration for Grant of License.

4.1 Equity.

4.1.1 Initial Issuance. In accordance with the terms of the Subscription Agreement, Licensee shall, on the Effective Date and concurrent with the execution of this Agreement, as partial consideration for the licenses granted hereunder, issue to Broad or designees identified to Licensee in writing prior to the Effective Date (the “Broad Designees”), an aggregate of 560,000 shares of Licensee’s common stock, representing eight and four-tenths percent (8.4%) of Licensee’s outstanding capital stock on a Fully-Diluted Basis as of the date of such issuance and after giving effect to such issuance (the “Shares”). Broad hereby agrees that, as a condition to and effective as of the issuance of the Shares, Broad and, if applicable, the Broad Designees, will execute a joinder to that certain Right of First Refusal and Co-Sale Agreement by and among the Licensee and the stockholders set forth therein and that certain Voting Agreement by and among the Licensee and the stockholders set forth therein, each dated on or about the date hereof, as a common stockholder of Licensee.

4.1.2 Anti-Dilution Issuances. If, at any time prior to the achievement of the Financing Threshold, Licensee issues Additional Securities that would cause the Shares to represent less than [**] of Licensee’s outstanding capital stock on a Fully-Diluted Basis (excluding Exempted Issuances), Licensee shall immediately issue to Broad and the Broad Designee on a pro rata basis, for no additional consideration, such additional number of shares of common stock of Licensee (the “Anti-Dilution Shares”) such that the Shares plus the Anti-Dilution Shares (including any Anti-Dilution Shares previously issued to Broad pursuant to this Section 4.1.2 (Anti-Dilution Issuances), and any Shares or Anti-Dilution Shares transferred by Broad to a third party or held by an Affiliate of Broad) would then represent in the aggregate [**] of Licensee’s outstanding capital stock on a Fully Diluted Basis (excluding Exempted Issuances), as calculated after giving effect to the anti-dilutive issuance up to the Financing Threshold, but not any issuances in consideration for investment amounts in excess of the Financing Threshold; provided however, that to the extent such Additional Securities are issued pursuant to an equity incentive plan, Licensee shall issue the Anti-Dilution Shares upon the earlier of (a) the end of Licensee’s fiscal year in which the issuances took place, (b) the closing of the next preferred stock financing, and (c) immediately prior to a Beam Change of Control or a Change of Control, in each case, calculated as of the date contemplated by (a), (b) or (c), as applicable. Licensee shall provide Broad with evidence of the issuance of such Anti-Dilution Shares promptly after their issuance. Such issuances shall continue only up to, and until such time as Licensee has achieved, the Financing Threshold. Thereafter, no additional shares shall be due to Broad pursuant to this Section 4.1.2 (Anti-Dilution Issuances). The Anti-Dilution Shares will be subject to the same restrictions as the Shares in accordance with the terms of the Subscription Agreement.

4.1.3 Preemptive Rights. Broad and the Broad Designees shall have, pursuant to the Subscription Agreement, the right to purchase from Licensee in offerings of equity securities by Licensee (excluding (a) Exempted Issuances, (b) shares of common stock issued or issuable, and options, warrants or other rights to purchase Common Stock issued or issuable to Licensee’s employees, consultants, officers, directors, or advisors as part of an incentive compensation arrangement or to Licensee’s former employees, consultants, officers, directors, or advisors as part of a settlement of any dispute regarding incentive compensation arrangements, (c) shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other Persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction, and (d) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation) after the Financing Threshold has been achieved that portion of such equity securities as equals the proportion that the common stock then held by Broad or a Broad Designee, as applicable (including all shares of common stock then issuable upon conversion or exercise, as applicable, of preferred stock and any other equity securities then held by Broad) bears to the total common stock of Licensee then outstanding on a Fully-Diluted Basis. The foregoing right shall be subject to the terms, conditions and exceptions as are contained in the Subscription Agreement, which terms, conditions and exceptions shall be no less favorable to Broad and the Broad Designees than the terms, conditions and exceptions offered to the holders of preferred stock holding similar rights, unless otherwise provided in this Section 4.1.3 (Preemptive Rights), and to the extent the terms of this Section 4.1.3 (Preemptive Rights) and the Subscription Agreement conflict, the terms of the Subscription Agreement shall control. The Subscription Agreement shall provide that during the period prior to any Change of Control of Licensee or any Initial Public Offering, Broad and the Broad Designees may not sell or otherwise transfer the shares acquired by them upon exercise of the foregoing right without the consent of Licensee to any third party other than a holder of the preferred stock of Licensee. The Subscription Agreement shall provide that during the period prior to any Change of Control of Licensee or any Initial Public Offering, Broad and the Broad Designees may sell or otherwise transfer the shares acquired by them upon exercise of the foregoing right without the consent of Licensee to any third party other than a holder of the preferred stock of Licensee; provided, in each such case, that Broad or the applicable Broad Designee notifies Licensee in writing, and the transferee agrees and consents to be bound in writing by the transaction agreements pursuant to which such securities were originally acquired. The Subscription Agreement shall provide that Broad and the Broad Designees may not assign the foregoing right without the consent of Licensee to any third party other than a holder of the preferred stock of Licensee. The Subscription Agreement shall provide that Broad and the Broad Designees may assign the foregoing right without the consent of Licensee to any third party other than a holder of the preferred stock of Licensee; provided, that, in each such case, Broad or the applicable Broad Designee notifies Licensee in writing in connection with the transfer of such rights. With regard to assignment of the foregoing right to a holder of the preferred stock of Licensee, the Subscription Agreement shall provide that Broad or the applicable Broad Designee may assign the foregoing right in whole or in part and in any one or more instances.

4.1.4 Representations and Warranties. Licensee represents and warrants to Broad that, upon issuance of the Shares, and upon issuance of any Anti-Dilution Shares:

4.1.4.1 the capitalization table as provided by Licensee (the “Cap Table”) upon issuance of the Shares or the Anti-Dilution Shares, as the case may be, sets forth all of the capital stock of Licensee on a Fully-Diluted Basis as of the date of issuance of the Shares or the Anti-Dilution Shares, on a pro forma basis as of immediately subsequent to the issuance of the Shares or the Anti-Dilution Shares, as applicable;

4.1.4.2 other than as set forth in the Cap Table, as of the date of issuance of the Shares or Anti-Dilution Shares, as applicable, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee is, or may become, obligated to issue any of its securities; and

4.1.4.3 the Shares or the Anti-Dilution Shares, as the case may be, when issued pursuant to the terms hereof, shall, upon such issuance, be duly authorized, validly issued, fully paid and nonassessable.

4.1.5 Information. Upon request, but no more frequently than [**] per Calendar Quarter, Licensee will deliver to Broad a statement of the outstanding capital stock of Licensee on a Fully Diluted Basis in sufficient detail as to permit Broad to calculate its percentage equity ownership in Licensee. Prior to the Initial Public Offering or a Change of Control, at the request of Broad or a Broad Designee, but in no event more than [**] per Calendar Year, representatives of Licensee with knowledge of the Licensee’s general business shall meet with representatives of Broad to discuss matters pertaining to Licensee and its business; provided that Licensee shall have no obligation to deliver such information to the extent delivery could adversely affect the attorney-client privilege between Licensee and its counsel or because Licensee owes a duty of confidentiality with respect to such information to a Third Party.

4.2 Annual License Maintenance Fees. Licensee shall pay Broad annual license maintenance fees (“Maintenance Fees”) as follows:

Calendar Year(s)	Maintenance Fee (U.S. Dollars)
2018	[**]
2019	[**]
2020 and each subsequent Calendar Year during the Term	[**]

Each such Maintenance Fee shall be due and payable on [**] of the Calendar Year to which such fee applies; provided that with respect to the Maintenance Fee due for Calendar Year 2018, the Maintenance Fee shall be due and payable within [**] days of the Effective Date.

4.3 Milestone Payments.

4.3.1 Product Milestone Payments. With respect to each of Base Editor Products and DNA Cleaving Products, Licensee shall pay Broad the following milestone payments for each Royalty-Bearing Product to reach each milestone, regardless of whether such milestone is achieved by Licensee or any Affiliate or Sublicensee of Licensee, subject to Section 4.3.4 (Milestone Payments); provided that once, with respect to any milestone event, the total milestone payments set forth in Column C for such milestone event have become payable by Licensee for each of Base Editor Products and DNA Cleaving Products, no further milestone payments will be payable by Licensee for the achievement of such milestone event. By way of illustration, no further milestones would become payable for a milestone event for Base Editor Products after three Base Editor Products that are Licensed Products and four Base Editor Enabled Products that are Enabled Products achieved such milestone event. For clarity, if the Royalty-Bearing Product to reach a milestone is a Licensed Product, Column A of the table below sets forth the milestone payment due and if the Royalty-Bearing Product to reach a milestone is an Enabled Product, Column B of the table below sets forth the milestone payment due.

	Column A	Column B	Column C
Milestone Event	Milestone Payment for Licensed Products (U.S. Dollars)	Milestone Payment for Enabled Products (U.S. Dollars)	Total Milestone Payments in Aggregate for Milestone Event
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Upon the consummation (i.e., closing) of a Change of Control of Licensee at any time during the Term, the dollar amounts set forth in the table above under “Milestone Payments (U.S. Dollars)” shall be deleted and the milestone payments set forth in the table below shall be substituted for the corresponding milestone payments for occurrences of a milestone event after the consummation of Change of Control; provided that, for milestone events achieved prior to the applicable Change of Control, the milestone payments payable for such milestone event shall be deemed to have been paid in the corresponding amounts set forth in the substituted table. For example, if the milestone event for [**] was achieved for a Licensed Product prior to the Change of Control, the $[**] milestone payment payable shall be deemed, for the purposes of calculating the total milestone payments made in the aggregate for such milestone event under the substituted table, as a $[**] milestone payment. It is understood that the increased milestone amounts shall only apply on a going-forward basis from the time of a Change of Control; no increase to the amounts of the milestone payments due for milestone events achieved prior to the Change of Control shall be due.

	Column A	Column B	Column C
Milestone Event	Milestone Payment for Licensed Products (U.S. Dollars)	Milestone Payment for Enabled Products (U.S. Dollars)	Total Milestone Payments in Aggregate for Milestone Event
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

4.3.2 Financing Milestone Payments.

4.3.2.1 Series A Financing. Subject to the terms of this Section 4.3.2.1 (Series A Financing), Licensee shall pay to Broad, in accordance with Section 4.3.3 (Milestone Payments), upon achievement by Licensee (together with its Affiliates for purposes of this Section 4.3.2.1 (Series A Financing), including the calculation of sales by Licensee of shares of Series A Preferred Stock) of each of the financing milestone events set forth below the applicable milestone payment set forth opposite such milestone event set forth below:

Milestone Event	Milestone Payment (U.S. Dollars)
1. Closing of sale by Licensee, in a single transaction or series of transactions since inception, of shares of Series A Preferred Stock yielding aggregate gross proceeds to Licensee of [**]	[**]
2. Closing of sale by Licensee, in a single transaction or series of transactions since inception, of shares of Series A Preferred Stock yielding aggregate gross proceeds to Licensee of [**]	[**]
3. Closing of sale by Licensee in a single transaction or series of transactions since inception, of shares of Series A Preferred Stock yielding aggregate gross proceeds to Licensee of [**]	[**]

Each milestone payment set forth in table above in this Section 4.3.2.1 (Series A Financing) shall be payable only once.

If a Beam Change of Control occurs prior to the achievement of any milestone event(s) in the table above in this Section 4.3.2.1 (Series A Financing), then all then unpaid milestone payments will be due from Licensee to Broad within [**] days of the consummation of the Beam Change of Control transaction.

If Licensee sells any equity security other than Series A Preferred Stock (excluding common stock sold to employees or consultants as part of an incentive compensation arrangement) as part of a financing transaction of Licensee prior to the sale of $[**] in Series A Preferred, the aggregate gross proceeds from such financing transaction shall be applied towards the achievement of a milestone event set forth in the table above in this Section 4.3.2.1 (Series A Financing) as if the cash proceeds were for the purchase of Series A Preferred Stock, and if any milestone event is deemed achieved as a result, then the corresponding milestone payment set forth in the table above in this Section 4.3.2.1 (Series A Financing) shall be paid to Broad in accordance with Section 4.3.3 (Milestone Payments).

If prior to the payment by Licensee of an aggregate of $[**] to Broad pursuant to this Section 4.3.2.1 (Series A Financing), a milestone payment becomes due under this Agreement for achievement by Licensee or any Affiliate or Sublicensee of Licensee of the milestone event described in the table above in Section 4.3.1 (Product Milestone Payments) as [**] becomes due under this Agreement, any milestone payment set forth in the table above in this Section 4.3.2.1 (Series A Financing) remaining unpaid shall be paid on the date such milestone payment or [**], as the case may be, is due.

In no event shall Licensee be required to pay more than $[**] to Broad pursuant to this Section 4.3.2.1 (Series A Financing).

4.3.2.2 Series B Financing prior to Beam Change of Control. Prior to a Beam Change of Control, upon each closing of the sale by Licensee (together with its Affiliates for purposes of this Section 4.3.2.2 (Series B Financing prior to Beam Change of Control), including the calculation of sales by Licensee of shares of Series B Preferred Stock) of shares of Series B Preferred Stock, Licensee shall pay Broad a milestone payment in an amount equal to $[**] multiplied by the product of the Valuation Factor multiplied by the Proceeds Factor, until such time as the aggregate payments under this Section 4.3.2.2 (Series B Financing prior to Beam Change of Control) total $[**].

If prior to the payment by Licensee of an aggregate of $[**] to Broad pursuant to this Section 4.3.2.2 (Series B Financing prior to Beam Change of Control), a milestone payment becomes due under this Agreement for achievement by Licensee or any Affiliate or Sublicensee of Licensee of the milestone event described in the table above in Section 4.3.1 (Product Milestone Payments) as [**] becomes due under this Agreement, the unpaid balance of such $[**] shall be paid to Broad on the date such milestone payment or [**], as the case may be, is due.

4.3.2.3 Series B Financing Following Beam Change of Control. Following a Beam Change of Control that occurs prior to the closing of the sale by Licensee in a single transaction or series of transactions, of shares of Series B Preferred Stock yielding aggregate gross proceeds to Licensee of at least [**] dollars ($[**])], then, upon each closing of the sale by Beam (together with its Affiliates for purposes of this Section 4.3.2.3 (Series B Financing Following Beam Change of Control), including the calculation of sales by Beam of shares of Beam Series B Preferred Stock) of shares of Beam Series B Preferred Stock, Licensee shall pay Broad a milestone payment in an amount equal to $[**] multiplied by the product of the Beam Valuation Factor multiplied by the Beam Proceeds Factor, until such time as the aggregate payments under Section 4.3.2.2 (Series B Financing prior to Beam Change of Control) and this Section 4.3.2.3 (Series B Financing Following Beam Change of Control) total $[**].

If prior to the payment by Licensee of an aggregate of $[**] to Broad pursuant to Section 4.3.2.2 (Series B Financing prior to Beam Change of Control) and this Section 4.3.2.3 (Series B Financing Following Beam Change of Control), a milestone payment becomes due under this Agreement for achievement by Licensee or any Affiliate or Sublicensee of Licensee of the milestone event described in the table above in Section 4.3.1 (Product Milestone Payments) as “FSFD in Phase 3 Clinical Study” or a [**] becomes due under this Agreement, the unpaid balance of such $[**] shall be paid to Broad on the date such milestone payment or [**], as the case may be, is due.

4.3.2.4 In no event shall Licensee be required to pay more than $[**] in the aggregate to Broad pursuant to Section 4.3.2.2 (Series B Financing prior to Beam Change of Control) and Section 4.3.2.3 (Series B Financing Following Beam Change of Control).

4.3.3 Licensee shall notify Broad in writing within [**] days following the achievement of each milestone described in Section 4.3.1 (Product Milestone Payments) or 4.3.2 (Financing Milestone Payments), and shall make the appropriate milestone payment within [**] days after the achievement of such milestone.

4.3.4 The milestone payments set forth in Section 4.3.1 (Product Milestone Payments) shall not be payable:

(a) with respect to a subsequent achievement of the same milestone event by a Royalty-Bearing Product that is a replacement for another Royalty-Bearing Product, the development of which has been discontinued after achievement of such same milestone event;

(b) with respect to a subsequent achievement of the same milestone event by any back-up Royalty-Bearing Product that is a Related Product to a first Royalty-Bearing Product that has already achieved such same milestone event; and

(c) with respect to a subsequent achievement of the same milestone event by a Royalty-Bearing Product that differs from a first Royalty-Bearing Product that has achieved such same milestone event only by virtue of such subsequent Royalty-Bearing Product’s being a different dosage strength or formulation of or using a different delivery system than such first Royalty-Bearing Product.

4.3.5 The milestones set forth in Section 4.3.1 (Product Milestone Payments) are intended to be successive. If a Royalty-Bearing Product is not required to undergo the event associated with a particular milestone for a given Royalty-Bearing Product (“Skipped Milestone”), such Skipped Milestone will be deemed to have been achieved upon the achievement by such Royalty-Bearing Product of the next successive milestone (“Achieved Milestone”). Payment for any Skipped Milestone that is owed in accordance with the provisions of Section 4.3.1 (Product Milestone Payments) shall be due within [**] days after the Licensee learned of the achievement of the Achieved Milestone. For clarity, Regulatory Approval in a jurisdiction shall not trigger payment of another Regulatory Approval milestone not yet achieved (for example, First Regulatory Approval in the EU shall not trigger a payment obligation for First Regulatory Approval in the United States as a Skipped Milestone and vice versa, and First Regulatory Approval in Japan shall not trigger a payment obligation for First Regulatory Approval in the United States or Europe, nor vice versa),

4.4 Royalty on Net Sales.

4.4.1 Rate for Licensed Products. Licensee shall pay Broad an amount equal to [**] percent ([**]%) of Net Sales of Licensed Products, calculated in accordance with and subject to the remainder of this Section 4.4 (Royalty on Net Sales).

4.4.2 Rate for Enabled Products. Licensee shall pay Broad an amount equal to [**] percent ([**]%) of Net Sales of Enabled Products, calculated in accordance with and subject to the remainder of this Section 4.4 (Royalty on Net Sales).

4.4.3 Royalty Term. On a country-by-country and Royalty-Bearing Product by Royalty-Bearing Product basis, royalties shall be paid on the sum of Net Sales of such Royalty-Bearing Product until the latest of: (a) the expiration date of the last to expire Valid Claim within the Patent Rights Covering the applicable Royalty-Bearing Product (or if the last Covering Valid Claim with respect to such Royalty-Bearing Product in such country is a pending Valid Claim, the date such pending Valid Claim ceases to be a Valid Claim; provided, however, that subsequent issuance of such Valid Claim shall again extend the Royalty Term from the date of such issuance to the expiration date of such Valid Claim); (b) the period of regulatory exclusivity associated with such Royalty-Bearing Product in such country; or (c) [**] years after the First Commercial Sale of such Royalty-Bearing Product in such country (the “Royalty Term”). During time periods when the Royalty Term is only in effect in a given country for a given Licensed Product due to clause (c) of the foregoing sentence, then the royalty rate provided for such Licensed Product in such country shall be reduced by [**] percent ([**]%) from that set forth in Section 4.4.1 (Rate for Licensed Products) above for such portions of the Royalty Term for such Licensed Product in such country.

4.4.4 Third Party Royalty Set-Off. On a Licensed Product-by-Licensed Product basis, if Licensee is legally required by a future court order, settlement agreement, contract, or other legally binding written commitment to make payments to a Third Party for a license under or the use of patent rights held by such Third Party that (i) Cover such Licensed Product in a country in the Territory and (ii) are necessary for the commercialization of such Licensed Product in a country in the Territory, then Licensee may offset [**] percent ([**]%) of any running royalty payments on net sales actually paid by Licensee to such Third Party under such third-party license with respect to such patent application(s) or patent(s) with respect to sales of Licensed Products against the running royalty payments that are due to Broad with respect to Net Sales of such Licensed Products in such country; provided that in no event shall (a) the running royalty payments to Broad with respect to such Licensed Products be reduced by more than [**] percent ([**]%) of the amount otherwise due under Section 4.4.1 (Rate for Licensed Products), as may be reduced by Section 4.4.3 (Royalty Term), and (b) with respect to royalties paid to the Third Party solely on the basis of claims of pending patent applications of the third party (and no issued patent claim of the third party covers the applicable Licensed Product), such amounts shall only be offsettable in accordance with the foregoing in this Section 4.4.4 (Third Party Royalty Set-Off) if the Covering pending claim of the third party’s pending application would meet the definition of Valid Claim set forth in this Agreement were such pending claim within the Patent Rights as of the Effective Date and (c) the royalty offset provided in this Section 4.4.4 (Third Party Royalty Set-Off) may be applied to any Combination Product for which an adjustment to Net Sales has been made in accordance with Section 4.4.7 (Combination Products), but to avoid doubt only as relates to royalties on patent applications and patents that would apply in the absence of the Other Active Components (third party patent royalties due because of the presence of the Other Active Components shall not be offsettable against adjusted Net Sales of a Combination Product).

4.4.5 Loss of Market Exclusivity. If a Loss of Market Exclusivity exists in a country with respect to a Royalty-Bearing Product, then the royalty rate for such Royalty-Bearing Product in such country shall be reduced by [**] percent ([**]%) of the applicable rate determined pursuant to Section 4.4.1 (Rate for Licensed Products) as may be reduced in Section 4.4.3 (Royalty Term), in the case of a Licensed Product, and Section 4.4.2 (Rate for Enabled Products), in the case of an Enabled Product. In the event that Licensee reasonably believes in good faith that a Loss of Market Exclusivity will exist in a Calendar year with respect to a Royalty-Bearing Product in a country, then Licensee shall provide Broad with written notice describing Licensee’s reasonable basis for believing that Loss of Market Exclusivity may exist and Licensee may reduce by [**] percent ([**]%) the applicable royalty rate for such Royalty-Bearing Product in such country for each Calendar Quarter in such Calendar Year. Within [**] days following the end of any Calendar Year in which Licensee has taken the deduction under this Section 4.4.5 (Loss of Market Exclusivity) in a country, Licensee shall determine whether a

Loss of Market Exclusivity actually occurred in such country in such prior Calendar Year, and if it is subsequently determined that a Loss of Market Exclusivity did not exist, then Licensee shall reimburse Broad for any erroneous reductions to royalties owed to Broad in such Calendar Year taken under this Section 4.4.5 (Loss of Market Exclusivity) within [**] days of the end of the applicable Calendar Year.

4.4.6 Royalty Reduction Cap. Notwithstanding anything to the contrary herein, on a country-by-country and Royalty-Bearing Product-by-Royalty-Bearing Product basis, in no event shall the effective royalty rate applied to Net Sales of such Royalty-Bearing Product in such country be reduced as a result of the application of the terms of (a) Section 4.4.4 (Third Party Royalty Set-Off)and Section 4.4.5 (Loss of Market Exclusivity) to less than [**] percent ([**]%) of the applicable rate determined pursuant to Section 4.4.1 (Rate for Licensed Products), as may be reduced by Section 4.4.3 (Royalty Term), in the case of a Licensed Product and (b) Section 4.4.5 (Loss of Market Exclusivity) to less than [**] percent ([**]%) of the applicable rate determined pursuant to Section 4.4.2 (Rate for Enabled Products), in the case of an Enabled Product.

4.4.7 Combination Products. If a Royalty-Bearing Product is sold as part of a combination product with other active pharmaceutical ingredient(s) (or active biologic(s)) that are not Royalty-Bearing Products and perform a function distinct from the Royalty-Bearing Product component of the combination (“Other Active Component(s)”) (no matter the form, including as a fixed dose combination or co-packaged product offering) for a single invoice price (a “Combination Product”), then Net Sales of the Combination Product shall be adjusted prior to calculation of the royalty to Broad hereunder, by multiplying total Net Sales of the Combination Product by the fraction, A/A+B, where A is the [**] and B is the [**], in each case during the applicable royalty reporting period or, if sales of both the Royalty-Bearing Product and the Other Active Component(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Royalty-Bearing Product and Other Active Component(s) included in such Combination Product, the Parties shall determine any adjustment to Net Sales of the Royalty-Bearing Product by virtue of its being sold as part of a Combination Product with Other Active Components in such country by mutual agreement based on the relative contribution of value of the Royalty-Bearing Product and the Other Active Component(s) in the Combination Product. If the Parties do not reach written agreement as to such allocation within [**] days, then the matter shall be decided by arbitration in accordance with Exhibit 4.4.7. To avoid doubt, the royalty offset provided in Section 4.4.4 (Third Party Royalty Set-Off) does not allow for the offset of royalties on third party patent applications and patents that are necessary only for the Other Active Component(s), and would not apply to the Royalty-Bearing Product component as a single agent.

4.5 Patent Challenge.

4.5.1 If Licensee, its Affiliate or a Sublicensee takes any action that constitutes a Patent Challenge (a “Challenging Party”), then (a) Licensee shall provide Broad with at least [**] days’ notice prior to a Challenging Party taking any such action, provided that with respect to a Sublicensee, such notice shall be provided upon Licensee becoming aware of such action, (b) Licensee shall pay all reasonable costs, fees and expenses associated with such

Patent Challenge that are incurred by Institutions and their trustees, managers, officers, agents, employees, faculty, affiliated investigators, personnel, and staff, including reasonable attorneys’ fees and all reasonable costs associated with administrative, judicial or other proceedings, within [**] days after receiving an invoice from Broad for the same, (c) subject to Section 4.5.3 (Patent Challenge), the fees, milestones, royalties and other amounts payable to Broad under Sections 4.2 (Annual License Maintenance Fees), 4.3 (Milestone Payments), and 4.4 (Royalty on Net Sales) will be [**] with respect to any payments that become due and Net Sales of Royalty-Bearing Products that are sold during the pendency of such Patent Challenge, and all such payments shall be made directly to Broad and not into escrow, (d) subject to Section 4.5.3 (Patent Challenge), the exclusive licenses granted in this Agreement may, as of the date of initiation of such challenge or opposition, upon notice by Broad to Licensee, be converted by Broad at its option into a non-exclusive license for the remainder of the Term, and in such event the Institutions shall have the right to grant licenses under the Patent Rights to any Person, subject to the then-existing non-exclusive licenses provided herein, and (e) at any time after the Patent Challenge is brought, Broad may, at its option, terminate this Agreement according to Section 10.2.3 (Termination for Patent Challenge); provided that if any of subsections (a) through (e) are held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections. If the outcome of such Patent Challenge is a determination against the Challenging Party, the fees, milestones, royalties and other amounts payable to Broad under Sections 4.2 (Annual License Maintenance Fees), 4.3 (Milestone Payments), and 4.4 (Royalty on Net Sales) shall remain at such [**] rate and Licensee shall reimburse Broad [**] the amount of all reasonable expenses incurred by Broad (including reasonable attorneys’ fees) in connection with such Patent Challenge. If the outcome of such Patent Challenge is a determination in favor of the Challenging Party, Licensee will have no right, nor will any Affiliate or Sublicensee have any right, to recoup any royalties or other amounts paid before or during the pendency of such Patent Challenge. Notwithstanding any provision of this Agreement to the contrary, Licensee shall not have the right to assume or participate in the defense, settlement or other disposition of such Patent Challenge through its status as licensee under this Agreement, but shall pay associated costs, fees and expenses as provided in this Section 4.5.1 (Patent Challenge). The Parties agree that any Patent Challenge by Licensee, or any of its Affiliates or Sublicensees, may be detrimental to the Institutions, and that the foregoing provisions shall constitute reasonable liquidated damages to reasonably compensate the Institutions for any loss they may incur as a result of Licensee, or any of its Affiliates’ or Sublicensees’, taking such action.

4.5.2 Licensee shall include in each agreement for a Sublicense a clause equivalent with respect to the Sublicensee to the provisions found in the foregoing Section 4.5.1 (Patent Challenge) (adjusted for party names, section references, and the like) and shall make the Institutions explicit third party beneficiaries thereof.

4.5.3 Notwithstanding Section 4.5.1 (Patent Challenge), if the Challenging Party that takes an action that constitutes a Patent Challenge is a Sublicensee rather than Licensee or an Affiliate, then, the adjustment contemplated under Section 4.5.1 (Patent Challenge) to the fees, milestones, royalties and other amounts payable to Broad under Sections 4.2 (Annual License Maintenance Fees), 4.3 (Milestone Payments), and 4.4 (Royalty on Net Sales) shall apply only to the calculation of royalties on Net Sales by such challenging Sublicensee and the adjustment to the milestone payments under Section 4.3 (Milestone

Payments) with respect to Royalty-Bearing Products achieved by Sublicensees shall apply only to the milestone payments with respect to Royalty-Bearing Products achieved by such challenging Sublicensee. Licensee will make Broad an explicit intended third-party beneficiary of the obligation in the Sublicense agreement for the Sublicensee to pay Broad [**] the amount of all expenses incurred by Broad (including reasonable attorneys’ fees) in connection with such Patent Challenge, and will reasonably assert its rights under the Sublicense for such [**] payments to be made, and reasonably cooperate with Broad if Broad takes enforcement actions of its own as to such right to [**] payment. Notwithstanding Section 4.5.1 (Patent Challenge), if the Challenging Party that takes an action that constitutes a Patent Challenge is solely a Sublicensee and not Licensee or its Affiliates, Broad shall not have the right to convert Licensee’s exclusive licenses to non-exclusive licenses as contemplated by clause (d) of Section 4.5.1 (Patent Challenge) if Licensee terminates the Sublicense of such Sublicensee within [**] days of receiving notice of such challenge; provided that, neither Licensee nor its Affiliates assist or participate in the Patent Challenge either prior to or after such termination.

To avoid doubt, the fees, milestones, royalties and other amounts owed by Licensee and its Affiliates and Sublicensees who are not Challenging Parties shall not be [**] under Section 4.5.1 (Patent Challenge) as a result of Patent Challenge actions by an unrelated Sublicensee Challenging Party.

4.6 Non-Royalty Sublicense Income. Licensee will pay Broad a percentage in accordance with the following table of all Non-Royalty Sublicense Income, without deduction (other than as provided in the definition of Non-Royalty Sublicense Income in Section 1.111 (“Non-Royalty Sublicense Income”)); provided, however, that Licensee may deduct from Non-Royalty Sublicense Income received by Licensee as a result of the achievement by a Sublicensee of a milestone event set forth in Section 4.3.1 (Product Milestone Payments) the amount of the corresponding milestone payment due Broad under Section 4.3.1 (Product Milestone Payments) in connection with the achievement of such milestone event. For the avoidance of doubt, in the event any Sublicensee transfers rights granted or transferred by Broad under this Agreement along with rights owned by the Licensee or granted to the Licensee by a Third Party, Licensee shall pay to Broad the following percentages of all Non-Royalty Sublicense Income received by Licensee or its Affiliates under such Sublicense without deduction from or apportionment of any part of such consideration. Licensee agrees that all rights controlled by Licensee and reasonably expected to be relevant at the given time to make, use, sell, offer to sell or import particular Royalty-Bearing Products shall be included in or deemed to be included in the same Sublicense under which the rights granted or otherwise transferred to Licensee hereunder are granted with respect to such Royalty-Bearing Product for the purpose of calculating Non-Royalty Sublicense Income.

Category of Sublicense	Percentage of Non- Royalty Sublicense Income
(a) With respect to a Sublicense executed [**]	[**]%
(b) With respect to a Sublicense executed [**]	[**]%
(c) With respect to a Sublicense executed [**]	[**]%

Subject to Section 1.111 (“Non-Royalty Sublicense Income”), in the case of Non-Royalty Sublicense Income received in kind in the form of a freely transferable security (except for such restrictions on transfer imposed by Applicable Law), Licensee shall nonetheless distribute the applicable Non-Royalty Sublicense Income to Broad in the form of cash.

4.7 Complex Consideration. Licensee acknowledges and agrees that the Parties have chosen to apply set royalty rates and milestone payments to the rights granted under this Agreement for Licensee’s convenience in calculating and paying royalties and milestones. In doing so, Licensee acknowledges and agrees that certain royalty rates and milestones payments chosen incorporate discounts reflecting that certain products and services may not be Covered by the Valid Claims of the Patent Rights but may be based upon, derived from or use the Patent Rights or other licensed intellectual property rights, so that Licensee, unless explicitly provided otherwise in this Agreement, shall not be entitled to a reduction in the royalty rate or milestone payment, even if it does not at all times need or use a license to specific Patent Rights, until the end of the Royalty Term for such product or service.

4.8 Success Payments. Licensee shall make such payments (each, a “[**]” and collectively, the “[**]”) as are determined in accordance with Exhibit 4.8 hereto.

4.9 Assumption of Obligations. Any acquirer, lessee, exclusive licensee or other transferee of all or substantially all of the Licensee’s assets, or any successor entity to the Licensee (each, an “Acquirer”), shall be obligated to assume and guarantee the Licensee’s obligations pursuant to Article 4 and Exhibit 4.8 hereto, as such obligations are set forth herein and therein and subject to the terms and conditions (including contingent events) set forth herein and therein. For the avoidance of doubt, following a Beam Change of Control, Beam shall be deemed an Acquirer under this Agreement.

5. Reports; Payments; Records.

5.1 Reports and Payments.

5.1.1 Reports. Within [**] days after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Non-Royalty Sublicense Income is received, Licensee shall deliver to Broad a report containing the following information (in each instance, with a Royalty-Bearing Product-by-Royalty-Bearing Product and country-by-country breakdown):

5.1.1.1 the number of units of Royalty-Bearing Products sold, leased or otherwise transferred by Invoicing Entities for the applicable Calendar Quarter;

5.1.1.2 the gross amount billed or invoiced for Royalty-Bearing Products sold, leased or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;

5.1.1.3 a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

5.1.1.4 a detailed accounting of all Non-Royalty Sublicense Income received during the applicable Calendar Quarter, including an itemized listing of allowable exclusions, as well as a reasonably detailed description of any profit share arrangement, as applicable;

5.1.1.5 the total amount payable to Broad in U.S. Dollars on Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

5.1.1.6 a good faith list of [**] for all Patent Rights that have Valid Claims covering the Licensed Products;

provided that, Licensee shall use reasonable efforts to include in each Sublicense a provision requiring the Sublicensee to provide the information required under this Section 5.1.1 (Reports) and provided further that, to the extent that the information set forth on such report is provided by a Sublicensee, Licensee shall, notwithstanding anything to the contrary in this Section 5.1 (Reports and Payments), provide such report within [**] days after the conclusion of each such Calendar Quarter and in any event shall promptly provide such report from Sublicensee to Broad following Licensee’s receipt of such. Each such report shall be certified on behalf of Licensee as true, correct and complete in all material respects. If no amounts are due to Broad for a particular Calendar Quarter, the report shall so state. Broad may reasonably request further information regarding the calculation of payments under any report and Licensee will consider such reasonable requests in good faith.

5.1.2 Payment. Within [**] days after the end of each Calendar Quarter, Licensee shall pay Broad all amounts due with respect to Net Sales and Non-Royalty Sublicense Income for the applicable Calendar Quarter; provided, however, that for royalties to Broad on Net Sales by Sublicensees, Licensee shall have until the earlier of (a) [**] business days after receiving the quarterly royalty payment from the Sublicensee and (b) [**] days after the end of the applicable Calendar Quarter to turn around payment to Broad on the underlying Net Sales.

5.2 Payment Currency. All payments due under this Agreement will be paid in U.S. Dollars. Conversion of foreign currency to U.S. Dollars will be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the applicable Calendar Quarter. Such payments will be without deduction of exchange, collection or other charges. Notwithstanding the foregoing, a reasonable and customary currency conversion methodology as is set forth in a Sublicense agreement shall be the method used for currency conversion of amounts due in relation to such Sublicense agreement, provided that such conversion methodology governs payments received by Licensee under such Sublicense agreement.

5.3 Records. Licensee shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Royalty-Bearing Products that are made, used, sold, leased or transferred under this Agreement, any amounts payable to Broad in relation to such Royalty-Bearing Products, and all Non-Royalty Sublicense Income received by Licensee and its Affiliates, which records shall contain sufficient information to permit Broad to confirm the accuracy of any reports or notifications delivered to Broad under Section 5.1 (Reports and Payments). Licensee and its Affiliates shall, and shall use reasonable efforts to require its Sublicensees to, as applicable, retain such records relating to a given Calendar Quarter for at least [**] years after the conclusion of that Calendar Quarter; provided that Licensee shall require that its Sublicensees retain such records relating to a given Calendar Quarter for no fewer than [**] years after the conclusion of that Calendar Quarter (the “Record Retention Period”).

5.3.1 Audit of Licensee and Affiliates. During the Record Retention Period, Broad will have the right, at its expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) chosen by Broad to inspect such records during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall be under reasonable written obligations of confidentiality to the audited party and shall not disclose to Broad any information other than information relating to the accuracy of reports and payments delivered under this Agreement. In addition, the auditor shall disclose its draft conclusions to Licensee and Broad, and the basis for such conclusions to Licensee, prior to making its final report to Broad, and shall be instructed to read the Licensee’s comments in response thereto (if any). The accounting records as to any accounting period shall not be audited more than [**] per accounting period, nor more than [**] years after the end of such accounting period. The Parties shall reconcile any underpayment or overpayment within [**] days after the accountant delivers the results of the audit. If any audit performed under this Section 5.3 (Records) reveals an underpayment in excess of [**] percent ([**]%) in any Calendar Year, Licensee shall reimburse Broad for all amounts incurred in connection with such audit. Broad may exercise its rights under this Section 5.3 (Records) only [**] every year per audited entity and only with reasonable prior notice to the audited entity.

5.3.2 Audit of Sublicensees. Notwithstanding the foregoing, provided that the Licensee obtains an [**] audit right for itself with respect to a Sublicensee’s records, as well as the right to share the results of such audit with Broad, the Licensee shall not be required to obtain from such Sublicensee a direct audit right for Broad. During the Record Retention Period, Broad shall have the right, at its expense, to require Licensee to make available to an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) chosen by Broad, during normal business hours, such information as Licensee has in its possession with respect to reports and payments from Sublicensees for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Licensee’s compliance with the terms hereof. If such information as Licensee has in its possession is not sufficient for such purposes, Broad shall have the right, at its expense, in any Calendar Year in which Licensee would not otherwise exercise its right to audit a given Sublicensee, to cause Licensee to exercise such audit right. If Licensee does not have the right to conduct an audit of such Sublicensee for the relevant Calendar Year, Licensee and Broad shall meet and use reasonable efforts to agree on an appropriate course of action. The Parties shall reconcile any underpayment or overpayment within [**] days the applicable accountant delivers the results of the audit. If any audit performed under this Section 5.3.2 (Audit of Sublicensees) reveals an underpayment (either by the Sublicensee alone or when taken together with all other contemporaneous audits conducted by or at the request of Broad) to Broad in excess of [**] percent ([**]%) in any Calendar Year, Licensee shall reimburse Broad for all amounts incurred in connection with such audit.

5.4 Late Payments. Any payments by Licensee that are not paid on or before the date such payments are due under this Agreement will bear interest at the lower of (a) [**] percent ([**]%) per month (to be pro-rated for any partial month) and (b) the maximum rate allowed by law. Interest will accrue beginning on the first day following the due date for payment and will be compounded [**]. Payment of such interest by Licensee shall not limit, in any way, Broad’s right to exercise any other remedies Broad may have as a consequence of any payment due but unpaid hereunder.

5.5 Payment Method. Each payment due to Broad under this Agreement shall be paid by check or wire transfer of funds to Broad’s account in accordance with written instructions provided by Broad. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6 Withholding and Similar Taxes. All amounts to be paid to Broad pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of Net Sales; provided that Licensee shall be entitled to make payment to an account of Broad held in the United States.

6. Patent Filing, Prosecution and Maintenance.

6.1 Control. Subject to Section 7.7 (Declaratory Judgment), Broad shall be responsible for the preparation, filing, prosecution, protection, defense, issuance and maintenance of all Patent Rights, including oppositions, inter partes reviews, interferences, post-grant reviews and similar proceedings before any patent office (or appeals therefrom) (collectively, the “Prosecution”). Broad shall: (a) choose patent counsel; (b) instruct such patent counsel to furnish the Licensee with copies of all correspondence relating to the DNA Cleaving Patent Rights or the Base Editor Patent Rights received from and sent to the United States Patent and Trademark Office (USPTO) and any other patent office, as well as copies of all proposed responses to such correspondence received from any patent office in time for Licensee to review and comment on such response; (c) supply Licensee with a copy of the application as filed, together with notice of its filing date and serial number; (d) supply Licensee with a draft copy of proposed preliminary amendments to be filed subsequent to the filing of a non-provisional application within the DNA Cleaving Patent Rights or the Base Editor Patent Rights on the express condition that Licensee will not propose any claim amendment or new claim that it believes, or has reason to believe, would result in the addition of any new inventor(s) to the application in question; and (e) keep Licensee advised of the status of actual patent filings related to the DNA Cleaving Patent Rights and the Base Editor Patent Rights. Broad shall give Licensee the opportunity to provide comments on and make requests of Broad concerning the Prosecution of the DNA Cleaving Patent Rights and the Base Editor Patent Rights and shall consider such comments and requests in good faith; [**]. [**], Broad shall allow Licensee to propose claims to pose in draft applications prior to filing and will consider the proposed claims in good faith.

6.1.2 Broad shall provide notice to Licensee in the event Prosecution of the Patent Rights involves an interference or derivation proceeding. Upon declaration of any such interference or initiation of any such derivation proceeding, Licensee’s rights under Section 6.1 (Control), including the right to receive correspondence to or from a patent office and the right to review draft responses, shall be suspended with respect to the Patent Rights involved in the interference or derivation proceeding. Notwithstanding the foregoing, any such interference or derivation proceeding is considered Prosecution of the Patent Rights and Licensee remains responsible for [**] in connection with such Prosecution, including costs and expenses associated with settlement or attempts to settle the interference. Notwithstanding the foregoing, if Licensee does not have an interest, such as by ownership, license or opinion, in opposing patents or applications involved in the interference or derivation proceeding, Broad shall enter into a common interest agreement to facilitate the sharing of the materials set forth in Section 6.1 (Control) with the Licensee.

6.1.3 Notwithstanding the foregoing, if Licensee, its Affiliates or Sublicensees is or becomes a Challenging Party, then Licensee’s rights to participate in Prosecution under Section 6.1 (Control), including the right to receive correspondence to or from a patent office and the right to review draft responses, shall be suspended during the pendency of the relevant Patent Challenge with respect both to the Patent Rights that are the subject of the Patent Challenge and to any related Patent Rights.

6.1.4 No later than [**] days prior to the deadline for entering into the national/regional phase with respect to any PCT application included in the Patent Rights, Licensee shall provide Broad with a list of countries in which Licensee would like Broad to file the patent application (each, a “List of Countries”). Broad shall consider each List of Countries in good faith and, except as provided below in this Section 6.1.4 (Control), shall file national/regional phase applications in all countries on each List of Countries. Notwithstanding anything to the contrary contained in this Agreement, and without intending to limit any of Broad’s rights hereunder, Broad expressly reserves the right (i) to decline to initiate Prosecution of any of the Patent Rights in a Developing Country(ies) (excluding Brazil, China and India) included on a List of Countries or (ii) to initiate, and in its discretion, continue Prosecution of any of the Patent Rights in a Developing Country(ies) (excluding Brazil, China and India) whether or not included on a List of Countries at Broad’s expense, provided that Broad provides Licensee with [**] days’ advance notice of its intention to take the action described in the foregoing clause (i) or (ii), provides Licensee an opportunity for Licensee to meet with Broad to discuss, and reasonably considers Licensee’s comments regarding such intention. Broad shall thereafter notify Licensee of the taking of any action described in the foregoing clause (i) or (ii) at least [**] days before the taking of such action. If Broad takes the action described in clause (ii) of the immediately preceding sentence, then Broad expressly reserves the right, upon notice to Licensee, either (A) to remove the applicable Patent Right in such Developing Country(ies) from the scope of the licenses granted pursuant to Section 2.1.1 (License Grants) and Section 2.1.2 (License Grants), effective upon such notice, or (B) treat the applicable Patent Right as an Abandoned Patent Right, in which case under this clause (B) all licenses granted to the Licensee under such Patent Right in such Developing Country(ies) shall terminate upon such notice; whereupon Broad shall be free, without further notice or obligation to Licensee, to grant non-exclusive or exclusive rights in and to such Patent Right to Third Parties for all purposes within such Developing Country(ies). Further, Broad may, in its sole discretion, file additional national/regional phase applications (the “Additional National Stage Filings”) in countries not included on a List of Countries provided by Licensee, and all expenses, including translation fees associated with Prosecution of such Additional National Stage Filings shall be expenses associated with Prosecution under this Agreement, in accordance with Section 6.3 (Expenses). If Licensee does not wish to reimburse Broad for all expenses associated with Prosecution of such Additional National Stage Filings, such Additional National Stage Filings shall be deemed Abandoned Patent Rights and treated in accordance with Section 6.4.1 (Abandonment by Licensee).

6.2 Common Interest. All non-public information disclosed by Broad or its outside patent counsel to Licensee regarding Prosecution of the Patent Rights, including [**], shall be deemed Broad Confidential Information (either for itself or on behalf of another Institution, as applicable). In addition, the Parties acknowledge and agree that, with regard to such Prosecution of the Patent Rights, the interests of the Parties as licensor and licensee are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of, any legal privilege concerning the Patent Rights or their Confidential Information, including privilege under the common interest doctrine and similar or related doctrines.

6.3 Expenses. [**]. In addition, subject to Section 6.4 (Abandonment) below, Licensee shall reimburse Broad for [**] documented, out-of-pocket expenses, including attorneys’ fees, translation costs and official fees, incurred by Broad in the Prosecution of the Patent Rights pursuant to this Article 6, incurred after the Effective Date within [**] days after the date of each invoice from Broad for such expenses. In the event that after the Effective Date, Broad enters into an exclusive license with a third party with respect to (a) any of the Base Editor Patent Rights (other than Product-Specific Base Editor Patent Rights) or DNA Cleaving Patent Rights outside the Field or (b) any of the Product-Specific Base Editor Patent Rights or Gene Targeting Patent Rights outside the Field or for products other than Base Editor Products, then Broad shall use reasonable efforts to secure a provision under such license that provides for payment of an appropriate portion of past and future expenses related to such Patent Rights by such licensee at the time such expenses are incurred, taking into consideration the scope of such license. In the event that Broad is able to collect such amounts, Broad shall credit Licensee for the applicable share previously paid by Licensee for past expenses and Licensee shall thereafter be obligated to only pay its applicable share of such expenses.

6.4 Abandonment.

6.4.1 Abandonment by Licensee. If Licensee decides that it does not wish to pay for the Prosecution of any Patent Rights in a particular country, then Licensee shall provide Broad with prompt written notice of such election and upon such written notice, the Patent Rights that were the subject of the notice, solely in the countries identified in the notice for such Patent Rights, shall be “Abandoned Patent Rights.” Upon receipt of such notice by Broad, Licensee shall be released from its obligation to reimburse Broad for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by Broad of such notice that cannot be cancelled as of the date of the notice shall be deemed incurred prior to the notice. Any license granted by Broad to Licensee hereunder with respect to any Abandoned Patent Rights will terminate, and Licensee will have no rights whatsoever to exploit such Abandoned Patent Rights. Broad will then be free, without further notice or obligation to Licensee, to grant rights in and to such Abandoned Patent Rights to third parties without limitation. In addition, if Abandoned Patent Rights represent substantially all the material patentable claims within a Sub-Category of Base Editor Patent Rights or a Sub-Category of the Gene Targeting Patent Rights, Broad shall have the right to grant to third party licensees of such Abandoned Patent Rights within such Sub-Category, a non-exclusive license under the Patent Rights solely to make, have made, offer for sale, sell, have sold and import products, including Base Editor Products, that are claimed or covered by Patent Rights within such Sub-Category in any field solely in the countries applicable to such Abandoned Patent Rights, which non-exclusive license shall not extend to components of such products that are a different category of Base Editor than the category of Base Editor that is the subject matter of such Abandoned Patent Rights (for non-limiting example, [**]). For clarity, Abandoned Patent Rights are defined on a country-by-country basis, not a worldwide basis, and Licensee shall retain its rights in all other countries to the Patent Rights that are counterparts in other countries to the Abandoned Patent Rights (and the non-exclusive licenses referred to in this paragraph shall not extend to such other countries).

6.4.2 Abandonment by Broad. Broad agrees to maintain any application or patent within the Patent Rights for as long as (a) Licensee continues to meet its obligation to reimburse expenses associated with such application or patent in accordance with Section 6.3 (Expenses) and (b) there is a good faith basis for doing so. In the event that Broad is permitted under this Section 6.4.2 (Abandonment by Broad) to cease Prosecution of an application or patent within the Patent Rights and elects to do so, it shall notify Licensee at least [**] prior to ceasing Prosecution for such Patent Right and shall discuss such proposed action with Licensee in good faith. For the avoidance of doubt, this Section 6.4.2 (Abandonment by Broad) shall not apply and shall not limit Broad’s right to cease Prosecution of a given application within the Patent Rights in lieu of a divisional, continuation or continuation-in-part application that is also within the Patent Rights.

6.5 Marking. Licensee shall, and shall cause its Affiliates and Sublicensees to, mark all Royalty-Bearing Products sold or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of Patent Rights in such country.

6.6 CREATE Act. No Party shall have the right to use this Agreement as a joint research agreement to make an election under the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3), as amended by the America Invents Act and set forth in 35 U.S.C. 102(b)(2)(C) and 102(c), without the prior written consent of each other Party having an ownership interest in a patent or patent application involved in such election, such consent to be granted or withheld in the sole discretion of each such other Party.

7. Enforcement of Patent Rights.

7.1 Notice. In the event either Party becomes aware of any possible or actual infringement of any Patent Rights with respect to Licensed Products, that Party shall promptly notify the other Party and provide it with details regarding such Infringement.

7.2 Suit by Licensee. So long as Licensee remains the exclusive licensee of the DNA Cleaving Patent Rights or the Base Editor Patent Rights (other than the Product-Specific Base Editor Patent Rights) with respect to a Licensed Product in the Field, or the exclusive licensee of the Gene Targeting Patent Rights or the Product-Specific Base Editor Patent Rights with respect to a Licensed Product that is a Base Editor Product in the Field, Licensee shall have the first right, but not the obligation, to institute infringement suits under the Patent Rights with respect to such Licensed Product in the Field where Licensee reasonably determines that a Third Party is marketing or has specific plans and is preparing to market an infringing product in any country that competes with such Licensed Product in the Field (“Infringement”); provided that prior to initiating action against the Third Party with respect to such Infringement, Licensee has provided evidence to Broad and other Institutions, as applicable, that there is a good faith basis for doing so. Notwithstanding anything to the contrary contained herein with respect to any Infringement, if Licensee owns one or more patents that cover the allegedly infringing product (“Other IP”), Licensee shall not initiate action under the Patent Rights unless it (i) also asserts [**] of such Other IP or (ii) obtains written consent from Broad. Licensee shall use the same degree of diligence in prosecuting such Infringement as it uses or would use in prosecuting infringement of its own patent rights. Notwithstanding anything to the contrary contained herein with respect to any Infringement, Licensee’s right to enforce the Gene Targeting Patent Rights and the Product-Specific Base Editor Patent Rights shall be limited solely to those claims of the Gene Targeting Patent Rights and the Product-Specific Patent Rights that are expressly limited in scope to Base Editing unless Licensee obtains written consent from Broad.

7.2.1 Before Licensee commences an action with respect to any Infringement, Licensee shall give Broad no less than [**] days’ advance written notice, and Licensee shall consult with Broad and the other Institutions, as applicable, and, to the extent feasible, any other exclusive licensee of the applicable Patent Rights who have a right to enforce such Patent Rights outside of the Field, upon such exclusive licensee’s request, subject, in the case of any such other exclusive licensee to an obligation of confidentiality that apply to such other licensee that is no less strict than that set forth herein, with respect to its proposed course of action to address the Infringement and Licensee shall consider in good faith the views and concerns (if any) of Broad, the other Institutions, and, as applicable, other exclusive licensees of such Patent Rights outside of the Field, and potential effects on the public interest in making its decision whether to take such action, especially with regard to the locally affordable availability of Licensed Products or equivalents thereof, e.g., generic products, in Developing Countries. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Licensee agrees that, consistent with Section 6.1 (Control), Broad shall hold final decision-making authority, to be exercised in good faith, on a case-by-case basis, as to whether Licensee shall be permitted to enforce the Patent Rights in any Developing Country.

7.2.2 Should Licensee elect (and, where consent of Broad is required, be permitted) to take action against an actual or potential infringer, Licensee shall select counsel reasonably acceptable to Broad, shall keep Broad and other Institutions, as applicable, reasonably informed of the progress of the action and shall give Broad and other Institutions, as applicable, a reasonable opportunity in advance to consult with Licensee and offer its views about major decisions affecting the action. Licensee shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Licensee fails to defend in good faith the validity or enforceability of the Patent Rights in the action, or if

Licensee’s exclusive license to a Valid Claim in the suit terminates pursuant to Section 10.2 (Termination), or if infringement in the Field terminates, Broad may elect to take control of the action pursuant to Section 7.3 (Suit by Broad). The expenses of Licensee with respect to any suit or suits that Licensee elects to bring in accordance with this Section 7.2 (Suit by Licensee) shall be paid for entirely by Licensee. If required under Applicable Law to establish standing for the initiation or maintenance of such infringement action by Licensee, (a) Broad and other Institutions, as applicable, shall, upon request of Licensee or as required by a court or procedural rules, or may voluntarily, join or be joined as a party to such action, provided that neither Broad nor another Institution, as applicable, shall be the first named party in such action, (b) Licensee shall hold Broad (and other Institutions, if applicable) free, clear and harmless from and against any and all costs and expenses, including attorneys’ fees, incurred in conjunction with the prosecution, adjudication, defense, management or settlement of, or joinder to, such suits and any related appeals, remands or other related proceedings (“Litigation Expenses”), (c) Licensee shall reimburse any and all Litigation Expenses incurred by Broad (and other Institutions, if applicable) within [**] days after receiving an invoice (including a copy of detailed time and expense entries from attorneys) from Broad (and other Institutions, if applicable) for same and (d) Licensee shall hold Broad (and other Institutions, if applicable) free, clear and harmless from and against any and all Litigation Expenses incurred by Broad (or other Institutions, if applicable). Licensee shall not compromise or settle such litigation without the prior written consent of Broad (subject to concurrence of other Institutions, as applicable), which shall not be unreasonably withheld or delayed. In the event Licensee exercises its right to sue pursuant to this Section 7.2 (Suit by Licensee), then out of any sums recovered in such suit or in settlement thereof, such recoveries shall first be used to reimburse Licensee for its Litigation Expenses incurred in the prosecution of any such suit. If, after such reimbursement, any funds remain from said recovery, then Broad shall receive an amount of such remaining funds equal to the applicable percentage in Section 4.6 (Non-Royalty Sublicense Income) had the infringer been a Sublicensee instead (and such recovery was Non-Royalty Sublicense Income paid under a Sublicense executed on the effective date of such settlement or the date of entry of judgment by the court awarding such recovered sums, whichever is applicable), and the remainder of such funds shall be retained by Licensee.

7.3 Suit by Broad. If Licensee does not take action in the prosecution, prevention, or termination of any Infringement pursuant to Section 7.2 (Suit by Licensee) above, and has not commenced negotiations with the suspected infringer for the discontinuance of said Infringement, within [**] days after receipt of notice of the existence of an actual Infringement, then Broad may elect to do so. Broad shall give due consideration to Licensee’s reasons for not initiating a lawsuit or otherwise making or prosecuting a claim. Subject to Section 7.2 (Suit by Licensee), any and all expenses, including reasonable attorneys’ fees, incurred by Broad with respect to the prosecution, adjudication or settlement of such suit in accordance with this Section 7.3 (Suit by Broad), including any related appeals, shall be paid for entirely by Broad. In the event Broad exercises its right to sue pursuant to this Section 7.3 (Suit by Broad), out of any sums recovered in such suit or in settlement thereof, such expenses incurred by Broad shall be first reimbursed and then Licensee shall receive [**] percent ([**]%) of the remaining funds, with the remainder of such funds to be retained by Broad.

7.4 Own Counsel. The party initiating the suit shall have the sole and exclusive right to elect counsel for any suit initiated by it pursuant to Section 7.2 (Suit by Licensee) or Section 7.3 (Suit by Broad); provided that such counsel is reasonably acceptable to the other Party. Each Party shall have the right to participate in and be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the other Party for Infringement.

7.5 Cooperation. Each Party agrees to cooperate fully in any action under this Article 7 that is controlled by the other Party, including executing legal papers and cooperating in the prosecution as may be reasonably requested by the controlling Party; provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such assistance within [**] days after receiving an invoice from the cooperating Party for same.

7.6 Patent Validity Challenge. Each Party shall promptly notify the other Party in the event it receives notice of any legal or administrative action by any Third Party against a Patent Right, including any opposition, nullity action, revocation, inter partes review, post-grant review, compulsory license proceeding or declaratory judgment action. Any such actions are Prosecution of the Patent Rights and shall be addressed as provided in Section 6.1 (Control) and Section 6.3 (Expenses).

7.7 Declaratory Judgment. If a declaratory judgment action is brought naming Licensee or any of its Affiliates or Sublicensees as a defendant and alleging invalidity or unenforceability of any claims within the Patent Rights, Licensee shall promptly notify Broad in writing. Similarly, if Broad is named as a defendant in a declaratory judgment action related to the Patent Rights, Broad shall promptly notify Licensee in writing. In either case, Broad may elect, upon written notice to Licensee (such written notice to be given within [**] days after Broad receives notice of the commencement of such action, in the case of actions of which Licensee notifies Broad) to conduct or to take over the sole defense of the invalidity or unenforceability aspect of the action at Licensee’s expense in accordance with Section 6.3 (Expenses). In such event, Broad shall keep Licensee fully informed in advance of the strategy in responding to such declaratory judgment action, the Parties shall enter into a common interest/joint defense agreement as appropriate (which shall not be in conflict with this Agreement), and Broad shall reasonably consult with and consider the comments of Licensee and its counsel. If Broad does not promptly elect to conduct the defense or take over the defense of the applicable suit (or portion thereof), then it shall so notify the Licensee and, upon Licensee’s request, the Parties shall discuss in good faith Broad’s reasons for not conducting such defense and the possibility of Broad permitting Licensee to conduct the defense at Licensee’s expense, and if Licensee does so conduct such defense, Broad shall reasonably cooperate with Licensee in relation thereto. The rights granted to Broad under this Section 7.7 (Declaratory Judgment) shall be in addition to any rights granted under Section 6.1 (Control) and Section 6.3 (Expenses). In the event that after the Effective Date, Broad enters into an exclusive license with a Third Party with respect to any of the Patent Rights outside the Field, then Broad shall use reasonable efforts to secure a provision under such license that provides for payment of an appropriate portion of past and future expenses related to such Patent Rights under this Section 7.7 (Declaratory Judgment) by such licensee at the time such expenses are incurred, taking into consideration the scope of such license. In the event that Broad is able to collect such amounts, Broad shall credit Licensee for the applicable share previously paid by Licensee for past expenses under this Section 7.7 (Declaratory Judgment) and Licensee shall thereafter be obligated to only pay its applicable share of such expenses under this Section 7.7 (Declaratory Judgment).

7.8 Actions Against Infringement Outside the Field. Prior to taking action to enforce any Patent Rights against infringement outside the Field, Broad shall, and shall cause its exclusive licensees of the applicable Patent Rights who have a right to enforce such Patent Rights outside of the Field, to the extent feasible and consistent with any obligations of confidentiality that apply to Broad or such exclusive licensee, give Licensee no less than [**] days’ advance written notice. Promptly after such notice, if requested by Licensee, Broad shall, and shall cause its exclusive licensee of the applicable Patent Right to, meet and confer with Licensee, subject to any obligations of confidentiality that apply to Broad or such licensee, and consider in good faith Licensee’s views and concerns (if any) related to the potential enforcement action.

7.9 Licensee Actions in Support of Affiliates and Sublicensees. Unless, based on the advice of counsel to Broad, it is reasonably likely to adversely affect attorney-client privilege, it is understood that the Licensee may, upon [**] days prior written notice to Broad, exercise its rights under this Article 7 in support of its Affiliates and Sublicensees, and may seek the comments and financial support of Affiliates and Sublicensees on patent prosecution and enforcement, and may make comments and seek to enforce Patent Rights in accordance with this Article 7 to protect the interests of its Affiliates and Sublicensees, in addition to the Licensee’s own interests.

7.10 RESERVED

8. Warranties and Covenant: Limitation of Liability.

8.1 Compliance with Law. Licensee represents and warrants that it will comply, and will ensure that its Affiliates and Sublicensees comply, with all Applicable Law, including all local, state, federal and international laws and regulations relating to the development, manufacture, use, sale and importation of Royalty-Bearing Products. Without limiting the foregoing, Licensee represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that it shall comply with all Applicable Laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Licensee hereby gives written assurance that it will comply with, and will cause its Affiliates to comply with (and will contractually obligate its Affiliates and Sublicensees to comply with), all applicable United States export control laws and regulations, that as between the Parties it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold Indemnitees harmless (in accordance with Section 9.1 (Indemnity)) for the consequences of any such violation.

8.2 Option Agreement. Attached as Exhibit 8.2 is the Option Agreement dated as of the date hereof between Beam and Licensee (the “Option Agreement”). During the Term of this Agreement, Licensee agrees that it shall not amend the Option Agreement or enter into any other agreement that would result in a Beam Change of Control (an “Alternative Agreement”) that would (a) diminish or otherwise adversely affect Broad’s right or ability to receive at least the amount of compensation upon a Beam Change of Control contemplated in the Option Agreement as of the Effective Date, (b) modify Beam’s obligation to assume or guarantee Licensee’s obligations to Broad and the Broad Designees under this Agreement following a Beam Change of Control contemplated in this Agreement, or (c) modify Broad’s right or ability to enforce Beam’s obligation to satisfy Licensee’s obligations under this Agreement following a Beam Change of Control, in each case without Broad’s prior written consent.

8.3 Services Agreement. Attached as Exhibit 8.3 hereto is a Services Agreement dated as of the Effective Date hereof between Beam and Licensee (the “Services Agreement”). During the Term of this Agreement until a Beam Change of Control, Licensee agrees that it shall not (a) amend the Services Agreement in any manner that would limit Licensee’s ability to perform its obligations under this Agreement or (b) enter into any other agreement, in each case ((a) or (b)), that would materially alter the allocation of intellectual property rights under the Services Agreement, without Broad’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

8.4 Representations and Warranties.

8.4.1 By Broad. Broad represents and warrants that (A) Broad has the authority and right to enter into and perform its obligations under this Agreement and grant the licenses granted to Licensee herein on behalf of itself and the other Institutions, (B) as of the Effective Date, to the best of the knowledge of Broad’s Office of Strategic Alliances and Partnering, the execution, delivery and performance of this Agreement by Broad does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or is otherwise bound, and (C) as of the Effective Date, to the best of the knowledge of Broad’s Office of Strategic Alliances and Partnering, no consent of any Third Party, including without limitation any governmental authority, is required for Broad to execute, deliver and perform under this Agreement, including without limitation to grant the licenses granted to Licensee herein, except for such consents as may have been obtained prior to the Effective Date.

8.4.2 By Licensee. Licensee represents and warrants that (A) Licensee has the authority and right to enter into and perform its obligations under this Agreement, (B) as of the Effective Date, to the best of Licensee’s knowledge, the execution, delivery and performance of this Agreement by Licensee does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or, to its knowledge, is otherwise bound, and (C) as of the Effective Date, to the best of Licensee’s knowledge, no consent of any Third Party, including without limitation any governmental authority, is required for Licensee to execute, deliver and perform under this Agreement, except for such consents as may have been obtained prior to the Effective Date.

8.5 No Warranty.

8.5.1 Broad makes no representations or warranties other than those set forth above.

8.5.2 Nothing contained herein shall be deemed to be a warranty by Broad or by any other Institution that it can or will be able to obtain patents on patent applications included in the Patent Rights, or that any of the Patent Rights will afford adequate or commercially worthwhile protection.

8.5.3 NEITHER BROAD NOR ANY INSTITUTION MAKES ANY WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS OR THE TRANSFERRED MATERIALS. NEITHER BROAD NOR ANY INSTITUTION MAKES ANY REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR USE OF THE TRANSFERRED MATERIALS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY ROYALTY-BEARING PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

8.5.4 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER LICENSEE NOR BROAD NOR ANY INSTITUTION MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH OF LICENSEE, BROAD AND THE INSTITUTIONS EACH HEREBY DISCLAIM WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.6 Limitation of Liability.

8.6.1 EXCEPT WITH RESPECT TO MATTERS FOR WHICH LICENSEE IS OBLIGATED TO INDEMNIFY INDEMNITEES UNDER ARTICLE 9, AND LIABILITY RESULTING FROM A BREACH BY LICENSEE OF THE LICENSE GRANT RESTRICTIONS UNDER SECTION 2.1.2 (LICENSE GRANTS), NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (A) ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (B) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

8.6.2 Institutions’ aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to Broad under this Agreement.

9. Indemnification and Insurance.

9.1 Indemnity.

9.1.1 Licensee shall (and shall cause its Affiliates and Sublicensees to) indemnify, defend and hold harmless each Institution and each of their current and former directors, governing board members, trustees, officers, faculty, affiliated investigators, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any claim, suit, investigation, action, demand, judgment, liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation or defense), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense or subcontract, including any cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement (collectively, “Claims”) except to the extent any such Claim results from or arises out of the gross negligence or willful misconduct of an Indemnitee or material breach of this Agreement by Broad. No Affiliate of Licensee (other than an Affiliate controlling Licensee) shall have an obligation to indemnify Broad for any Claim based upon, arising out of, or otherwise relating to the exercise of rights under this Agreement by a different Affiliate of Licensee or by any other Person unless such Affiliate or other Person is exercising rights granted by such first Affiliate or acting on such first Affiliate’s behalf or upon its instruction or advice. No Sublicensee shall have an obligation to indemnify Broad for any Claim based upon, arising out of, or otherwise relating to the exercise of rights under this Agreement by a different Sublicensee, Licensee, any Affiliate of Licensee or by any other Person unless such different Sublicensee, Licensee or Affiliate or other Person is exercising rights granted by such first Sublicensee or acting on such first Sublicensee’s behalf or upon its instruction or advice.

9.1.2 Procedures. For purposes of this Section 9.1.1 (Procedures), Licensee and each of its Affiliates and Sublicensees are referred to as “Indemnitor”. The Indemnitees agree to provide Licensee with prompt written notice of any Claim for which indemnification is sought under this Agreement; provided, however, that an Indemnitee’s delay in providing or failure to provide such notice shall not relieve Indemnitor of its indemnification obligations under this Agreement, except to the extent Indemnitor can demonstrate actual prejudice due to the delay or lack of notice. Indemnitor agrees, at its own expense, to provide attorneys reasonably acceptable to Broad and the applicable indemnified Institution to defend against any such Claim. The Indemnitees shall cooperate with Indemnitor, at Indemnitor’s expense, in such defense and shall permit Indemnitor to conduct and control such defense and the disposition of such Claim (including without limitation all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Indemnitor, if representation of such Indemnitee by the counsel retained by Indemnitor would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Each Institution agrees to use diligent efforts to select counsel, and to cause any other Indemnitees affiliated with their respective institutions to select counsel, that minimizes the number of counsel retained by all Indemnitees if representation of an Indemnitee by the counsel retained by Indemnitor would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Indemnitor agrees to keep counsel(s) for Indemnitees informed of the progress in the defense and disposition of such claim and to consult with Broad and the indemnified Institution (as applicable) with regard to any proposed settlement. Licensee shall not settle any Claim that has an adverse effect on the rights of any Indemnitee hereunder that is not immaterial or that admits any liability by or imposes any obligation on any Indemnitee without the prior written consent of such Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. An Indemnitee may not settle any Claim without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed.

9.1.3 Notwithstanding anything express or implied, Licensee shall not be required to indemnify, defend, or hold harmless any Indemnitee with respect to any dispute amongst any Indemnitee(s) and/or subsets of any of the foregoing, as to the division amongst themselves of the consideration paid by Licensee under this Agreement.

9.2 Insurance.

9.2.1 Beginning at the time any Royalty-Bearing Product is being commercially distributed or sold (other than for the purpose of obtaining Regulatory Approvals) by Licensee, or by an Affiliate, Sublicensee or agent of Licensee, Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than $[**] per incident and $[**] annual aggregate and naming the Indemnitees as additional insureds. During Clinical Studies of any such Royalty-Bearing Product Licensee shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as Broad or any other Institution shall require, naming the Indemnitees as additional insureds. Such commercial general liability insurance shall provide: (a) product liability coverage and (b) broad form contractual liability coverage for Licensee’s indemnification obligations under this Agreement.

9.2.2 If Licensee elects to self-insure all or part of the limits described above in Section 9.2.1 (Insurance) (including deductibles or retentions that are in excess of $[**] annual aggregate) such self-insurance program must be acceptable to Broad and the other Institutions and Federal Insurance Company ((Broad’s insurer) in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Agreement.

9.2.3 Licensee shall provide each Institution with written evidence of such insurance upon request of such Institution. Licensee shall provide each Institution with written notice at least [**] days prior to the cancellation, non-renewal or material change in such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such [**] day period, Broad shall have the right to terminate this Agreement effective at the end of such [**] day period without notice or any additional waiting periods.

9.2.4 Licensee shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Royalty-Bearing Product is being commercially distributed or sold by Licensee, or an Affiliate, Sublicensee or agent of Licensee; and (b) a reasonable period after the period referred to in (a) above which in no event shall be less than [**] years.

10. Term and Termination.

10.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the later of: (a) the last to expire Valid Claim or (b) the end of the last Royalty Term of a Product in the Field in a country in the Territory (the “Term”).

10.2 Termination.

10.2.1 Termination Without Cause. Licensee may terminate this Agreement upon [**] days prior written notice to Broad, with or without cause.

10.2.2 Termination for Default.

10.2.2.1 Subject to Section 3.1.2.2 (Sub-Categories of Patent Rights) and 3.5.6 (Unmet Deadline), in the event that either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [**] days after receiving written notice thereof which written notice explicitly states that it is a notice of material breach under this Section 10.2.2.1 (Termination for Default), the other party may terminate this Agreement immediately upon written notice to the party in breach.

10.2.2.2 If Licensee defaults in its obligations under Section 9.2 (Insurance) to procure and maintain insurance or, if Licensee has in any event failed to comply with the notice requirements contained therein, then Broad may terminate this Agreement immediately without notice or additional waiting period.

10.2.2.3 Broad shall be entitled to, in accordance with the provisions of Section 3.1.2.2 (Sub-Categories of Patent Rights), terminate licenses granted to Licensee under Section 2.1 (License Grants) with respect to a Failed Sub-Category of Patent Rights.

10.2.2.4 Broad shall be entitled to, in accordance with the provisions of Section 3.5.6 (Unmet Deadline), (a) terminate this Agreement in its entirety under Section 3.5.6.1 (Unmet Deadline), (b) under Section 3.5.6.2 (Unmet Deadline), terminate licenses granted to Licensee under Section 2.1 (License Grants) with respect to a Licensed Product, (c) under Section 3.5.6.3 (Unmet Deadline), terminate licenses granted to Licensee under Section 2.1 (License Grants) with respect to Royalty-Bearing Products that are not either a Retained Product or a Related Product to a Retained Product, (d) under Section 3.5.6.3 (Unmet Deadline), terminate licenses granted under a Sub-Category of Patent Rights to Licensee under Section 2.1 (License Grants) except with respect to Royalty-Bearing Products that are either a Retained Product or a Related Product to a Retained Product.

10.2.3 Termination for Patent Challenge. If Licensee or any of its Affiliates or Sublicensees directly or indirectly brings, assumes or participates in, or knowingly, willfully or recklessly assists in bringing a Patent Challenge (except as required under a court order or subpoena), then the following shall apply: (a) if Licensee or any of its Affiliates is the party so bringing, assuming, participating in or assisting in such Patent Challenge, then Broad shall be entitled to immediately terminate this Agreement upon written notice to Licensee, and (b) if a Sublicensee is the party so bringing, assuming, participating in or assisting in such Patent Challenge, then (i) Broad shall be entitled to immediately terminate the rights hereunder as and to the extent sublicensed to a Sublicensee upon written notice to Licensee and (ii) Broad shall grant Licensee a period not to exceed [**] days from the date of notice by Broad to Licensee for Licensee to inform Sublicensee of its intention to terminate this Agreement due to such Sublicensee bringing, assuming, participating in or assisting in a Patent Challenge, during which period Licensee may terminate any and all agreements with such Sublicensee that contain a

Sublicense. If, pursuant to the foregoing clause (ii), Licensee terminates such sublicense agreement(s) during such [**] day period, then Broad shall not be entitled to terminate this Agreement, in whole or in part, by virtue of such Sublicensee bringing, assuming, participating in or assisting in such Patent Challenge. However, if Licensee does not terminate such agreement(s) during such [**] day period, then Broad shall be entitled to immediately terminate this Agreement in whole or in part upon written notice to Licensee thereof.

10.2.4 Bankruptcy. Broad may terminate this Agreement upon written notice to Licensee if Licensee becomes subject to a Bankruptcy Event or if Licensee becomes the subject of dissolution proceedings or otherwise discontinues all business operations to which this Agreement relates.

10.2.5 Termination without Prejudice. Broad’s right of termination in this Section 10.2 (Termination) shall be in addition and without prejudice to, and shall not constitute a waiver of, any right of Broad for recovery of any monies then due to it hereunder or any other right or remedy Broad may have at law, in equity or under this Agreement.

10.3 Effect of Termination.

10.3.1 Termination of Rights. Upon expiration or termination of this Agreement, in whole or in part, by either Party pursuant to any of the provisions of Section 10.2 (Termination) or this Agreement: (a) the applicable rights and licenses granted to Licensee under Article 2 shall terminate, all rights in and to and under the applicable Patent Rights will revert to Broad and neither Licensee nor its Affiliates may make any further use or exploitation of the applicable Patent Rights; and (b) any existing agreements that contain a Sublicense of rights terminated under this Agreement shall automatically terminate to the extent of such terminated rights [**] days following the effective date of termination of this Agreement; provided, that if a Sublicensee is (i) an Affiliate of Licensee, (ii) in material default of any material provision of the applicable Sublicense such that Licensee would have the right to terminate the Sublicense or (iii) the basis for the termination of the Agreement due to such Sublicensee’s actions or inactions ((i), (ii) and (iii) together, “Ineligible Sublicensees”), then the applicable Sublicense to which such Sublicensee is a party shall terminate effective immediately upon termination of this Agreement. Upon termination of this Agreement, in whole or in part, under any of the provisions in Section 10.2 (Termination), each Sublicensee subject to potential automatic termination under this Section 10.3.1 (Termination of Rights) that is not an Ineligible Sublicensee shall have the right to enter into a direct license from Broad (a “Direct License”) on substantially the same non-economic terms and conditions set forth in the Sublicense and on economic terms providing for the payment by such Sublicensee to Broad of the consideration that otherwise would have been payable to Broad if the applicable Sublicense and this Agreement were still simultaneously in effect. Broad agrees to negotiate in good faith the final form of such Direct License on such financial terms and conditions; such final form of Direct License agreement shall not (i) impose any representations, warranties, obligations or liabilities on Broad or any other Institution that are not included in this Agreement, (ii) have any obligations that are greater than or inconsistent with the obligations of Broad under this Agreement or the nature of Broad as an academic and non-profit entity, and (iii) have any fewer rights than Broad has under this Agreement, as applicable to the Direct License. If any Sublicensee, other than Ineligible Sublicensees, desires to enter into such a Direct License with Broad, it shall wholly be the responsibility of

Sublicensee to notify Broad of such desire no later than [**] days after the effective date of termination of this Agreement. If Broad and the applicable Sublicensee, for any reason, do not enter into a Direct License within [**] days after the effective date of termination of this Agreement, the applicable Sublicense subject to potential automatic termination under this Section 10.3.1 (Termination of Rights), and all rights granted thereunder, shall automatically terminate.

10.3.2 Accruing Obligations. Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration of this Agreement in its entirety (except in the case of termination by Broad pursuant to Section 10.2 (Termination)), Licensee, its Affiliates and Sublicensees may sell (a) Licensed Products then in stock and (b) Enabled Products; provided that Licensee shall pay the applicable royalties and payments to Broad in accordance with Article 4, provide reports and audit rights to Broad pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2 (Insurance). The Parties agree that the obligations in Section 4.1 (Equity), Section 4.8 (Success Payments), and Section 6.3 (Expenses) (with respect to patent expenses incurred by Broad prior to the Effective Date) will accrue immediately upon execution of this Agreement by both Parties, regardless of the events, invoice and payment timing details set forth therein.

10.3.3 Documentation, Right of Reference and License. Upon termination of the Agreement in its entirety, subject to the terms of any Direct Licenses and Sublicenses:

10.3.3.1 At Broad’s request, the parties will discus in good faith (and subject to Licensee’s other contractual commitments with Third Parties) during the [**] day period after such termination, whether and on what terms Licensee will grant Broad a sublicensable license to any patents, patent applications, data and other information controlled by Licensee or its Affiliates that improve or are otherwise related to the Patent Rights or that Cover a Licensed Product that Broad is interested in pursuing either itself or through a licensee; provided that the terms of any such license shall be consistent with Licensee’s obligations under its then existing contracts and Applicable Law and its officers’ and directors’ fiduciary obligations.

10.3.3.2 At Broad’s request, Licensee shall deliver to Broad, and Broad and its licensees shall be free to use, (a) all records required by all Regulatory Authorities to be maintained with respect to the applicable Licensed Products, all regulatory filings, approvals, reports, records, correspondence and other regulatory materials (including any related to reimbursement or pricing approvals), and all documents, data and other information related to Clinical Studies and other studies of the applicable Licensed Products and (b) any documentation and technical information that are necessary or useful for the manufacture of the applicable Licensed Products, in each case (a) and (b), if and to the extent that the provision of, access to and delivery of such documentation shall not conflict with Licensee’s obligations under its then existing contracts and Applicable Law. Licensee shall retain the right to use, and grant to Affiliates and Third Parties the right to use, any records, filings, documentation or other information given to Broad under this Section 10.3.3.2 (Documentation, Right of Reference and License).

10.3.3.3 Licensee shall permit Broad and its licensees to utilize, reference, cross reference, incorporate in applications and filings, and otherwise have the benefit of all Regulatory Approvals of, or Clinical Studies or other studies conducted on, and all filings made with regulatory agencies with respect to, the applicable Licensed Products.

10.4 Survival. The Parties’ respective rights, obligations and duties under Articles 5, 9, 10 and 11, and Sections 4.1 (Equity) and 4.2 (Annual License Maintenance Fees) (to the extent of payment obligations accruing prior to the effective date of expiration or termination), 4.3 (Milestone Payments) (to the extent of payment obligations accruing prior to the effective date of expiration or termination), 4.4 (Royalty on Net Sales) (to the extent of Net Sales prior to the effective date of expiration or termination), 4.5 (Patent Challenge) (to the extent applicable at the effective date of expiration or termination), 4.7 (Complex Consideration) (for so long as Licensee, its Affiliate or a Sublicensee is researching, developing or commercializing an Enabled Product(s)), Section 6.3 (Expenses) (for expenses incurred prior to the effective date of expiration or termination), Section 8.4 (Representations and Warranties) and 8.5 (No Warranty), 8.6 (Limitation of Liability) shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations under Section 4.4 (Royalty on Net Sales), and 4.6 (Non-Royalty Sublicense Income) with respect to Sublicenses granted prior to the effective date of expiration or termination of the Agreement shall survive such expiration or termination. Further, any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement shall survive any expiration or termination of this Agreement.

11. Miscellaneous.

11.1 Confidentiality.

11.1.1 Definitions.

11.1.1.1 “Broad Confidential Information” means (a) any information related to Prosecution of Patent Rights provided to Licensee by or on behalf of Broad; (b) any information or material in tangible form that is marked as “confidential” or proprietary by or on behalf of Broad at the time it is sent to Licensee; (c) information that is furnished orally by or on behalf of Broad if Broad identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Licensee within [**] days after the date of disclosure; and (d) the terms of this Agreement (but not its existence or its general subject matter), which shall constitute the Confidential Information of both Parties. The Parties agree the terms of this Agreement may be shared with the Institutions.

11.1.1.2 “Licensee Confidential Information” means (a) any Development Plan, any Current Development Demonstration, and any plan provided to Broad under Sections 2.5.7 (Intended Development or Commercialization), 2.5.8 (Proposing Party Development or Commercialization), or 2.5.9 (Third Party Development or Commercialization), (b) [**]; (c) any information or evidence provided to Broad in accordance with Sections 2.5.7 (Intended Development or Commercialization), 2.5.8 (Proposing Party Development or Commercialization), or

2.5.9 (Third Party Development or Commercialization) that is not included within the preceding clause (a); (d) any reports prepared by Licensee and provided to Broad pursuant to this Agreement (including any under Section 3.3 (Regulatory Filings) and Section 5.1.1) (Reports); (e) any copies of Sublicenses, or information extracted therefrom, provided by Licensee to Broad under Section 2.4.3 (Delivery of Sublicense Agreement); (f) any information or material in tangible form that is provided to Broad’s Office of Strategic Alliances in connection with this Agreement and is marked as “confidential” or proprietary by Licensee at the time it is sent to Broad; (g) information that is furnished orally by Licensee if Licensee identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Broad’s Office of Strategic Alliances and Partnering within [**] days after the date of disclosure; or (h) the terms of this Agreement (but not its existence or its general subject matter), which shall constitute the Confidential Information of both Parties. Notwithstanding anything to the contrary in this Agreement, Broad may, in response to a Bona Fide Proposal, inform a Proposing Party that the [**] that is the subject of such Bona Fide Proposal is currently under research or development in a manner consistent with the Inclusive Innovation Model, without providing additional detail as to the specific manner pursuant to which such [**] is unavailable.

11.1.1.3 “Confidential Information” means the Broad Confidential Information and the Licensee Confidential Information, as applicable.

11.1.2 Obligations of Confidentiality. For the Term of this Agreement and a period of [**] years thereafter, (a) Licensee shall maintain in confidence and shall not disclose to any third party any Broad Confidential Information without the prior written consent of Broad, and (b) Broad shall maintain in confidence and shall not disclose to any third party any Licensee Confidential Information without the prior written consent of Licensee, provided that Broad may disclose to the Institutions (1) this Agreement including any Exhibits, and (2) such Confidential Information of Licensee as the Institutions reasonably request, provided that any disclosure under the foregoing clause (1) shall be made in confidence to the applicable Institution, and that any disclosure under the foregoing clause (2) shall be under terms of a written confidentiality agreement prohibiting the use and further disclosure by the applicable Institution(s) of such Confidential Information on terms as least as restrictive as those contained herein. Each Party shall take all reasonable steps to protect the Confidential Information of the other Party with the same degree of care used to protect its own confidential or proprietary information. Neither Party shall use the Confidential Information of the other Party for any purpose other than those contemplated by this Agreement. The foregoing obligations under this Section 11.1.2 (Obligations of Confidentiality) shall not apply to:

(i) information that is known to the receiving Party or independently developed by the receiving Party prior to the time of disclosure without use of or reference to the other Party’s Confidential Information, in each case, to the extent evidenced by contemporaneous written records;

(ii) information that is independently developed by the receiving Party at or after the time of disclosure without use of or reference to the other Party’s Confidential Information, to the extent evidenced by contemporaneous written records;

(iii) information disclosed to the receiving Party by a third party that has a right to make such disclosure;

(iv) information that is or becomes generally known or available to the public, other than as a result of a breach of this Agreement by the receiving Party; or

(v) information that is required to be disclosed by order of the FDA or similar authority or a court of competent jurisdiction or other government authority or agency; provided that the Parties shall use commercially reasonable efforts to obtain confidential treatment of such information by the agency, authority, or court.

11.1.3 Permitted Disclosures. Notwithstanding Section 11.1.2 (Obligations of Confidentiality), either Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

11.1.3.1 prosecuting or defending litigation in accordance with Article 7 of this Agreement; provided that the party making a disclosure under this Section 11.1.3.1 (Permitted Disclosures) shall seek confidential treatment, a protective order, or seek to file under seal if reasonably requested by the other party;

11.1.3.2 making filings with the Securities and Exchange Commission or foreign equivalent, any stock exchange or market, or any Regulatory Authorities, which shall include publicly disclosing or filing this Agreement as a “material agreement” in accordance with Applicable Law or applicable stock exchange regulations; provided, however, that in the case of Licensee as the disclosing party, Licensee shall provide Broad with an opportunity to review, redact and comment on any such filing and shall incorporate Broad’s reasonable comments and redactions to the extent consistent with Applicable Law; provided, further, that the terms of the Inclusive Innovation Model included in this Agreement shall be disclosed in full and such terms shall not be subject to any redactions in any such filing;

11.1.3.3 complying with Applicable Law or submitting information to governmental authorities, including without limitation any Regulatory Authority, and including without limitation any order of a court or agency of competent jurisdiction, including without limitation any Regulatory Authority; provided that if either Party is required by Applicable Law to make any public disclosure of Confidential Information of the other Party, to the extent the Party so required may legally do so, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise);

11.1.3.4 in the case of Licensee as the receiving Party, to its Affiliates and its and their prospective and actual acquirers, licensees, sublicensees, distributors, investors, lenders and underwriters, each of which prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality), and (a) its and their employees, consultants, agents, and advisors, on a need to know basis, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality), and (b) its and their accountants and lawyers, on a need to know basis, each of whom prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality); provided that the scope of Confidential Information that may be disclosed to any Person under this Section 11.1 (Confidentiality) is limited to the terms of this Agreement and any notices given hereunder and not any other Broad Confidential Information unless otherwise agreed to in writing by Broad; and

11.1.3.5 in the case of Broad as the receiving Party, to Broad’s prospective and actual licensees (including Sublicensees in the event of termination of this Agreement) acquirers of payment or equity rights, lenders and underwriters, each of which prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality) and (a) its and their employees, consultants, agents, and advisors, on a need to know basis, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality), and (b) its and their accountants and lawyers, on a need to know basis, each of whom prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Section 11.1 (Confidentiality); provided that the disclosure to prospective or actual licensees (and the related Persons noted in the foregoing clauses (a) and (b)) is limited this Agreement and such Confidential Information of Licensee as is reasonably necessary for such prospective or actual licensee to conduct technical or legal due diligence or exercise its rights under the license granted or proposed to be granted under the Patent Rights to such actual or prospective licensee by Broad.

11.2 Additional Permitted Disclosure. In addition to the rights set forth elsewhere in this Section 11.2 (Additional Permitted Disclosure), each Institution and Licensee shall have the right to disclose (i) to Third Parties without an obligation of confidentiality all or part of a redacted copy of this Agreement, or the substance thereof, in the form filed by Licensee to comply with its obligations under the Securities Act or the Exchange Act and (ii) to Third Parties, without an obligation of confidentiality, the existence of this Agreement, the general subject matter of this Agreement, Broad’s right to receive consideration under this Agreement, and all or a portion or summary of the terms of the [**] Proposed Product provisions.

11.3 Preference for United States Industry. During the period of exclusivity of this license in the United States, Licensee shall comply with 37 C.F.R. § 401.14 (i) or any successor rule or regulation.

11.4 No Security Interest. Licensee shall not enter into any agreement under which Licensee grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Licensee herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.4 (No Security Interest) shall be null and void and of no legal effect.

11.5 Use of Names. Except as provided below, Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “The Broad Institute, Inc.,” “Broad,” “President and Fellows of Harvard College,” the “Massachusetts Institute of Technology,” “Lincoln Laboratory,” or “Wyss Institute for Biologically Inspired Engineering at Harvard University,” or any variation, adaptation, or abbreviation thereof (alone or as part of another name), or of any of their trustees, directors, officers, faculty, students, staff, employees, agents, or affiliated investigators or any trademark owned by any Institution, or any logos, seals, insignia or other words, names, symbols or devices that identify Broad or Institutions or any Institution’s school, unit, or division (“Institution Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by the applicable Institution. Without limiting the foregoing, Licensee shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of Institution Names on the termination or expiration of this Agreement except as otherwise approved by the applicable Institution. This restriction shall not apply to any information required by Law to be disclosed to any governmental entity.

11.6 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and except as expressly set forth herein, supersedes all other agreements and understandings between the Parties with respect to the same.

11.7 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by e-mail, expedited delivery or certified mail, return receipt requested, to the following addresses, unless the Parties are subsequently notified of any change of address in accordance with this Section 11.7 (Notices):

If to Licensee (other than invoices) prior to October 1, 2018:	Blink Therapeutics Inc. 325 Vassar St. Suite 2A Cambridge, MA 02139 Email: [**] Attn.: CEO With required email copies to each of: [**] and Marc.Rubenstein@ropesgray.com

If to Licensee (other than invoices) as of and following October 1, 2018:	Blink Therapeutics Inc. 26 Landsdowne Street Cambridge, MA 02139 Email: [**] Attn.: CEO With required email copies to each of: [**] and [**]

If to Licensee (invoices only):	Same as above until updated by Licensee by written notice as per this Section 11.7 (Notices).

If to Broad:	The Broad Institute. Inc. 415 Main Street Cambridge, MA 02142 Email: [**] Attn.: [**]

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by e-mail, upon transmission and electronic confirmation of delivery; (c) by certified mail, as evidenced by the return receipt. If notice is sent by e-mail, a confirming copy of the same shall be sent by mail to the same address.

11.8 Dispute Resolution. If any dispute between the Parties arises out of or relates to this Agreement (a “Dispute”), either Party by written notice to the other Party may have such issue referred for resolution to the Chief Executive Officer of Licensee, and the Chief Business Officer of Broad (collectively, the “Executive Officers”). The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to resolve the Dispute within [**] days after it is referred to them, then the Parties may pursue all other rights and remedies available to them under this Agreement, including the right to terminate this Agreement, and the matter may be brought by a Party as a Suit in a court of competent jurisdiction in accordance with Section 11.9 (Governing Law and Jurisdiction).

11.9 Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such party.

11.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

11.11 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.12 Counterparts. The Parties may execute this Agreement in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Transmission by facsimile or electronic mail of an executed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart. If by electronic mail, the executed Agreement must be delivered in a .pdf format.

11.13 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each party or, in the case of waiver, by the party waiving compliance. The delay or failure of either party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.14 No Agency or Partnership. Nothing contained in this Agreement shall give either party the right to bind the other, or be deemed to constitute either party as agent for or partner of the other or any third party.

11.15 Assignment and Successors. This Agreement may not be assigned by either Party without the consent of the other Party, which consent shall not be unreasonably withheld, provided that, Licensee may assign this Agreement and the rights, obligations and interests of Licensee hereunder without Broad’s prior consent (a) to Beam in connection with a Beam Change of Control, (b) to an Affiliate of Licensee after a Beam Change of Control or (c) any purchaser of all or substantially all of its assets or all of its equity, or to any successor corporation resulting from any merger or consolidation of Licensee with or into such corporation; provided, in all cases, that (i) the assignee agrees in writing to be bound by the terms of this Agreement, (ii) the assignee is in compliance with Section 9.2 (Insurance) at the time of transfer, and (iii) a copy of such writing is provided to the Broad within [**] business days after such assignment; provided also that in the case of clause (b), Licensee remains responsible and liable for the performance of this Agreement by such Affiliate; and provided further that in the case of clause (c), if such assignee does not itself have assets in excess of [**] U.S. Dollars ($[**]) and active drug development or commercialization operations beyond those contemplated under this Agreement, then the ultimate controlling (as defined in Section 1.7 (“Affiliate”)) Person agrees to guarantee the performance of this Agreement by such assignee. For clarity, such assignee’s investors shall not be deemed the ultimate controlling Person in the immediately foregoing sentence. Notwithstanding anything to the contrary in this Agreement, Broad may, without the consent of Licensee, assign this Agreement and the rights, obligations and interests of Broad to (x) an Affiliate of Broad or (y) any purchaser of all or substantially all of its assets or all of its equity, or to any successor corporation resulting from any merger or consolidation of Broad with or into such corporation, provided that (1) in each case of clause (x) and (y), such assignee is also an assignee of the Patent Rights, such assignee agrees in writing to be bound by the terms of this Agreement and a copy of such writing is provided to Licensee within [**] business days after such assignment and (2) Broad may assign its right to receive payments and distributions under this Agreement without restriction. This Agreement shall be binding upon a party’s permitted successors and assigns. Any assignment purported or attempted to be made in violation of the terms of this Section 11.15 (Assignment and Successors) shall be null and void and of no legal effect.

11.16 Force Majeure. Except for monetary obligations hereunder, neither party will be responsible for delays resulting from causes beyond the reasonable control of such party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.17 Interpretation. Each Party hereto acknowledges and agrees that: (a) it or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement; (d) the use of “include,” “includes,” or “including” herein shall not be limiting; (e) the word “hereof”, “herein”, “hereby” and derivative or similar work refers to this Agreement (including any Exhibits); (f) the words “will” and “shall” shall have the same obligatory meaning; and (g) the use of “or” shall not be exclusive.

11.18 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, or interferes with the enforceability of any Patent Right, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

11.19 Publicity. Notwithstanding the terms of Section 11.5 (Use of Names) above, the Parties hereby agree to issue a mutually-acceptable press release (which press release shall also be acceptable to the Institutions, to the extent of any reference to such Institution in such press release) announcing the execution of this Agreement, within [**] days following the Effective Date; provided, however, that Beam may extend such [**] day period one time for an additional [**] days upon advance written notice to Broad if Licensee has a good faith belief that premature disclosure of the existence of this Agreement would be detrimental to the business or affairs of Beam or Licensee in light of then ongoing negotiations with a third party(ies) regarding a license(s) or strategic transaction(s), and the Parties may extend such period by additional [**]-day increments by mutual written consent. Licensee shall provide Broad with a written summary of the basis for such belief with any such notice. Each Party agrees that it will not issue a press release or other public statement relating to this Agreement or the relationship of the Parties without obtaining the prior written approval of the other Party. Permission shall not be required to repeat information that has already been publicly released or to disclose information that a Party is permitted to disclose under Section 11.1 (Confidentiality). Notwithstanding any other provision of this Agreement, the Parties agree that the Institutions may make the Inclusive Innovation Model highly visible as a new and transformative open innovation model, including by disclosing such model publicly or to Third Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

The Broad Institute, Inc.		Blink Therapeutics Inc.

By:	/s/ Issi Rozen	By:	/s/ John Evans
Name: Issi Rozen		Name: John Evans
Title: Chief Business Officer		Title: CEO

Exhibit 1.42

Competitors

1)	[**]

2)	[**]

3)	[**]

4)	[**]

5)	[**]

6)	[**]

7)	[**]

8)	[**]

Exhibit 1.66

[**]

Exhibit 1.117

Patent Rights

Exhibit 3.1.1

[**]

Exhibit 3.2.1

Development Plan

Exhibit 3.2.1-1

[**]

Exhibit 4.1

Form of Subscription Agreement

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) is made and entered into as of [_________], 2018, by and between Blink Therapeutics Inc., a Delaware corporation (the “Company”) and the Broad Institute Inc., a Massachusetts non-profit corporation (the “Purchaser”).

WHEREAS, on the terms and subject to the conditions set forth herein, the Purchaser desires to subscribe for and purchase, and the Company proposes to sell to the Purchaser, [______] shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), as partial payment for the licenses and other rights granted to the Company by the Purchaser, pursuant to Section [_] of that certain License Agreement, by and between the Company and the Purchaser, dated as of [__________], 2018 (the “License Agreement”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth and of other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Purchase And Sale Of Shares.

1.1. Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, upon the execution hereof, the Company shall sell to the Purchaser, and the Purchaser shall purchase from the Company, the Shares as consideration for the licenses and other rights granted to the Company by the Purchaser pursuant to the License Agreement.

1.2. Delivery of Certificates Representing Purchased Shares. The Company shall deliver to the Purchaser a certificate in the name of the Purchaser representing the Shares purchased by the Purchaser.

1.3. Delivery of Joinder Agreements. The Purchaser shall deliver to the Company a joinder signature page to that certain Voting Agreement, by and among the Company and the parties set forth therein, dated on or about the date hereof, in substantially the form attached hereto as Exhibit A-1, and that certain Right of First Refusal and Co-Sale Agreement, by and among the Company and the parties set forth therein, dated on or about the date hereof, in substantially the form attached hereto as Exhibit A-2.

2. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof to the Company as follows:

2.1. Investment Representation. Such Purchaser is an “accredited investor” under Regulation D of the Securities Act. Such Purchaser is aware that the Shares have not been registered under the Securities Act, or qualified under any state securities laws. The Shares are being acquired for investment purposes only and not for sale or with a view to distribution of all or any part thereof in violation of the securities laws.

2.2. Access to Information. Such Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of its purchase of the Shares and regarding the business, financial affairs and other aspects of the Company, and it has further had the opportunity to obtain any information (to the extent the Company possesses or can acquire such information without unreasonable effort or expense) which it deems necessary to evaluate its investment or to verify the accuracy of information otherwise provided to it.

2.3. Restricted Securities. Such Purchaser understands that the Shares will be characterized as “restricted securities” under the Securities Act and that under such laws and applicable regulations, the Shares may be resold without registration under the Securities Act only in certain limited circumstances, and that otherwise the Shares must be held indefinitely. Such Purchaser further represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and the conditions which must be met in order for Rule 144 to be available for resale of “restricted securities,” and understands the resale limitations imposed by the Securities Act.

2.4. Authority. Such Purchaser has authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Purchaser and (assuming the due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

2.5. Organization. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

3. Representations and Warranties of the Company. The Company represents and warrants as of the date hereof to the Purchaser as follows:

3.1. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, sell the Shares and otherwise perform its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

3.2. Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.3. Capitalization. The authorized capital stock of the Company immediately prior to consummation of the transactions contemplated by this Agreement consists solely of [_______] shares of Common Stock, of which [________] shares are issued and outstanding, and [__________] shares of Preferred Stock of which [__________] shares are issued and outstanding. The Company has not adopted an equity incentive plan for issuance to officers, directors, employees and consultants of the Company. Other than as described above, immediately prior to consummation of the transactions contemplated by this Agreement, there are no outstanding shares of capital stock, convertible securities, outstanding warrants, options or other rights to subscribe for, purchase or acquire from Licensee any capital stock of Licensee and there are no contracts or binding commitments providing for the issuance of, or the granting of rights to acquire, any capital stock of Licensee or under which Licensee is, or may become, obligated to issue any of its securities.

3.4. Valid Issuance. All currently issued and outstanding shares of Company capital stock are duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. The Shares, when issued to the Purchaser under this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free of all preemptive rights. All currently issued and outstanding shares of Company capital stock and all shares when issued to the Purchaser under this Agreement were or will be, issued in accordance with all Applicable Law.

4. Preemptive Rights.

4.1. Subject to the terms and conditions of this Section 4 (Preemptive Rights) and applicable securities laws, if the Company proposes to offer or sell any New Securities after the Financing Threshold (as defined in the License Agreement) has been achieved, the Purchaser shall have the right to purchase from the Company that portion of such New Securities as equals the proportion that the Common Stock then held by the Purchaser (including all shares of Common Stock then issuable upon conversion or exercise, as applicable, of Preferred Stock and any other equity securities then held by the Purchaser) bears to the total Common Stock of Licensee then outstanding on a Fully-Diluted Basis (as defined in the License Agreement). Following notice by the Company to the Purchaser, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered in aggregate and the corresponding number the Purchaser has the right to purchase, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities, the Purchaser may elect to purchase or otherwise acquire, at the price and on the terms specified in the notice, up to that portion of such New Securities eligible for purchase by the Purchaser by notification to the Company within twenty (20) days after the offer notice is given. The Company must give notice to the Purchaser at least twenty-five (25) days in advance of the issuance of New Securities.

4.2. “New Securities” shall mean, collectively, equity securities of the Company, whether or not currently authorized, but shall not include (a) Exempted Issuances (as defined in the License Agreement), (b) shares of common stock issued or issuable, and options, warrants or other rights to purchase Common Stock issued or issuable to Licensee’s employees, consultants, officers, directors, or advisors as part of an incentive compensation arrangement or to Licensee’s former employees, consultants, officers, directors, or advisors as part of a settlement of any dispute regarding incentive compensation arrangements, (c) shares of Common Stock issued or issuable to banks, equipment lessors, real property lessors, financial institutions or other Persons engaged in the business of making loans pursuant to a debt financing, commercial leasing or real property leasing transaction, or (d) shares of Common Stock issued or issuable in connection with any settlement of any action, suit, proceeding or litigation.

4.3. The Purchaser may not assign the rights set forth pursuant to this Section 4 (Preemptive Rights) without the consent of the Company to any third party other than a holder of the Preferred Stock of the Company; provided, however, that the Purchaser may assign the foregoing right without the consent of the Company to (x) any third party other than a holder of the preferred stock of Licensee provided that in each such case, the Purchaser notifies the Company in writing in connection with the transfer of such rights or to [___] or [____].

4.4. The preemptive rights in this Section 4 (Preemptive Rights) shall not be applicable to (i) Exempted Securities (as defined in the Company’s Certificate of Incorporation, as it may be amended or restated from time to time); or (ii) shares of Common Stock issued in a public offering.

4.5. The covenants set forth in this Section 4 (Preemptive Rights) shall terminate and be of no further force or effect upon the earliest to occur of (i) immediately before the consummation of the Company’s first underwritten public offering of securities, or (ii) when the Company (or its ultimate parent company) first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, (iii) upon a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation, as it may be amended or restated from time to time), or (iv) upon the termination of the License Agreement.

5. Miscellaneous.

5.1. Governing Law. This Agreement and all matters arising hereunder shall be governed by and construed under the laws of the State of Delaware, without regard to its conflicts of law rules or provisions.

5.2. Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable under the Applicable Laws of any jurisdiction, (i) the remainder of this Agreement or the application of such provisions to other Persons or circumstances or in other jurisdictions shall not be affected thereby, (ii) such invalid, illegal, or unenforceable provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law, and (iii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

5.3. Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

5.4. Entire Agreement; Survival. This Agreement constitutes the entire agreement of the parties hereto in respect of the subject matter hereof and thereof, and supersedes any and all prior agreements or understandings between the parties hereto in respect of such subject matter. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances. The representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

[Reminder of Page Intentionally left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

BLINK THERAPEUTICS INC.

By:
Name:
Title:

THE BROAD INSTITUTE, INC.

By:
Name:
Title:

Exhibit 4.4.7

Arbitration

1.

If Broad and Licensee do not agree within [**] days upon (a) the allocation based on the relative contribution of value of the Royalty-Bearing Product and the Other Active Component(s) in a combination product as provided in Section 4.4.7 (Combination Products), or (b) whether or not Licensee has been engaged in active negotiations under Section 2.5.5.2 (Proposed Product Development Period), then either party may refer such disagreement (a “Dispute”) for resolution by arbitration in accordance with the terms of this Exhibit 4.4.7.

2.

If a party desires to pursue resolution of the Dispute, then the Dispute shall be submitted by either party for resolution in arbitration pursuant to the then current CPR Non-Administered Arbitration Rides (“CPR Rules”) (www.cpradr.org), except where they conflict with the provisions of this Exhibit 4.4.7, in which case these provisions control. The arbitration will be held in Boston, Massachusetts. All aspects of the arbitration shall be treated as confidential.

3.

The arbitrators will be chosen from the CPR Panel of Distinguished Neutrals, unless a candidate not on such panel is approved by both Parties in writing. Each arbitrator shall be an attorney (active or retired) admitted to practice in a state of the United States with at least [**] ([**]) years’ experience with a law firm or corporate law department of over [**] ([**]) lawyers, with a preference for substantial experience in negotiating or litigating complex transactions in the biopharmaceutical industry.

4.

The arbitration tribunal shall consist of a single arbitrator (having the qualifications referred to in Paragraph 3 above) if the Parties in their discretions agree, chosen in accordance with the CPR Rules. If the Parties are unable to so agree, then the arbitration tribunal shall consist of three (3) arbitrators (each having the qualifications referred to in Paragraph 3 above), of whom each party shall designate one in accordance with the “screened” appointment procedure provided in CPR Rule 5.4. The chair will be chosen in accordance with CPR Rule 6.4. Candidates for the arbitrator position(s) may be interviewed by representatives of the Parties in advance of their selection, provided that both Parties are represented.

5.

The Parties agree to select the arbitrator(s) within [**] days after initiation of the arbitration. The hearing will be concluded within [**] days after selection of the arbitrator(s), and the determination (as provided in Paragraph 8 below) will be rendered within [**] days after the conclusion of the hearing, or of any post-hearing briefing, which briefing will be completed by both sides within [**] days after the conclusion of the hearing. In the event the Parties cannot agree upon a schedule, then the arbitrator(s) shall set the schedule following the time limits set forth above as closely as practical.

6.

The hearing will be concluded in [**] hearing days or less. Multiple hearing days will be scheduled consecutively to the greatest extent possible. A transcript of the hearing shall be made and shall be made available to the arbitrator(s) and each party.

7.

The arbitrator(s) shall be guided, but not bound, by the then current CPR Protocol on Disclosure of Documents and Presentation of Witnesses in Commercial Arbitration (www.cpradr.org) (“Protocol”). The Parties will attempt to agree on modes of document disclosure, electronic discovery, witness presentation, etc. within the parameters of the Protocol. If the Parties cannot agree on discovery and presentation issues, the arbitrator(s) shall decide on presentation modes and provide for discovery guided by the Protocol, understanding that the Parties contemplate reasonable discovery.

8.

If the Dispute is a dispute under Section 1(a) of this Exhibit 4.4.7, the arbitrator(s) shall determine the fraction, C/C+D, by which total Net Sales of a combination product that is the subject of the Dispute shall be multiplied (as contemplated under Section 4.4.7 (Combination Products)) in a country during the applicable royalty reporting period prior to calculation of the royalty to Broad, where C is [**] and D is [**].

9.

If the Dispute is a dispute under Section 1(b) of this Exhibit 3.3.7, the arbitrator(s) shall determine whether, and for how long, Licensee has been engaged in active negotiations with the Proposing Party under Section 2.5.5.2 (Proposed Product Development Period).

10.

The arbitrator(s) shall decide the merits of any Dispute in accordance with the laws of the Commonwealth of Massachusetts, without application of any principle of conflict of laws that would result in reference to a different law. The arbitrator(s) may not apply principles such as “amiable compositeur” or “natural justice and equity.”

11.

The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing and shall endeavor to decide such motions as would a United States District Court Judge located in the District of Massachusetts. A determination shall be entered if a dispositive motion is granted that fully resolves the Dispute.

12.

The arbitrator(s) shall render a written opinion stating the reasons upon which the determination is based. The Parties irrevocably consent to the jurisdiction of any and all state and federal courts sitting in the Commonwealth of Massachusetts for the enforcement of the provisions of this Exhibit 4.4.7. Any other court with jurisdiction may act in the same fashion.

13.

Rule 14 of the CPR Rules does not apply to this Agreement. The Parties shall share equally the cost of the arbitration by the arbitrator(s), and each party shall bear its own costs and attorneys’ fees associated with the arbitration.

Exhibit 4.8

Success Payments

1. Definitions. Capitalized terms used in this Exhibit that are not otherwise defined in the Agreement to which this Exhibit is attached shall have the following meanings:

1.1. “Affiliate” means, with respect to a Person, organization or entity, any Person, organization or entity controlling, controlled by or under common control with, such Person, organization or entity. For purposes of this definition only, “control” of another Person, organization or entity will mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such Person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control will be presumed to exist when a Person, organization or entity (a) owns or directly controls fifty percent (50%) or more of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the other organization or entity. The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such cases such lower percentage will be substituted in the preceding sentence.

1.2. “Fair Market Value” [**].

1.3. “Multiple of Initial Equity” [**].

1.4. “Series A Preferred Stock” means shall mean Licensee’s Series A Preferred Stock, par value $0.0001 per share, and any securities received upon conversion thereof or in exchange therefor. [**].

1.5. “Success Payment Amount” means the positive difference, if any between (A) the amount ([**]) set forth in the table in Section 2 (Success Payments) of this Exhibit 4.7 set forth opposite the greatest Trigger Value that the Multiple of Initial Equity as of the [**] meets or exceeds, less (B) all payments that had previously been paid or become payable to Broad in accordance with Section 2 (Success Payments) on a prior [**].

1.6. “Success Payment Date” means (i) with respect to any Success Payment arising as a result of an [**], each such [**] (plus a grace period of up to [**] days at Licensee’s option if Licensee is evaluating in good faith whether to undertake a capital market transaction during the grace period such as a follow-on offering, provided that no grace period shall be available to Licensee as a result of a secondary offering with no primary offering component and Licensee shall not request such grace period more than [**] times during the [**]), (ii) with respect to any Success Payment arising as a result of a [**], the earlier of (a) the date on which any proceeds from the Licensee Sale are paid or distributed to any stockholder of Licensee and (b) the date that is [**] days after the [**], and (iii) with respect to any other Success Payment, the date that is the [**] pursuant to which such Success Payment obligation arises.

1.7. [**]

1.8. “Success Payment Value” means, with respect to each share of [**] and as of any [**], the aggregate of (i) all dividends and other distributions (including the fair market value of non-cash distributions) made to the holders of [**] with respect to each such share on or before the [**] and (ii) the [**] of each such share of [**] (excluding any dividends and other distributions included under the foregoing clause (i)) as of such [**].

1.9. [**]

2. Success Payments.

2.1. [**]. If the Multiple of Initial Equity as determined with respect to such [**] is equal to or exceeds any of the values of the Multiple of Initial Equity set forth in the table below (the “Trigger Values”), Licensee shall notify Broad, or its designee, within [**] calendar days of such [**] and pay to Broad or its designee an aggregate payment equal to the Success Payment Amount. Such Success Payment Amount shall payable within [**] days of the Success Payment Date with respect to such Success Payment Amount, in cash or, in the Licensee’s sole discretion and subject to Section 2.2 (Registration Rights) of this Exhibit 4.7, in publicly tradable shares of the Licensee’s common stock (“Success Shares”), or any combination thereof. For clarity, no more than One Hundred Five Million Dollars ($105,000,000) shall be owed by Licensee in the aggregate under this Section 2 (Success Payments).

[**]	Success Payment (U.S. Dollars)
[**]	Five Million Dollars ($5,000,000)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	One Hundred Five Million Dollars ($105,000,000)

Notwithstanding any termination of the [**], Licensee’s obligation to pay the Success Payment Amount already earned and accrued with respect to a transaction (taking account of all payments received under such transaction, including post-closing payments) at the time of the termination of the [**], shall survive such termination of the [**] until such payment has actually been made in full. Furthermore, notwithstanding any termination of the [**] or any other provision to the contrary herein, any post-closing payments will be aggregated with all prior payments made at the closing of the applicable transaction for purposes of determining the Success Payment Value and any Success Payment Amount due, with the Success Payment Value and the Success Payment Amount being recalculated as post-closing payments are received, and giving such post-closing payment the same weight in the calculation of the Success Payment Amount as payments that had already been received pursuant to the transaction as of its [**].

For purposes of this Section 2 (Success Payments) of this Exhibit 4.7 (and the other provisions of this Section 2 (Success Payments) to the extent necessary for the application or interpretation of the terms of this Section 2 (Success Payments)), the term “Licensee” shall include the term “Acquirer”; provided that, notwithstanding anything in this Exhibit 4.7 to the contrary, in the event of a consummation of a Beam Change of Control transaction, (a) the term “Series A Preferred Stock” shall be replaced by the term “Beam Series A Preferred Stock”, (b) the term “Series B Preferred Stock” shall be replaced by the term “Beam Series B Preferred Stock” and (c) the term “Series A Investors” shall be replaced by “Beam Series A Investors”.

2.2. Registration Rights.

2.2.1. Prior to the issuance of any Success Shares, Licensee shall file a registration statement on Form S-1 or Form S-3 filed by Licensee with the Securities and Exchange Commission under the Securities Act (a “Resale Registration Statement”) to permit the resale by Broad or its designee of all of such Success Shares. Such Resale Registration Statement shall have been declared effective by the Securities and Exchange Commission on or before the date of issuance of any Success Shares. All expenses related to the registration, qualification or compliance with registration of the Success Shares shall be borne by Licensee.

2.2.2. Any Resale Registration Statement shall include a “final” prospectus, including the information required by Item 507 of Regulation S-K of the Securities Act, as provided by the holders of the Success Shares covered by such Resale Registration Statement. Notwithstanding the foregoing, before filing the Resale Registration Statement, Licensee shall furnish to Broad a copy of the Resale Registration Statement and afford Broad a reasonable opportunity to review and comment on the Resale Registration Statement. Broad shall furnish to Licensee such information regarding itself and its designees as Licensee may reasonably request and as shall be reasonably required in connection with any Resale Registration Statement referred to in this Agreement. Broad agrees to, as promptly (and in any event prior to any sales made pursuant to a prospectus), furnish to Licensee all information required to be disclosed in order to make the information previously furnished to Licensee by Broad not misleading.

2.2.3. If the Resale Registration Statement has not been declared effective on or before the date the shares are issued and the per share price of the Success Shares declines between such date of issuance and the date such Resale Registration Statement is declared effective, then Licensee shall pay to Broad promptly following such effectiveness date, an amount equal to the product of the number of Success Shares issued to Broad multiplied by the difference between the per share closing price of the Success Shares on date of issuance minus the closing per share price of the Success Shares on the effectiveness date. Licensee and Broad agree that the payment described in this Section 2.2.3 shall be the sole and exclusive remedy with respect to any breach of the second sentence of Section 2.2.1.

3. Fair Market Value. The Fair Market Value with respect to each share of [**] as of any [**] shall be determined as follows:

3.1. With respect to any Success Payment arising as a result of the [**], the “Fair Market Value” will be the volume weighted average of the closing trading prices of a share of the common stock of Licensee over the consecutive [**] period ending on the applicable [**] as calculated using the VWAP function on a Bloomberg Terminal.

3.2. With respect to any [**] in which the sole consideration received for each share of Series A Preferred Stock is cash, the “Fair Market Value” will be the cash received for each share of Series A Preferred Stock.

3.3. With respect to any [**] in which the sole consideration received for each share of Series A Preferred Stock is common stock traded on a national securities exchange, the “Fair Market Value” with the price per share of each such share of common stock multiplied by the number of shares of such stock for each share of Series A Preferred Stock.

3.4. With respect to any [**] in which the consideration received for each share of Series A Preferred Stock is other than solely cash, or securities traded on a national exchange, then the “Fair Market Value” shall be the cash, marketable securities, or other property received for each share of the Licensee’s Series A Preferred Stock in such transaction, determined as set forth below and in accordance with the Fair Market Value Methodology (as defined in Section 4.5 (Notice of and Objection to Fair Market Value) of this Exhibit 4.7).

4. Notice of and Objection to Fair Market Value.

4.1. Within [**] calendar days of the [**], Licensee shall deliver to Broad a proposed Fair Market Value by written notice (the “Licensee Notice”), which notice shall include a description of the method used to calculate, and the details of the calculation of, such Fair Market Value. If Broad does not object to such written notice by delivering written notice to Licensee of Broad’s objection within [**] calendar days (an “Objection Notice”), the Fair Market Value shall be the Fair Market Value proposed in such Licensee Notice. Within [**] calendar days of the delivery of such Objection Notice (the end of such [**] calendar day period being the “Trigger Date”), each of Broad and Licensee shall consult with each other and attempt in good faith to agree upon a Fair Market Value with the Fair Market Value being the price so agreed in writing if agreement is reached within such time period.

4.2. If Broad and Licensee fail to mutually agree on a Fair Market Value by the Trigger Date, then a Person(s) selected in accordance with the provisions of Section 4.4 (Notice of and Objection to Fair Market Value) of this Exhibit 4.7, to act as an expert and not as an arbitrator (the “Valuation Expert”), at the expense of each of Broad and Licensee in equal proportions, for the purpose of making the determination referred to here, with such Valuation Expert instructed to determine its independent estimate of the Fair Market Value (the “Valuation Expert’s Estimate”) in accordance with the Fair Market Value Methodology within [**] calendar days after being appointed (it being understood that neither Party shall provide the Valuation Expert with its respective Fair Market Value Notices nor disclose to such Valuation Expert the contents thereof and that the Parties shall make available to such Valuation Expert access on a confidential basis to such books, accounts, records and forecasts as reasonably requested and believed to be necessary to determine the Fair Market Value).

4.3. The Fair Market Value shall then conclusively be deemed to equal the Valuation Expert’s Estimate, and such value shall be final and binding on the Parties hereto (it being understood that for the avoidance of doubt no Party shall be able to contest the Valuation Expert’s Estimate based on any claim of non-adherence to the Fair Market Value Methodology).

4.4. If Licensee and Broad fail to mutually agree on a Valuation Expert within [**] calendar days of the Trigger Date, each of Licensee and Broad shall, within [**] calendar days thereafter, appoint two independent public accountants (that shall each not be an Affiliate or service provider of any of Licensee or its Affiliates or Broad at the time of arbitration), who shall try to mutually agree on a third party Valuation Expert. If such independent public accountants fail to mutually agree on such Valuation Expert within [**] calendar days from appointment, each of such independent public accountants shall appoint two additional independent public accountants within [**] calendar days, and the Valuation Expert will be selected from among the four (4) independent public accountants by drawing lots. The Success Payment Date will be extended by up to [**] calendar days if necessary to complete the process of designation of the Valuation Expert.

4.5. All Fair Market Value determinations set forth in any Fair Market Value Notice pursuant to this Exhibit 4.7 and all valuations estimated or determined by the Valuation Expert must adhere to the following requirements (the “Fair Market Value Methodology”):

4.5.1. subject to the below, be in accordance with industry standard valuation methodologies including but not limited to revenues, price-earnings ratio, free cash flow, EBITDA multiples or other appropriate metrics;

4.5.2. be, subject to Section 4.5.3 (Notice of and Objection to Fair Market Value) of this Exhibit 4.7, based on the actual historical results of the operations of Licensee as reflected on its audited and unaudited financial statements and reasonable forecasts of up to [**] years assuming ordinary course of operations of Licensee consistent with past practice unless Licensee’s results of operations show a loss for any portion of such period; and

4.5.3. for the avoidance of doubt, specifically, take into full account the working capital balances of Licensee and assume that any financial indebtedness or negative working capital balances of Licensee are paid off or offset in full with available cash (with the consequences or repayment or failure to offset with available cash transferred reflected as a degradation to the Fair Market Value).

Exhibit 8.2

Option Agreement

Exhibit 8.3

Services Agreement